 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257581
PROSPECTUS
Desktop Metal, Inc.
3,376,696 Shares of Class A Common Stock

This prospectus relates to the resale, from time to time, of up to 3,376,696 shares of our Class A common stock by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus, or the Selling Securityholders.
We will not receive any proceeds from the sale of the shares by the Selling Securityholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A common stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A common stock.
Our Class A common stock is listed on the NYSE under the symbol “DM”. On August 19, 2021, the closing sale price of our Class A common stock as reported on the NYSE was $7.34.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Our business and investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2021.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 3,376,696 shares of Class A common stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Class A common stock by the Selling Securityholders.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “company” and “Desktop Metal” refer to the consolidated operations of Desktop Metal, Inc. and its subsidiaries. References to “Trine” refer to the company prior to the consummation of the Business Combination and references to “Legacy Desktop Metal” refer to Desktop Metal Operating, Inc. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, our business strategy, plans and prospects, existing and prospective products, research and development costs, timing and likelihood of success, and plans, market growth, trends, events and our objectives of management for future operations and results, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following: the impact of the COVID-19 pandemic on our business, including on our third-party suppliers;
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our ability to realize the benefits of our acquisitions;

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our ability to continue to develop new products and innovations to meet constantly evolving customer demands;

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our ability to design, produce, launch and commercialize additive manufacturing systems on the planned timelines;

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our ability to develop a recurring stream of revenue through the sale of consumables and service contracts related to the additive manufacturing systems;

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our acquisition of, or investment in, other businesses, patents, technologies, products or services to grow our business;

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our ability to attract, train and retain key management and other key personnel;

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our ability to enhance future operating and financial results;

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compliance with laws and regulations applicable to our business;

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our ability to successfully defend against litigation;

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our ability to upgrade, maintain and avoid disruptions to our information technology systems;

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our ability to protect and defend our intellectual property; and

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our ability to meet future liquidity requirements and comply with restrictive covenants related to long term indebtedness.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A common stock.
Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. We offer a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services, with support for metals, composites, polymers, ceramics, sands, biocompatible materials, wood and elastomers. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development.
At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. It has the capacity to change the way parts of nearly all materials are designed, manufactured and sold around the world, and it provides businesses of all sizes the means to make high performance products faster, more sustainably, and at costs and volumes competitive with conventional manufacturing processes. Our mission is to make Additive Manufacturing 2.0 accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high growth industries that will drive global economic growth in the years to come.
Recent Developments
On May 7, 2021, we, Diamond US Merger Sub, Inc., Diamond US LLC, Adaptive 3D Holdings, Inc., or Adaptive 3D, and Fortis Advisor LLC entered into an Agreement and Plan of Merger, or the A3D Merger Agreement, pursuant to which we acquired Adaptive 3D for an aggregate purchase price of $24.1 million in cash and 3,133,276 shares of our Class A common stock, or the A3D Acquisition. Pursuant to the A3D Merger Agreement, we agreed to register the resale of the shares issued in the A3D Acquisition by the selling securityholders.
On June 10, 2021, we entered into a Share Purchase Agreement with Beacon Bio, Inc., pursuant to which we acquired all outstanding securities of Beacon Bio, Inc. for an aggregate purchase price of $5.7 million in cash and $4.3 million in fully vested RSUs for shares of our Class A common stock, subject to certain adjustments and contingencies.
On June 24, 2021, we entered into a Share Purchase Agreement with DM Belgium BV/SRL, Aerosint SA, or Aerosint, the sellers named therein and representatives of such sellers, pursuant to which we acquired all outstanding securities of Aerosint for an aggregate purchase price of $5.0 million in cash and $12.5 million in shares of our Class A common stock, subject to certain adjustments and contingencies, or the Aerosint Acquisition. Pursuant to the Share Purchase Agreement, on June 24, 2021, we issued 879,922 shares of our Class A common stock as partial consideration for the Aerosint Acquisition. Pursuant to the Share Purchase Agreement, we agreed to register the resale of the shares issued in the Aerosint Acquisition by the selling securityholders.
Risk Factors
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:
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We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future. As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our efforts to do so, or our failure to do so successfully, could disrupt our business and have an adverse impact on our financial condition.
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We may experience difficulties in integrating the operations of acquired companies into our business and in realizing the expected benefits of these acquisitions.

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We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.

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If demand for our products does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.

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The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.

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Future sales, or the perception of future sales, of our Class A common stock by us or our existing stockholders in the public market could cause the market price for our Class A common stock to decline.

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We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.

Corporate Information
We were incorporated under the laws of the state of Delaware on September 26, 2018 under the name Trine Acquisition Corp. Upon the closing of the Business Combination, we changed our name to Desktop Metal, Inc. Our principal executive offices are located at 63 3rd Street, Burlington, Massachusetts 01803 and our telephone number is (978) 224-1244. Our website address is www.desktopmetal.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities. However, if (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three- year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly report under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering
Class A common stock offered by selling securityholders
3,376,696 shares
Use of proceeds
We will not receive any proceeds from the sale of shares by the selling securityholders.
Risk factors
You should carefully read the “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A common stock.
NYSE symbol for our Class A common stock
“DM”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Financial Position and Need for Additional Capital
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability in the future.
We experienced net losses in each year from our inception, including net losses of $90.4 million and $103.6 million for the years ended December 31, 2020 and 2019, respectively. We believe we will continue to incur operating losses and negative cash flow in the near-term as we continue to invest significantly in our business, in particular across our research and development efforts and sales and marketing programs. These investments may not result in increased revenue or growth in our business.
In addition, as a public company, we incur significant additional legal, accounting and other expenses that we did not incur as a private company. These increased expenditures may make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have generated revenue in the past, we have only recently begun commercial shipments of several of our announced additive manufacturing solutions, some of which are expected to generate a substantial portion of our revenue going forward, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may be larger than anticipated, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.
Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Much of our growth has occurred in recent periods. Our limited operating history may make it difficult for you to evaluate our current business and our future prospects, as we continue to grow our business. Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer, and the trading price of our stock may decline. We intend to derive a substantial portion of our revenues from the sales of a number of products which are either in the late stages of development or began commercial shipments in late 2020. We continue to develop additional products which are scheduled to begin commercial shipments in 2021. There are no assurances that we will be able to secure future business with customers or that such products will begin commercial shipments on our planned timelines.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our operating results and financial condition may fluctuate from period to period.
Our operating results and financial condition fluctuate from quarter-to-quarter and year-to-year and are likely to continue to vary due to a number of factors, many of which will not be within our control. Both our business and the additive manufacturing industry are changing and evolving rapidly, and our historical operating results may not be useful in predicting our future operating results. If our operating results do not meet the guidance that we provide to the marketplace or the expectations of securities analysts or investors, the market price of our Class A common stock will likely decline. Fluctuations in our operating results and financial condition may be due to a number of factors, including:
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the degree of market acceptance of our products and services;

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our ability to compete with competitors and new entrants into our markets;

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the mix of products and services that we sell during any period;

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the timing of our sales and deliveries of our products to customers;

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the geographic distribution of our sales;

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changes in our pricing policies or those of our competitors, including our response to price competition;

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changes in the amount that we spend to develop and manufacture new products or technologies;

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changes in the amounts that we spend to promote our products and services;

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changes in the cost of satisfying our warranty obligations and servicing our installed customer base;

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expenses and/or liabilities resulting from litigation;

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delays between our expenditures to develop and market new or enhanced solutions and the generation of revenue from those solutions;

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unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

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disruptions to our information technology systems or our third-party contract manufacturers;

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general economic and industry conditions that effect customer demand;

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the impact of the COVID-19 pandemic on our customers, suppliers, manufacturers and operations; and

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changes in accounting rules and tax laws.

In addition, our revenues and operating results may fluctuate from quarter-to-quarter and year-to-year due to our sales cycle and seasonality among our customers. Generally, our additive manufacturing solutions are subject to the adoption and capital expenditure cycles of our customers. As a result, we typically conduct a larger portion of our business during the first and fourth quarters of our fiscal year relative to the second and third quarters. Additionally, for our more complex solutions, which may require additional facilities investment, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our inventory levels and overall financial condition.
Due to the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-over-quarter and year-over-year comparisons of our operating results as an indicator of our future performance.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Risks Related to Acquisitions
As part of our growth strategy, we intend to continue to acquire or make investments in other businesses, patents, technologies, products or services. Our efforts to do so, or our failure to do so successfully, could disrupt our business and have an adverse impact on our financial condition.
As part of our business strategy, we plan to acquire or invest in other companies, patents, technologies, products or services. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or consummate any such acquisitions if we cannot reach an agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transaction from being consummated. The identification of potential targets, negotiation with targets and due diligence may divert management’s attention from their day-to-day responsibilities and require the incurrence of related costs. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, and may continue to increase, which may result in an increase in the costs of acquisitions or cause us to refrain from making certain acquisitions. We may not be able to complete future acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:
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diversion of management’s attention from their day-to-day responsibilities;

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unanticipated costs or liabilities associated with the acquisition;

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incurrence of acquisition-related costs, which would be recognized as a current period expense;

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problems integrating the purchased business, products or technologies;

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challenges in achieving strategic objectives, cost savings and other anticipated benefits;

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inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

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the difficulty of incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

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difficulty in maintaining controls, procedures and policies during the transition and integration;

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challenges in integrating the new workforce and the potential loss of key employees, particularly those of the acquired business; and

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use of substantial portions of our available cash or the incurrence of debt to consummate the acquisition.

If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing shareholders, incur indebtedness, assume contingent liabilities or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period.
Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our product lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that our acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies. In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
We may experience difficulties in integrating the operations of acquired companies into our business and in realizing the expected benefits of these acquisitions.
Acquisition involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations. The success of recent acquisitions will depend in part on our ability to realize the anticipated business opportunities from combining the operations of acquired companies with our business in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisitions, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of acquired companies with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisitions, and our business, results of operations and financial condition could be materially and adversely affected.
We have incurred significant costs in connection with the recent acquisitions. The substantial majority of these costs are non-recurring acquisition expenses. These non-recurring costs and expenses are reflected in the unaudited pro forma condensed combined financial information included elsewhere in this prospectus. We may incur additional costs in the integration of acquired companies, and may not achieve cost synergies and other benefits sufficient to offset the incremental costs of these acquisitions.
Risks Related to Our Business and Industry
We may experience significant delays in the design, production and launch of our additive manufacturing solutions, and we may be unable to successfully commercialize products on our planned timelines.
Several of our additive manufacturing solutions are still under development. There are often delays in the design, testing, manufacture and commercial release of new products, and any delay in the launch of our products could materially damage our brand, business, growth prospects, financial condition and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our products under development, we may fail to develop a commercially successful product on the timeline we expect for a number of reasons, including:
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misalignment between the products and customer needs;

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lack of innovation of the product;

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failure of the product to perform in accordance with the customer’s industry standards;

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ineffective distribution and marketing;

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delay in obtaining any required regulatory approvals;

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unexpected production costs; or

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release of competitive products.

Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities in a timely manner. Upon demonstration, our customers may not believe that our products and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with another larger and more established company or may take longer than expected to make the decision to order our products. Significant revenue from new product investments may not be achieved for a number of years, if at all. If the timing of our launch of new products and/or of our customers’ acceptance of such products is different than our assumptions, our revenue and results of operations may be adversely affected.
Additionally, we are building out parts-as-a-service offering for customers, which may present similar challenges to those outlined above with respect to the design, production, and launch of new additive manufacturing solutions. In particular, we may fail to develop a commercially successful offering if we are unable to meet customer needs or industry standards, if we fail to meet customer price expectations, or if our marketing and distribution strategy proves ineffective. If we are unsuccessful in establishing such an offering, sales of our additive manufacturing solutions and our overall operating results could suffer. To date we have not recognized any material revenues from the parts-as-a-service business model.
Our business activities may be disrupted due to the outbreak of the COVID-19 pandemic.
We face various risks and uncertainties related to the global outbreak of COVID-19. In recent months, the continued spread of COVID-19 has led to disruption and volatility in the global economy and capital markets, which increases the cost of capital and adversely impacts access to capital. Government-enforced travel bans and business closures around the world have significantly impacted our ability to sell, install and service our additive manufacturing systems at customers around the world. It has, and may continue to, disrupt our third-party contract manufacturers and supply chain. We currently anticipate customer payment delays for our products which could negatively impact our results of operations. We also expect some delays in installation of our products at customers’ facilities, which could lead to postponed revenue recognition for those transactions. Furthermore, if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the COVID-19 pandemic, our operations will likely be adversely impacted.
If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operations.
Changes in our product mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of products and services we sell during a given period. Our products are sold, and will continue to be sold, at different price points. Sales of certain of our products have, or are expected to have, higher gross margins than others. If our product mix shifts too far into lower gross margin products, and we are not able to sufficiently reduce the engineering, production and other costs associated with those products or substantially increase the sales of our higher gross margin products, our profitability could be reduced. Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.
If we fail to meet our customers’ price expectations, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
Demand for our product lines is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our products and product lines could be negatively impacted and our business and results of operations could suffer.
We use, and plan to continue using, different pricing models for different products. For example, we plan to use a hardware-as-a-service annual subscription pricing model for certain new products. Such pricing models are still relatively new to some of our customers and may not be attractive to them, especially in regions where they are less common. If customers resist such pricing models, our revenue may be adversely affected, and we may need to restructure the way in which we charge customers for our products. To date, while we have accepted pre-orders for our Fiber solution with hardware-as-a-service annual subscription pricing, we have not recognized material revenue from such orders, or associated with our hardware-as-a-service annual subscription model in general.
Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operation, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our systems sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs are fixed and cannot readily be reduced, which diminishes the positive impact of our restructuring programs on our operating results. To the extent the demand for our products slows, or the additive manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations.
Our business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of our consumables and service contracts. If that recurring stream of revenues does not develop as expected, or if our business model changes as the industry evolves, our operating results may be adversely affected.
Our business model is dependent, in part, on our ability to maintain and increase sales of our proprietary consumables and service contracts as they generate recurring revenues. Existing and future customers of our systems may not purchase our consumables or related service contracts at the same rate at which customers currently purchase those consumables and services. In addition, our entry-level systems focused on low- volume production generally use a lower volume of consumables relative to our higher-end systems focused on high-volume production. If our current and future customers purchase a lower volume of our consumable materials or service contracts, or if our entry-level systems represent an increasing percentage of our future installed customer base, resulting overall in lower purchases of consumables and service contracts on average than our current installed customer base, our recurring revenue stream relative to our total revenues would be reduced and our operating results would be adversely affected.
If demand for our products does not grow as expected, or if market adoption of additive manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
The industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve 3D printing technology, is undergoing a shift towards additive manufacturing.

We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of additive manufacturing technologies or our products may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards additive manufacturing. If additive manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, or if the marketplace adopts additive manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our products, and our operating results would be adversely affected as a result.
Reservations for our Production System P-50 solution may not convert to purchase orders.
Our Production System P-50 solution is in the late stages of development, and while select early customers are operational with this solution, commercial shipments are not scheduled to begin until the second half of 2021 and may occur later or not at all. As a result, we have accepted reservations for the Production System P-50, most of which are accompanied by a financial deposit. Given the anticipated lead times between reservations and the date of delivery of the Production System P-50s, there is a risk that customers who place reservations may ultimately decide not to convert such reservations into purchase orders and take delivery of their reserved Production System P-50 due to potential changes in customer preferences, competitive developments or other factors. As a result, no assurance can be made that reservations will result in the purchase of our Production System P-50s, and any such failure to convert these reservations could harm our business, prospects, financial condition and operating results.
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.
Our additive manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a machine has been used. This could result in delayed market acceptance of those products or claims from resellers, customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.
We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.
The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.
Our operations could suffer if we are unable to attract and retain key management or other key employees.
We believe our success has depended, and continues to depend, on the efforts and talents of our senior management and other key personnel, including, in particular, our co-founder, chief executive officer, and chairman, Ric Fulop. Our executive team is critical to the management of our business and operations, as well as to the development of our strategy. Members of our senior management team may resign at any time. Our Chief Financial Officer resigned effective as of February 12, 2021 and we have appointed a new Chief Financial Officer. The loss of the services of any members of our senior management team, especially Mr. Fulop, could delay or prevent the successful implementation of our strategy or our commercialization of new applications for our systems or other products, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. There is no assurance that if any senior executive leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any adverse impact on our operations.

To support the continued growth of our business, we must also effectively recruit, hire, integrate, develop, motivate and retain additional new employees. High demand exists for senior management and other key personnel (including scientific, technical, engineering, financial and sales personnel) in the additive manufacturing industry, and there can be no assurance that we will be able to retain our current key personnel. We experience intense competition for qualified personnel. While we intend to continue to provide competitive compensation packages to attract and retain key personnel, some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. Moreover, new employees may not become as productive as we expect since we may face challenges in adequately integrating them into our workforce and culture. If we cannot attract and retain sufficiently qualified technical employees for our research product development activities, as well as experienced sales and marketing personnel, we may be unable to develop and commercialize new products or new applications for existing products. Furthermore, possible shortages of key personnel, including engineers, in the regions surrounding our Boston facility could require us to pay more to hire and retain key personnel, thereby increasing our costs. Since March 2020, we have had many employees working remotely to protect the health and safety of our employees, contractors, customers and visitors. We also shifted customer, industry and other stakeholder events to virtual-only experiences, and may similarly alter, postpone or cancel other events in the future. Given our limited history with remote operations, the long-term impacts are uncertain.
All of our U.S. employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work, and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. If we cannot demonstrate that our legally protectable interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.
If we fail to grow our business as anticipated, our net sales, gross margin and operating margin will be adversely affected. If we grow as anticipated but fail to manage our growth and expand our operations accordingly, our business may be harmed and our results of operation may suffer.
Over the past several years, we have experienced rapid growth, and we are attempting to continue to grow our business substantially. To this end, we have made, and expect to continue to make, significant investments in our business, including investments in our infrastructure, technology, marketing and sales efforts. These investments include dedicated facilities expansion and increased staffing, both domestic and international. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.
We may experience significant delays or obstacles to realizing the success of our newly-launched Desktop Health business line.
In March 2021, we launched our Desktop Health business line, which aims to leverage our proprietary additive manufacturing technologies and materials to grow the market for existing applications in the healthcare and dental markets and identify, develop and/or commercialize future solutions for personalized patient care spanning dentistry, orthodontics, dermatology, orthopedics, cardiology, plastic surgery and printed regenerative tissues and grafts. This business operates in a highly competitive space which may make it difficult for us to implement business plans and expectations and identify and realize opportunities. In addition, this business and its technology, products, materials and applications may be subject to strict regulatory requirements in the United States and other countries. The success of this business will also depend on our ability to attract, hire and retain qualified personnel, establish sales, marketing and distribution infrastructure, and establish and maintain supply and manufacturing relationships.
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling machines and other products in non-United States locations.
Our products and services are distributed in more than 60 countries around the world, and we derive a substantial percentage of our sales from these international markets. In 2020, we derived approximately 60% of our revenues from countries outside the United States. Accordingly, we face significant operational risks from doing business internationally.
Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. We incur currency transaction risks if we were to enter into either a purchase or a sale transaction using a different currency from the currency in which we report revenues. In such cases we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.
Other risks and uncertainties we face from our global operations include:
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difficulties in staffing and managing foreign operations;

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limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

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potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

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costs and difficulties of customizing products for foreign countries;

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challenges in providing solutions across a significant distance, in different languages and among different cultures;

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laws and business practices favoring local competition;

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being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

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specific and significant regulations, including the European Union’s General Data Protection Regulation, or GDPR, which imposes compliance obligations on companies who possess and use data of EU residents;

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uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

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compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

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tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

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operating in countries with a higher incidence of corruption and fraudulent business practices;

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changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

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potential adverse tax consequences arising from global operations;

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seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

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rapid changes in government, economic and political policies and conditions; and

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political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.

In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to 3D printing technologies, components and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell 3D printers in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
In the future, some of our arrangements for additive manufacturing solutions may contain customer-specific provisions that may impact the period in which we recognize the related revenues under GAAP.
Some customers that purchase additive manufacturing solutions from us may require specific, customized factors relating to their intended use of the solution or the installation of the product in the customers’ facilities. These specific, customized factors are occasionally required by the customers to be included in our commercial agreements relating to the purchases. As a result, our responsiveness to our customers’ specific requirements has the potential to impact the period in which we recognize the revenue relating to that additive manufacturing system sale.
Similarly, some of our customers must build or prepare facilities to install a subset of our additive manufacturing solutions, and the completion of such projects can be unpredictable, which can impact the period in which we recognize the revenue relating to that additive manufacturing solution sale.
We rely on our information technology systems to manage numerous aspects of our business and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In addition, during the COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attack or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber- event or otherwise:
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our operations are disrupted or shut down;

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our confidential, proprietary information is stolen or disclosed;

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we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;

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we must dedicate significant resources to system repairs or increase cyber security protection; or

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we otherwise incur significant litigation or other costs.

If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our additive manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
Our current levels of insurance may not be adequate for our potential liabilities.
We maintain insurance to cover our potential exposure for most claims and losses, including potential product and non-product related claims, lawsuits and administrative proceedings seeking damages or other remedies arising out of our commercial operations. However, our insurance coverage is subject to various exclusions, self-retentions and deductibles. We may be faced with types of liabilities that are not covered under our insurance policies, such as environmental contamination or terrorist attacks, or that exceed our policy limits. Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition.
In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process.
Global economic, political and social conditions and uncertainties in the markets that we serve may adversely impact our business.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. The recent declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and other countries may cause end-users to further delay or reduce technology purchases.
We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.
For example, the possibility of an ongoing trade war between the United States and China may impact the cost of raw materials, finished products or components used in our products and our ability to sell our products in China. Other changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. In addition, the ongoing negotiations about transitioning the United Kingdom from the European Union following its formal exit on January 31, 2020 may result in the imposition of tariffs that could have an adverse impact on our results of operation. Additionally, there also is a risk that other countries may decide to leave the European Union. This uncertainty surrounding this transition not only potentially affects our business in the United Kingdom and the European Union, but also may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. In extreme cases, we could experience interruptions in production due to the processing of customs formalities or reduced customer spending in the wake of weaker economic performance. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.
In connection with the Business Combination, we identified material weaknesses in our internal controls over financial reporting. Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes- Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.
Following the Business Combination, our management has significant requirements for enhanced financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements in our consolidated financial statements, which could harm our operating results. In addition, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal controls over financial reporting.
In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. We present certain non-GAAP financial measures in this prospectus and intend to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present our non- GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock.
Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable NYSE listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our Class A common stock.
In connection with the Business Combination, our management and auditors determined that material weaknesses existed in our internal control over financial reporting due to the fact that we had not completed an annual or quarterly close under a timeline that would be compatible with public company filing deadlines, and with our limited accounting department personnel, this may not be achievable. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. While we have instituted plans to remediate the issue described above and continue to take remediation steps, including hiring additional personnel, including a vice president of accounting with public company experience, we continued to have a limited number of personnel with the level of GAAP accounting knowledge, specifically related to complex accounting transactions, commensurate with our financial reporting requirements.
Although we believe the hiring of additional accounting resources, implementation of additional reviews and processes requiring timely account reconciliations and analysis and implementation of processes and controls to better identify and manage segregation of duties will remediate the material weakness with respect to insufficient personnel, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weakness, our ability to record, process, and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, to may adversely affect our reputation and business and the market price of our Class A common stock.
The additive manufacturing industry in which we operate is characterized by rapid technological change, which requires us to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of our products.
Our revenues are derived from the sale of additive manufacturing systems and related consumables and services. We have encountered and will continue to encounter challenges experienced by growing companies in a market subject to rapid innovation and technological change. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in additive manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our products either generally or for particular applications. Our ability to compete in the additive manufacturing market depends, in large part, on our success in developing and introducing new additive manufacturing systems and technology, in improving our existing products and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our products and technologies in order to remain competitive. However, we may not be able to:
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develop cost effective new products and technologies that address the increasingly complex needs of prospective customers;

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enhance our existing products and technologies;

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respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

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adequately protect our intellectual property as we develop new products and technologies;

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identify the appropriate technology or product to which to devote our resources; or

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ensure the availability of cash resources to fund research and development.

Even if we successfully introduce new additive manufacturing products and technologies and enhance our existing products and technologies, it is possible that these will eventually supplant our existing products or that our competitors will develop new products and technologies that will replace our own. As a result, any of our products may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
The additive manufacturing industry is competitive. We expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.
The additive manufacturing industry in which we operate is fragmented and competitive. We compete for customers with a wide variety of producers of additive manufacturing and/or 3D printing equipment that creates 3D objects and end-use parts, as well as with providers of materials and services for this equipment.

Some of our existing and potential competitors are researching, designing, developing and marketing other types of products and services that may render our existing or future products obsolete, uneconomical or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than we do, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets, any of which may enable them to compete effectively against us. For example, a number of companies that have substantial resources have announced that they are beginning production of 3D printing systems, which will further enhance the competition we face.
Future competition may arise from the development of allied or related techniques for equipment, materials and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain products and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and distribution network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new products and technologies, demand for our products may decline, and our operating results may suffer.
Because the additive manufacturing market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for additive manufacturing technology and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including our estimates that the size of the total addressable market is expected to be approximately $146 billion in 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not consider the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
Risks Related to Third Parties
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device or automobile, that could result in death, personal injury, property damage, loss of production, punitive damages and consequential damages. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims.
We attempt to include legal provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Any such lawsuit, regardless of merit, could result in material expense, diversion of management time and efforts and damage to our reputation, and could cause us to fail to retain or attract customers, which could adversely affect our results of operations.
We could face liability if our additive manufacturing solutions are used by our customers to print dangerous objects.
Customers may use our additive manufacturing systems to print parts that could be used in a harmful way or could otherwise be dangerous. For example, there have been news reports that 3D printers were used to print guns or other weapons. We have little, if any, control over what objects our customers print using our products, and it may be difficult, if not impossible, for us to monitor and prevent customers from printing weapons with our products. While we have never printed weapons on any printers in our offices, there can be no assurance that we will not be held liable if someone were injured or killed by a weapon printed by a customer using one of our products.
We depend on our network of resellers and our business could be adversely affected if they do not perform as expected.
We rely heavily on our global network of resellers to sell our products and to provide installation and support services to customers in their respective geographic regions. These resellers may not be as effective in selling our products or installing and supporting our customers as we expect. Further, our contracts with our resellers provide for termination for convenience, and if our contracts with a significant number of resellers, or with the most effective resellers, were to terminate or if they would otherwise fail or refuse to sell certain of our products, we may not be able to find replacements that are as qualified or as successful in a timely manner, if at all. In addition, if our resellers do not perform as anticipated, or if we are unable to secure qualified and successful resellers, our sales will suffer, which would have an adverse effect on our revenues and operating results. Because we also depend upon our resellers to provide installation and support services for products, if our reseller relationship were terminated or limited to certain products, we may face disruption in providing support for our customers, which would adversely affect our reputation and our results of operations. Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and adversely affect our financial results.
Additionally, a default by one or more resellers that have a significant receivables balance could have an adverse financial impact on our financial results. We have reviewed our policies that govern credit and collections and will continue to monitor them in light of current payment status and economic conditions. In addition, we try to reduce the credit exposures of our accounts receivable by instituting credit limits and having credit insurance. However, there can be no assurance that our efforts to identify potential credit risks will be successful. Our inability to timely identify resellers that are credit risks could result in defaults at a time when such resellers have high accounts receivable balances with us. Any such default would result in a significant charge against our earnings and adversely affect our results of operations and financial condition.
We depend on a limited number of third-party contract manufacturers for substantially all of our manufacturing needs. If these third-party manufacturers experience any delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, we could lose market share and our brand may suffer.
We depend on third-party contract manufacturers for the production of several our additive manufacturing systems. While there are several potential manufacturers for most of these products, several of our products are manufactured, assembled, tested and generally packaged by a limited number of third-party manufacturers. In most cases, we rely on these manufacturers to procure components and, in some cases, subcontract engineering work. Our reliance on a limited number of contract manufacturers involves a number of risks, including:
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unexpected increases in manufacturing and repair costs;

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inability to control the quality and reliability of finished products;

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inability to control delivery schedules;

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potential liability for expenses incurred by third-party contract manufacturers in reliance on our forecasts that later prove to be inaccurate;

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potential lack of adequate capacity to manufacture all or a part of the products we require; and

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potential labor unrest affecting the ability of the third-party manufacturers to produce our products.

If any of our third-party contract manufacturers experience a delay, disruption or quality control problems in their operations, including due to the COVID-19 pandemic, or if a primary third-party contract manufacturer does not renew its agreement with us, our operations could be significantly disrupted, and our product shipments could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming.
Ensuring that a contract manufacturer is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of our products at the volumes and in the quality that we require. If a contract manufacturer is unable to do these things, we may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort and our business, results of operations and financial condition could be materially adversely affected.
As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations. For example, while we expect our third-party contract manufacturers to be responsible for penalties assessed on us because of excessive failures of the products, there is no assurance that we will be able to collect such reimbursements from these manufacturers, which causes us to take on additional risk for potential failures of our products.
In addition, because we use a limited number of third-party contract manufacturers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a contract manufacturer who can supply us at a lower price. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.
All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. Our third-party contract manufacturers are primarily responsible for conducting the tests that support our applications for most regulatory approvals for our products. If our third-party contract manufacturers fail to timely and accurately conduct these tests, we may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed and our reputation and brand would suffer.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. Generally, our third-party contract manufacturers contract directly with component suppliers and we rely on our contract manufacturers to manage their supply chains. If one of our contract manufacturers has a supply chain disruption, or our relationship with our contract manufacturer terminates, we could experience delays. We also source some materials directly from suppliers. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our relationship with our customers as well as our results of operations and financial condition.
Our third-party contract manufacturers’ facilities, and our suppliers’ and our customers’ facilities, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or third-party manufacturers or suppliers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our third-party contract manufacturers’, suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of our 3D printing machines could be delayed, which can impact the period in which we recognize the revenue related to that 3D printing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the outbreak of COVID-19) could have a negative effect on our operations and sales.
Risks Related to Compliance Matters
Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. Doing business on a global basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the U.S. government has had a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance have imposed additional controls, and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees and agents (including distributors of our products) may take action determined to be in violation of such laws and regulations. Any violation by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.
We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance.
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. Under these laws, regulations and requirements, we could also be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the United States Toxic Substances Control Act and the Registration, Evaluation, Authorization and Restriction of Chemical Substances. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.
Aspects of our business are subject to privacy, data use and data security regulations, which could increase our costs.
We collect personally identifiable information from our employees, prospects, and our customers. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. We must comply with privacy laws in the United States, Europe and elsewhere, including GDPR in the European Union, which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020. These laws create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. In many jurisdictions, consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our services to current, past or prospective customers. While we have invested in, and intend to continue to invest in, resources to comply with these standards, we may not be successful in doing so, and any such failure could have an adverse effect on our business, results of operations and reputation.
As privacy, data use and data security laws are interpreted and applied, compliance costs may increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. In recent years, there has been increasing regulatory enforcement and litigation activity in this area in the United States, Germany and in various other countries in which we operate.
Risks Related to Intellectual Property
Third-party lawsuits and assertions to which we are subject alleging our infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on our financial condition.
Third parties may own issued patents and pending patent applications that exist in fields relevant to additive manufacturing. Some of these third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims related to additive manufacturing. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our additive technologies may infringe. In addition, third parties may obtain patents in the future and claim that our technologies infringe upon these patents. Any third-party lawsuits or other assertion to which we are subject alleging our infringement of patents, trade secrets or other intellectual property rights may have a significant adverse effect on our financial condition.
We may incur substantial costs enforcing and defending our intellectual property rights.
We may incur substantial expense and costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us, in particular in developing consumables that could be used with our printing systems in place of our proprietary consumables.
We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary consumables that are used with our systems. Portions of our proprietary consumables may not be afforded patent protection. Chemical companies or other producers of raw materials used in our consumables may be able to develop consumables that are compatible to a large extent with our products, whether independently or in contravention of our trade secret rights and related proprietary and contractual rights. If such consumables are made available to owners of our systems, and are purchased in place of our proprietary consumables, our revenues and profitability would be reduced, and we could be forced to reduce prices for our proprietary consumables.
If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our intellectual property rights, we may be, and have been in the past, subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.
Our additive manufacturing software contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our products.
Our additive manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as- is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use and distribution of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
Risks Related to Our Class A Common Stock
Our issuance of additional shares of Class A common stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.
From time to time, we have issued, and we expect in the future to issue, additional shares of our Class A common stock or securities convertible into our Class A common stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Class A common stock may also be issued upon exercise of outstanding stock options to purchase our Class A common stock. The issuance by us of additional shares of our Class A common stock or securities convertible into our Class A common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A common stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their percentage ownership.
Future sales, or the perception of future sales, of our Class A common stock by us or our existing stockholders in the public market could cause the market price for our Class A common stock to decline.
The sale of substantial amounts of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
In addition, pursuant to our amended and restated the registration rights agreement with certain of our stockholders, we are obligated to register the stockholders’ shares of Class A common stock or other rights to acquire Class A common stock. Those shares of Class A common stock have been registered pursuant to a Registration Statement on Form S-1 and are available for resale without restriction, subject to, in the case of stockholders who are our affiliates, volume, manner of sale and other limitations under Rule 144 promulgated under the Securities Act.
In addition, shares of our Class A common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Class A common stock reserved for future issuance under our 2020 Incentive Award Plan, or the 2020 Plan, including pursuant to the evergreen provision that allows our board of directors to reserve additional shares of Class A common stock for future issuance under the 2020 Plan each calendar year, may become available for sale in future.
The market price of shares of our Class A common stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Class A common stock or other securities.
Our directors, executive officers and stockholders affiliated with our directors and executive officers own a significant percentage of our Class A common stock and, if they choose to act together, will be able to exert significant control over matters subject to shareholder approval.
Our directors, executive officers, and stockholders affiliated with our directors and executive officers exert significant influence on us. As of December 31, 2020, these holders owned approximately 60.9% of our outstanding Class A common stock. As a result, these holders, acting together, have significant control over all matters that require approval of our stockholders, including the election of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. The interests of these holders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.
Our certificate of incorporation, bylaws, and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our certificate of incorporation and bylaws include the following provisions:
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a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

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a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

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a forum selection clause, which means certain litigation against us can only be brought in Delaware;

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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

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advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding Class A common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, our board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our Class A common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding Class A common stock not held by such interested stockholder at an annual or special meeting of stockholders.
Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Trine; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our share price may be more volatile.
Our certificate of incorporation and bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our certificate of incorporation and bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our certificate of incorporation or bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our certificate of incorporation and bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
General Risk Factors
Our Class A common stock price may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our Class A common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:
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the impact of the COVID-19 pandemic on our financial condition and the results of operations;

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our operating and financial performance and prospects;

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our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

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conditions that impact demand for our products;

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future announcements concerning our business, our customers’ businesses or our competitors’ businesses;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

•
the size of our public float;

•
coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•
market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•
strategic actions by us or our competitors, such as acquisitions or restructurings;

•
changes in laws or regulations which adversely affect our industry or us;

•
changes in accounting standards, policies, guidance, interpretations or principles;

•
changes in senior management or key personnel;

•
issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•
changes in our dividend policy;

•
adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our Class A common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Class A common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our Class A common stock, or if our reporting results do not meet their expectations, the market price of our Class A common stock could decline.
The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.
We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we will incur increased legal, accounting and other expenses that we did not previously incur. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.
In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company.
However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.
These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.
We are subject to the rules and regulations established from time to time by the SEC and the NYSE. These rules and regulations require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. For additional information related to the risks and uncertainties of our compliance with the Sarbanes-Oxley Act, see “— Risks Related to Our Business and Operations — Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.”
We are, and have been in the recent past, subject to litigation.
We are currently, and have been in the recent past, subject to litigation, and we could be subject to further litigation in the future. In 2018, we brought a claim in Massachusetts federal court against Markforged, Inc., or Markforged, a competitor in the additive manufacturing industry, regarding patent infringement and trade secret misappropriation. Markforged counterclaimed for trade secret misappropriation. We and Markforged entered into a confidential settlement agreement covering such matters in October 2018. In July 2019, Markforged brought a claim against us in Massachusetts federal court alleging false and misleading statements about their products in violation of the settlement agreement, which includes mutual non-disparagement and confidentiality obligations. The hearing was held in December 2020 and the arbitrator has ruled that we do not owe Markforged any damages associated with the claim.
While we intend to mount vigorous defenses to the above-described proceeding and any future lawsuits that may be brought against us by any third party, we can provide no assurance as to the outcome of any such disputes, and any such actions may result in judgments against us for significant damages. Resolution of any such matters can be prolonged and costly, and the ultimate results or judgments are uncertain due to the inherent uncertainty in litigation and other proceedings. In addition, the additive manufacturing industry has been, and may continue to be, litigious, particularly with respect to intellectual property claims. Moreover, our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements. Regardless of the outcome, litigation has resulted in the past, and may result in the future, in significant legal expenses and require significant attention and resources of management. As a result, any present or future litigation that may be brought against us by any third party could result in losses, damages and expenses that have a significant adverse effect on our financial condition.
We do not intend to pay dividends on our Class A common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our Class A common stock. As a result, you may have to sell some or all of your Class A common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our Class A common stock.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A common stock described in the section entitled “Selling Securityholders” to resell such shares. We will not receive any proceeds from the sale of shares by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY
We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future, instead anticipating that all of our earnings for the foreseeable future will be used for the operation and growth of our business. The payment of any future dividends will be at the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, capital requirements, growth plans, any contractual and legal restrictions on our payment of dividends, and any other factors deemed relevant by our board of directors.
MARKET INFORMATION
Our Class A common stock is listed on the NYSE under the symbols “DM”. As of April 30, 2021, there were 214 holders of record of our Class A common stock. The actual number of stockholders of our Class A common stock is greater than the number of record holders and includes stockholders whose shares of Class A common stock are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND ENVISIONTEC
Introduction
The following tables present unaudited pro forma condensed combined financial information about Desktop Metal, Inc. (“Desktop Metal,” “we,” “us,” and “our”) consolidated balance sheet and statements of income, after giving effect to the February 2021 merger with EnvisionTEC Group (“EnvisionTEC”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Desktop Metal and the combined financial statements of EnvisionTEC.
On February 16, 2021, we acquired EnvisionTEC pursuant to a Purchase Agreement and Plan of Merger dated January 15, 2021. The Company expects this acquisition to create a comprehensive portfolio in additive manufacturing across metals, polymers and composites and grow distribution channels both in quantity and through the addition of a vertically-focused channel. The Company paid consideration of $143.8 million in cash and issued 5,036,142 shares of the Company’s Common Stock with a fair value of $159.8 million as of the close of business on the transaction date.
EnvisionTEC consists of EnvisionTEC, Inc., a Michigan corporation operating in the U.S.; EnvisionTEC GmbH, a German company with limited liability, which operates in Germany; 3dBotics, Inc, d.b.a Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. EnvisionTEC is a leading global provider of professional-grade 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The company’s 3D printing solutions include three proprietary print technologies and wide range of print materials. The company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. Desktop Metal is headquartered in Burlington, Massachusetts.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are presented herein. The unaudited pro forma condensed combined statements of operations combine the historical results of Desktop Metal and EnvisionTEC for the year ended December 31, 2020 and for the three months ended March 31, 2021 give effect to the merger as if it occurred on January 1, 2020.
The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and EnvisionTEC as described further in Note 1 — Basis of Pro Forma Presentation.
The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations” (ASC 805), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:
•
Application of the acquisition method of accounting in connection with the merger; and

•
Transaction costs in connection with the merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the merger.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)
	Desktop Metal (Historical)	EnvisionTEC (Historical)	Transaction Accounting Adjustments	Note References	Pro Forma Combined
Revenues
Products	$13,718	$40,874	$—		$54,592
Services	2,752	1,258	(192)	4(e)	3,818
Total revenues	16,470	42,132	(192)		58,410
Cost of sales			—		—
Products	26,945	18,378	9,806	4(a). 4(c) 4(d)	55,129
Services	4,574	151	—		4,725
Total cost of sales	31,519	18,529	9,806		59,854
Gross margin	(15,049)	23,603	(9,998)		(1,444)
Operating expenses:			—		—
Research and development	43,136	4,270	9	4(c)	47,415
Sales and marketing	13,136	3,087	5,111	4(a). 4(c)	21,334
General and administrative	20,734	5,755	671	4(a), 4(c)	27,160
Total Operating Expenses	77,006	13,112	5,791		95,909
Profit/(Loss) from Operations	(92,055)	10,491	(15,789)		(97,353)
Change in fair value of warrant liability	56,417	—	—		56,417
Interest expense	(328)	—	—		(328)
Interest and other income, net	1,011	755	—		1,766
Profit/(Loss) before income taxes	(34,955)	11,246	(15,789)		(39,498)
Income tax benefit	940	(380)	27,920	4(b)	28,480
Net Profit/(Loss)	$(34,015)	$10,866	$12,131		$(11,018)
Shares used to compute earnings per share – basic and diluated	157,906	—	5,036		162,942
Net Profit/Loss per share – basic and diluted	$(0.22)	$—	$—		$(0.07)

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED March 31, 2021
(in thousands, except per share data)
	Desktop Metal(A)	EnvisionTEC (Historical) January 1, 2021 to February 15, 2021(B)	Transaction Accounting Adjustments	Note References	Pro Forma Combined
Revenues
Products	$10,311	$3,239	$—		$13,550
Services	1,002	57	(1)	4(e)	1,058
Total revenues	11,313	3,296	(1)		14,608
Cost of sales
Products	10,487	4,246	288	4(a). 4(c) 4(d)	15,021
Services	1,413	32	—		1,445
Total cost of sales	11,900	4,278	288		16,466
Gross margin	(587)	(982)	(289)		(1,858)
Operating expenses:
Research and development	10,858	515	6	4(c)	11,379
Sales and marketing	5,449	513	665	4(a). 4(c)	6,627
General and administrative	13,846	1,571	105	4(a), 4(c)	15,522
Total Operating Expenses	30,153	2,599	776		33,528
Loss from Operations	(30,740)	(3,581)	(1,065)		(35,386)
Change in fair value of warrant liability	(56,576)	—	—		(56,576)
Interest expense	(73)	—	—		(73)
Interest and other income, net	361	152	—		513
Loss before income taxes	(87,028)	(3,429)	(1,065)		(91,522)
Income tax benefit	27,920	(58)	(27,920)	4(b)	(58)
Net Loss	$(59,108)	$(3,487)	$(28,985)		$(91,580)
Shares used to compute earnings per share – basic and diluted	238,244	—	2,490		240,734
Net Profit/Loss per share – basic and diluted	$(0.25)	$—	$—		$(0.38)

(A)
as derived from Desktop Metal unaudited financial information for the period January 1, 2021 through March 31, 2021, which includes EnvisionTEC unaudited financial information from February 16, 2021 through March 31, 2021

(B)
as derived from EnvisionTEC unaudited financial information for the period January 1, 2021 through February 15, 2021

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statements of operations were prepared using:
•
the historical audited statement of operations of Desktop Metal for the year ended December 31, 2020,

•
the historical audited consolidated statement of operations of EnvisionTEC for the year ended December 31, 2020,

•
the unaudited consolidated statement of operations of Desktop Metal for the three months ended March 31, 2021, and

•
the unaudited consolidated statement of operations of EnvisionTEC for the period January 1, 2021 through February 15, 2021.

The acquisition of EnvisionTEC by Desktop Metal is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. Desktop Metal’s costs to acquire EnvisionTEC have been allocated to the assets acquired and liabilities assumed, based upon management’s estimates of fair value as of the merger date. The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.
Note 2 — Reclassifications
Both Desktop Metal and EnvisionTEC’s historical audited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical EnvisionTEC financial statements included within the unaudited pro forma condensed statements of operations include certain reclassifications that were made to conform EnvisionTEC’s financial statement presentation to that of Desktop Metal as indicated in the table below:
Statement of Operations for the Year Ended December 31, 2020
Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$40,874	Net revenue	Revenues – Products
1,258	Net revenue	Revenues – Services
18,378	Cost of goods sold	Cost of sales – Products
151	Cost of goods sold	Cost of sales – Services
3,087	Selling, general and administrative	Sales and marketing
5,755	Selling, general and administrative	General and administrative
755	Other income	Interest and other income, net

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 3 — Conforming Accounting Policies
The unaudited pro forma condensed combined financial information has been prepared using Desktop Metal’s significant accounting policies as set forth in Desktop Metal’s audited consolidated financial statements for the fiscal year ended December 31, 2020. During the preparation of the unaudited pro forma condensed combined financial information, Desktop Metal performed review of the accounting policies of EnvisionTEC to determine if differences in accounting policies require adjustment to conform to Desktop Metal’s accounting policies and classifications.
Desktop Metal became aware of differences between the accounting policies of Desktop Metal and EnvisionTEC related to ASC 842, Leases (“ASC 842”). Desktop Metal adopted ASC 842 using the modified retrospective approach effective January 1, 2018. EnvisionTEC had yet to adopt ASC 842 as of December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 properly reflect the impacts of adopting this standard.
Note 4 — Transaction Accounting Adjustments
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP. The pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 include $1.1 million and $4.3 million of transaction costs related to the EnvisionTEC acquisition, respectively. These transaction costs are not expected to recur.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated income tax returns during the periods presented.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the merger occurred on January 1, 2020.
Merger Consideration and Allocation:
The aggregate consideration for the merger is $303.6 million, $143.8 million in cash, and $159.8 million in an equivalent number of shares based on Desktop Metal’s closing share price of $31.74 on February 16, 2021.
The following table summarizes the components of the merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars):
December 31, 2020
Cash consideration	$143,795
Issuance of Desktop Metal shares	159,847
Total purchase price	$303,642

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following table exhibits the assets acquired and the liabilities assumed by Desktop Metal, reconciled to the consideration transferred:
December 31, 2020
Net book value of net assets acquired	$38,737
Adjustments to:
Intangible assets	136,755
Step-up of inventory value	871
Deferred revenue haircut	192
Deferred tax	(33,348)
Extinguishment of related party loan payable	207
Write-off historical capitalized software	(31)
Goodwill	160,259
Total consideration	$303,642
The intangible assets acquired include developed technology, trade names, and customer relationships. The developed technology and trade names are valued based on a relief from royalty method which estimates the value based on the hypothetical royalty payments that are saved by owning the asset. Customer relationships are valued based on a multi-period excess earnings model which calculates the present value of the estimated revenues and net cash flows derived from the customer relationships.
The table below summarizes the fair values for each finite life intangible asset and the estimated useful life (in thousands, except years):
Description	Useful Life	Fair Value	Balance Sheet Classification
Customer relationships	10	$50,900	Intangible assets, net
Acquired technology	7 – 12	77,800	Intangible assets, net
Trade name	13	8,600	Intangible assets, net
Total identifiable intangible assets		$137,300
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(a)
Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $14.6 million with $8.9 million recorded to cost of sales, $5.1 million recorded to sales and marketing, and $0.6 million record to general and administrative for the year ended December 31, 2020. Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $1.9 million with $1.1 million recorded to cost of sales, $0.7 million recorded to sales and marketing, and $0.1 million record to general and administrative for the three months ended March 31, 2021.

(b)
To record the partial release of the valuation allowance of $27.9 million related to the deferred tax liability that was acquired in the transaction for the year ended December 31, 2020. To adjust the provision for income taxes by $27.9 million for the three months ended March 31, 2021 to reflect the pro forma statement of operations as if the acquisition of EnvisionTEC occurred on January 1, 2020.

(c)
To record the additional lease expense to be recorded under ASC 842 of $0.1 million; including $22,000 recorded to cost of sales products, $9,000 recorded to research and development, $21,000 recorded to sales and marketing, and $29,000 recorded to general and administrative for the year ended December 31, 2020. To record the additional lease expense to be recorded under ASC 842 of $55,000 including $15,000 recorded to cost of sales products, $6,000 recorded to research and development, $14,000 recorded to sales and marketing, and $20,000 recorded to general and administrative for the three months ended March 31, 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(d)
To record the amortization of the step up in inventory value of $0.9 million over the typical inventory turn for WIP and finished goods which was determined to be approximately 30 days for the year ended December 31, 2020. To adjust the amortization of the step up in inventory value of $0.9 million over the typical inventory turn for WIP and finished goods for the three months ended March 31, 2021.

(e)
To record the amortization of the deferred revenue haircut of $0.2 million over one year which is the typical service period for the year ended December 31, 2020. To adjust the amortization of the deferred revenue haircut of $1,000 for the three months ended March 31, 2021 to reflect the pro forma statement of operations as of if the acquisition of EnvisionTEC occurred on January 1, 2020.

Note 5 — Loss per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming all shares issued for the EnvisionTEC merger were outstanding since January 1, 2020. As the transaction is reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued have been outstanding for the entire period presented.
The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020 and the three months ended March 31, 2021:
(in thousands, except share and per share data)	Year Ended December 31, 2020	Three Months Ended March 31, 2021
Pro forma net loss	$(11,018)	$(91,580)
Pro forma weighted average shares outstanding – basic and diluted	162,942,142	240,733,775
Pro forma EPS – basic and diluted	$(0.07)	$(0.38)
Pro forma weighted average shares outstanding – basic and diluted
Desktop Metal Weighted Average Shares Outstanding	157,906,000	238,244,000
EnvisionTEC Shares Issued Pro Forma Adjustment	5,036,142	2,489,778
Pro Forma Combined Shares	162,942,142	240,733,778

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of Desktop Metal included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Business Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. We offer a comprehensive portfolio of integrated additive manufacturing solutions comprising hardware, software, materials and services with support for metals, composites, polymers, ceramics, sands, and biocompatible materials. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, aerospace, healthcare and dental, consumer products, heavy industry, general machinery and machine components and research and development.
Our growth strategy begins with a commitment to research and development. Since our founding in 2015, we have invested significant resources in research and development, including $10.9 million thus far in 2021, towards building an extensive portfolio of proprietary and differentiated technologies with a focus on making additive manufacturing an easy-to-use, economic and scalable solution. These technologies represent the cornerstones of our future product introductions and are critical to enhancing our existing offerings, and as such are protected by over 300 patents or pending patent applications. Our additive manufacturing platforms, which leverage these technologies for the production of end-use parts, enable businesses to address their specific goals through a range of solutions that span multiple price points, throughput levels and operating environments.
These platforms enable customers to adopt additive manufacturing across new applications where conventional manufacturing has customarily held cost and volume advantages by offering breakthrough print speeds, competitive part costs, accessible workflows and software, turnkey solutions, and support for over 225 qualified materials, the sale of which represent a recurring revenue stream from customers of our additive manufacturing systems in addition to system consumables and other services, such as installation, training and technical support. Across printers, parts and materials, we intend to continue investing resources to develop advances and new technologies that allow us to serve a broader customer base and reach new verticals, thereby expanding our addressable market and driving adoption of additive manufacturing for the volume production of end-use parts.
We leverage our core competencies in technology innovation and product development by marketing and selling our additive manufacturing solutions through a leading global distribution network, managed and augmented by our own internal sales and marketing teams. This distribution network covers over 60 countries around the world and is composed of sales professionals with decades of experience in digital manufacturing technologies. Similarly, in addition to manufacturing a subset of our additive manufacturing systems in-house, our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and third-party contract manufacturers to scale up initial prototypes for commercialization and volume commercial shipments. Together, our distribution network and manufacturing approach allow us to produce, sell and service our products at-scale in global markets and creates substantial operating leverage as we execute our strategy.
Operating Results
For the three months ended March 31, 2021, we recognized revenues of $11.3 million and used cash in operating activities of $41.1 million, and we ended the period with $572.2 million of cash, cash equivalents, and short-term investments. We incurred a net loss of $59.1 million for the three months ended March 31, 2021. In December 2020, we completed the Business Combination, receiving $534.6 million net cash proceeds, and during the first three months of 2021, the public warrants were exercised, generating $170.7 million of net cash proceeds, both of which we expect to support our operations and investments in the near term. As of March 31, 2021, we had $416.4 million in cash and cash equivalents, $155.8 million in short-term liquid investments, and current liabilities of $37.5 million.
For the year ended December 31, 2020, we recognized revenues of $16.5 million and used cash in operating activities of $80.6 million, and we ended the year with $595.4 million of cash, cash equivalents, and short-term investments. We incurred a net loss of $90.4 million for the year ended December 31, 2020. In December 2020, we completed the Business Combination, receiving $534.6 million net cash proceeds, which we expect to support our operations and investments in the near term.
Recent Developments
Trine Merger
On December 9, 2020, we consummated the Business Combination. Cash proceeds of the Business Combination were funded through a combination of Trine’s $305 million of cash held in trust, net of redemptions of $0.3 million, and an aggregate of $275 million in gross proceeds to us from the sale of shares of our Class A common stock in a private placement in connection with the Business Combination, or the PIPE financing. Our cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of our product development efforts. We also intend to use the proceeds to acquire other companies or technologies in the additive manufacturing industry.
The Business Combination was accounted for as a reverse recapitalization. Legacy Desktop Metal has been determined to be the accounting acquirer based on the following facts and circumstances:
•
Legacy Desktop Metal’s shareholders have majority of the voting power in Desktop Metal;

•
Legacy Desktop Metal has the ability to appoint a majority of the board of directors of Desktop Metal;

•
Legacy Desktop Metal’s existing management comprises the management of Desktop Metal;

•
Legacy Desktop Metal comprises the ongoing operations of Desktop Metal;

•
Legacy Desktop Metal is the larger entity based on historical revenues and business operations; and

•
Desktop Metal assumed Legacy Desktop Metal’s name.

Under this method of accounting, Trine is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization, and the historical financial statements of Legacy Desktop Metal became the historical financial statements of our company upon the closing of the Business Combination.
EnvisionTEC Acquisition
On February 16, 2021, pursuant to the Purchase Agreement and Plan of Merger dated January 14, 2021, we consummated the EnvisionTEC Acquisition. The Company paid consideration of $143.8 million in cash and issued 5,036,142 Class A common shares with a fair value of $159.8 million as of the close of business on the acquisition date. In connection with the transaction, the Company also agreed to grant restricted stock awards totaling 475,848 shares of Class A common stock to key EnvisionTEC employees. As of March 31, 2021, the Company has not completed the grant of restricted stock awards.
Desktop Health
On March 15, 2021, we announced the launch of Desktop Health, a new business focused on accelerating the growth of additive manufacturing solutions for dental, orthodontic, otolaryngology and dermatology applications. Enabled by Desktop Metal’s proprietary technology infrastructure for end-use parts production, including high-speed photopolymer, metal binder jetting and bioprinting additive manufacturing technologies combined with an extensive library of advanced materials, Desktop Health’s mission is to create advanced, patient-specific solutions in the medical field.

Trine Warrants
On April 12, 2021, the Staff of the SEC issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). The Staff Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The Staff Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” The Company has concluded that the Private Placement Warrants are to be classified as a liability measured at fair value on the Company’s consolidated balance sheet upon the Business Combination on December 9, 2020, with subsequent changes in fair value reported in our statement of operations each reporting period. As of March 31, 2021, all Private Placement Warrants were exercised and there was no outstanding warrant liability.
COVID-19
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and staying home from work. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.
The COVID-19 pandemic has caused us to experience several adverse impacts, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations and delays in collecting accounts receivable. The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate adverse impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, present material uncertainty and risk with respect to our performance and financial results. In particular, businesses across an array of vertical markets are temporarily reducing capital expenditure budgets globally as they seek to preserve liquidity to ensure the longevity of their own operations, which in turn may lead to reductions in purchases of our additive manufacturing solutions. Further, office closures may prevent organizations from reaching typical utilizations of our additive manufacturing solutions, resulting in reductions in purchases of consumable materials. Additionally, the COVID-19 pandemic may contribute to facility closures at our third-party contract manufacturers and key suppliers, causing delays and disruptions in product manufacturing, which could affect our ability to ship products purchased by our customers in a timely manner. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.
In the long-term, we believe that the COVID-19 pandemic will encourage organizations to reassess their supply chain structure and may accelerate their adoption of solutions such as additive manufacturing, which could allow for greater flexibility and a reduced reliance on overseas manufacturing.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in “Risk Factors” section of this prospectus.

Commercial Launch of Products
Several of our products began commercial shipments in late 2020 and early 2021, with more in the late stages of development and scheduled to begin commercial shipments in 2021. Prior to commercialization, we must complete final testing and manufacturing ramp-up of these products at our third-party contract manufacturers. Any delays in successful completion of these steps may impact our ability to generate revenue from these products.
Adoption of our Additive Manufacturing Solutions
We believe the world is at an inflection point in the adoption of additive manufacturing solutions and that we are well-positioned to take advantage of this opportunity across an array of industries due to our proprietary technologies and global distribution capabilities. We expect that our results of operations, including revenue and gross margins, will fluctuate for the foreseeable future as businesses continue to shift away from conventional manufacturing processes towards additive manufacturing for end-use parts. Our turnkey and volume production solutions are designed to empower businesses to realize the full benefits of additive manufacturing at-scale, including geometric and design flexibility, mass customization and supply chain engineering, among others. The degree to which potential and current customers recognize these benefits and invest in our solutions will affect our financial results.
Pricing, Product Cost and Margins
Our comprehensive portfolio of additive manufacturing solutions spans multiple price points, materials, throughput levels, operating environments and technologies to enable customers to find the solution that achieves their specific goals. We also expect to commercialize additional previously announced products over the course of 2021. Pricing for these products may vary by region due to market-specific supply and demand dynamics and product lifecycles, and sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliability introduce cost-effective additive manufacturing solutions for our customers.
Continued Investment and Innovation
We believe that we are a leader in mass production and turnkey additive manufacturing solutions, offering breakthrough technologies that enable high throughput and ease-of-use through our broad product portfolio. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the additive manufacturing industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance existing products and generate customer demand for our solutions. We believe that investment in our additive manufacturing solutions will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.
Components of Results of Operations
Revenue
The majority of our revenue results from the sales of products, including our additive manufacturing systems and embedded on-device software and related consumables. Product revenue is recognized upon transfer of control to the customer, which generally takes place at the point of shipment. We also generate a portion of our revenue from software and support services. Software revenue is recognized (i) in the case of on-device software, upon transfer of control to the customer, which generally takes place upon shipment, and (ii) in the case of cloud-based software, which is primarily sold through one-year annual contracts, ratably over the term of the agreement. Revenue from support services for our additive manufacturing systems is primarily generated through one-year annual contracts and is recognized ratably over the term of the agreement.

We generate revenue and deliver products and services principally through sales to resellers, who purchase and resell our products and also provide installation and support services for our additive manufacturing solutions to end-users. Occasionally and for certain products (and related consumables, software and support services), we generate revenue from and deliver services to our customers directly.
Cost of Revenue
Our cost of revenue consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of our additive manufacturing systems and consumables, which primarily consists of amounts paid to our third-party contract manufacturers and suppliers and personnel-related costs directly associated with manufacturing operations. Cost of services includes personnel-related costs directly associated with the provision of support services to our customers, which include engineers dedicated to remote support as well as, training, support and the associated travel costs. Our cost of revenues also includes depreciation and amortization, cost of spare or replacement parts, warranty costs, excess and obsolete inventory and shipping costs, and an allocated portion of overhead costs. We expect cost of revenue to increase in absolute dollars in future periods as we expect our revenues to continue to grow.
Gross Profit and Gross Margin
Our gross profit is calculated based on the difference between our revenues and cost of revenues. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:
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Market conditions that may impact our pricing

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Product mix changes between established products and new products;

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Growth in our installed customer base or changes in customer utilization of our additive manufacturing systems, which affects sales of our consumable materials and may result in excess or obsolete inventories; and

•
Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations.

Research and Development
Our research and development expenses represent costs incurred to support activities that advance the development of innovative additive manufacturing technologies, new product platforms and consumables, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs. We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in advancing our portfolio of additive manufacturing solutions.
Sales and Marketing
Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, third party commissions, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount, initiate new marketing campaigns and launch new product platforms.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.
Interest Expense
Interest expense includes cash interest related to our term loan as well as amortization of deferred financing fees and costs.
Interest and Other Income, Net
Interest and other income, net includes interest earned on deposits and short-term investments and gains and losses on investments.
Income Taxes
Our income tax provision consists of an estimate for U.S. federal and state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S., state and foreign deferred tax assets. We recognized an income tax benefit of $0.9 million related to the acquisition of acquired technology.
Results of Operations
Comparison of the three months ended March 31, 2021 and March 31, 2020
Revenue
The following table presents the revenue of each of our revenue streams, as well as the percentage of total revenue and change from the prior year.
	For the Three Months Ended March 31,				Change in Revenues
	2021		2020
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Products Revenue	$10,311	91%	$2,694	80%	$7,617	283%
Services Revenue	1,002	9%	691	20%	311	45%
Total Revenue	$11,313	100%	$3,385	100%	$7,928	234%
Total revenue for the three months ended March 31, 2021 and 2020 was $11.3 million and $3.4 million, respectively, an increase of $7.9 million, or 234%. The increase in total revenue was attributable to an increase in revenue from both products and services.
We sold more products during the three months ended March 31, 2021 as compared to three months ended March 31, 2020, leading to an approximately 283% increase in product revenue. This was primarily due to product revenue from EnvisionTEC following the close of this acquisition. Additionally, we shipped more units during the first quarter of 2021 compared to the first quarter of 2020. For the three months ended March 31, 2020, we experienced decreased customer demand and longer sales cycles resulting from the COVID-19 pandemic. Additionally, as a result of customer facilities closures associated with the COVID-19 pandemic, we experienced delays in shipments and installation as well as decreased utilization of our installed products, leading to a decrease in sales of consumable materials.
Services revenue increased during the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, primarily due to an increase in support and installation revenue from increased shipments during the period.
The following table presents revenue by geographic region, as well as the percentage of total revenue and change from the prior period.

	For the Three Months Ended March 31,				Change in Revenue
	2021		2020
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Americas	$6,559	58%	$1,229	36%	$5,330	434%
EMEA (Europe, the Middle East and Africa)	2,741	24%	1,851	55%	890	48%
APAC (Asia-Pacific)	2,013	18%	305	9%	1,708	560%
Total Revenue	$11,313	100%	$3,385	100%	$7,928	234%
Total revenue increased due to increased product sales in the Americas, EMEA and APAC regions driven by acquisition of EnvisionTEC, diversification in our product mix, and increased customer demand during the period ended March 31, 2021. Customer demand was lower during the three months ended March 31, 2020 as a result of the COVID-19 pandemic.
Cost of Sales
Total cost of sales during March 31, 2021 and 2020 was $11.9 million and $6.2 million, respectively, an increase of $5.7 million or 92%. The increase in total cost of sales was driven primarily by an increase in product cost of sales, which resulted from greater product sales. Additionally, costs of sales increased $1.1 million due to amortization from intangible assets acquired in the EnvisionTEC acquisition that is included in cost of sales.
Gross Loss and Gross Margin
The following table presents gross loss by revenue stream, as well as change in gross loss dollars from the prior period.
	For the Three Months Ended March 31,		Change in Gross Profit
	2021	2020
(Dollars in thousands)	Gross Profit (Loss)		$	%
Products	$(176)	$(2,347)	$2,171	93%
Services	(411)	(472)	61	13%
Total	$(587)	$(2,819)	$2,232	79%
Total gross loss during the three months ended March 31, 2021 and 2020 was $0.6 million and $2.8 million, respectively. The decrease in gross loss of $2.2 million is driven by the EnvisionTEC acquisition, as well as our more diverse product mix sold during the three months ended March 31, 2021, compared to only one product shipping during the three months ended March 31, 2020. Negative gross profit during these periods was the result of higher system costs than selling price, primarily driven by a combination of small purchase quantities for systems and consumables from our third-party contract manufacturers, resulting in higher costs, and the selection of suppliers influenced by time-to-market considerations instead of cost considerations.

The following table presents gross margin by revenue stream, as well as the change in gross margin from the prior period.
	For the Three Months Ended March 31,		Change in Gross Margin
	2021	2020
(Dollars in thousands)	Gross Margin		Percentage Points	%
Products	(2)%	(87)%	0.85	98%
Services	(41)%	(68)%	0.27	40%
Total	(5)%	(83)%	0.78	94%
Total gross margin for three months ended March 31, 2021 and 2020 was (5)% and (83)%, respectively. The increase in total gross margin was primarily due to the increase in gross margin from our product revenue, which resulted from a lower product cost for units shipped in the three months ended March 31, 2021 as compared to three months ended March 31, 2020.
Research and Development
Research and development expenses during the three months ended March 31, 2021 and 2020 were $10.9 million and $12.3 million, respectively, a decrease of $1.4 million, or 11%. The decrease in research and development expenses was primarily due to a $1.0 million decrease in engineering consulting and prototyping costs related to the maturation of our product development efforts. Additionally, compensation costs decreased $0.5 million as a result of a reduction in headcount due to the COVID-19 pandemic.
Sales and Marketing
Sales and marketing expenses during the three months ended March 31, 2021 and 2020 were $5.4 million and $4.5 million, respectively, an increase of $0.9 million, or 20%. The increase in sales and marketing expenses was primarily due to increased expense related to EnvisionTEC, partially offset by a reduction in trade show and related travel expenses and marketing headcount during the three months ended March 31, 2021 due to the COVID-19 pandemic.
General and Administrative
General and administrative expenses during the three months ended March 31, 2021 and 2020 were $13.8 million and $2.6 million, respectively, an increase of $11.2 million, or 431%. The increase in general and administrative expenses was primarily due to an increase of $7.5 million of professional fees incurred as a result of merger and acquisition activity and costs related to operating as a public company. Additionally, compensation costs increased by $1.5 million, related to hiring to support public company requirements.
Change in Fair Value of Warrant Liability
Change in fair value of warrant liability during the three months ended March 31, 2021, and 2020, were a $56.6 million loss and $0, respectively. The decrease in fair value is the result of the remeasurement of the Private Placement Warrant liability prior to the cashless exercise of the Private Placement Warrants. The warrant liability increased $56.6 million as a result of the remeasurement, which resulted in the $56.6 million loss. As of March 31, 2021, all Private Placement Warrants were exercised and there was no outstanding warrant liability.
Interest Expense
Interest expense during the three months ended March 31, 2021 and 2020 was $0.1 million in both periods.
Interest and Other Income, Net
Interest and other income, net during the three months ended March 31, 2021 and 2020 and was $0.4 million and $0.6 million, respectively, a decrease of $0.2 million, or 33%. Interest income decreased primarily due to a decrease in cash available for investment.

Income Taxes
We recorded an income tax benefit of $27.9 million during the three months ended March 31, 2021 compared to no provision for the three months ended March 31, 2020. The increase was due to the partial release of the valuation allowance related to the deferred tax liability acquired in the EnvisionTEC acquisition.
We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate, except for Germany. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.
Comparison of the years ended December 31, 2020 and 2019
Revenue
The following table presents the revenue of each of our revenue streams, as well as the percentage of total revenue and change from the prior year.
	For the Years Ended December 31,				Change in Revenues
	2020		2019
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Product Revenue	$13,718	83%	$22,758	86%	$(9,040)	(40)%
Service Revenue	2,752	17%	3,681	14%	(929)	(25)%
Total Revenue	$16,470	100%	$26,439	100%	$(9,969)	(38)%
Total revenue for the years ended years ended December 31, 2020 and 2019 was $16.5 million and $26.4 million, respectively, a decrease of $9.9 million, or 38%. The decrease in total revenue was attributable to a decrease in revenue from both products and services.
We sold fewer products during the year ended December 31, 2020 as compared to the year ended December 31, 2019, leading to an approximately 40% decrease in product revenue. This was primarily due to decreased customer demand and longer sales cycles resulting from the COVID-19 pandemic. Additionally, as a result of customer facilities closures associated with the COVID-19 pandemic, we experienced delays in shipments and installation as well as decreased utilization of our installed products, leading to a decrease in sales of consumable materials.
Service revenue decreased during the year ended December 31, 2020, as compared to the year ended December 31, 2019, primarily due to a decrease in support and installation revenue from decreased shipments during the period.
The following table presents revenue by geographic region, as well as the percentage of total revenue and change from the prior period.

	For the Years Ended December 31,				Change in Revenues
	2020		2019
(Dollars in thousands)	Revenue	% of Total	Revenue	% of Total	$	%
Americas	$6,665	40%	$15,801	60%	$(9,136)	(58)%
EMEA (Europe, the Middle East and Africa)	7,788	47%	8,993	34%	(1,205)	(13)%
APAC (Asia-Pacific)	2,017	12%	1,645	6%	372	23%
Total Revenue	$16,470	100%	$26,439	100%	$(9,969)	(38)%
Total revenue decreased due to fewer product sales in the Americas and EMEA regions driven by decreased customer demand resulting from the COVID-19 pandemic. This decrease was partially offset by increased sales in the APAC region, driven primarily by an improvement in hardware product volume sold in the region during the year ended December 31, 2020.
Cost of Sales
Total cost of sales during the years ended years ended December 31, 2020 and 2019 was $31.5 million and $50.8 million, respectively, a decrease of $19.3 million or 38%. The decrease in total cost of sales was driven primarily by a decrease in product cost of sales, which resulted from fewer product sales. This decrease was partially offset by an increase to our inventory reserves. During 2020, we recognized a $2.9 million obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality.
Gross Loss and Gross Margin
The following table presents gross loss by revenue stream, as well as change in gross loss dollars from the prior period.
	For the Years Ended December 31,		Change in Gross Loss
	2020	2019
(Dollars in thousands)	Gross Loss		$	%
Products	$(13,227)	$(22,510)	$9,283	41%
Services	(1,822)	(1,847)	25	1%
Total	$(15,049)	$(24,357)	$9,308	38%
Total gross loss during the years ended December 31, 2020 and 2019 was $15.0 million and $24.4 million, respectively. The decrease in gross loss of $9.3 million is driven by the fact that we sold less units during the year ended December 31, 2020, as compared to the year ended December 31, 2019. Negative gross profit during these periods was the result of higher system costs than selling price, primarily driven by a combination of small purchase quantities for systems and consumables from our third-party contract manufacturers, resulting in higher costs, and the selection of suppliers influenced by time-to-market considerations instead of just cost considerations.
The following table presents gross margin by revenue stream, as well as the change in gross margin from the prior period.
	For the Years Ended December 31,		Change in Gross Margin
	2020	2019
(Dollars in thousands)	Gross Margin		Percentage Points	%
Products	(96)%	(99)%	0.03	3%
Services	(66)%	(50)%	(0.16)	(32)%
Total	(91)%	(92)%	0.01	1%
Total gross margin for the years ended December 31, 2020, and 2019 was (91)% and (92)%, respectively. The increase in total gross margin was primarily due to the increase in gross margin from our product revenue, which resulted from a lower product cost for units shipped in 2020 as compared to 2019. This was partially offset by an obsolescence inventory charge related to product redesigns implemented to reduce costs and enhance performance and functionality.
Research and Development
Research and development expenses during the years ended December 31, 2020 and 2019 were $43.1 million and $54.7 million, respectively, a decrease of $11.6 million, or 21%. The decrease in research and development expenses was primarily due to a $5.0 million decrease in prototyping costs related to the maturation of our product development efforts. Additionally, during the year ended December 31, 2020, we reduced engineering consulting expenses and headcount to mitigate the impacts and uncertainties around COVID-19 as described in the “Recent Developments” section above, resulting in savings of $3.9 million $3.2 million, respectively. These expense reductions were partially offset by common stock warrant expense associated with product development of $1.7 million.
Sales and Marketing
Sales and marketing expenses during the years ended years ended December 31, 2020 and 2019 were $13.1 million and $18.8 million, respectively, a decrease of $5.7 million, or 30%. The decrease in sales and marketing expenses was primarily due to a reduction in trade show and related travel expenses and marketing headcount during the year ended December 31, 2020 to mitigate the impacts of, and uncertainties around, the COVID-19 pandemic as described in the “Recent Developments” section above, resulting in savings of $2.0 million and $0.9 million, respectively. During the year ended December 31, 2020, there was a decrease in third party commissions of $1.0 million resulting from our shift towards a reseller model for our distribution network, as compared to the prior sales agent model.
General and Administrative
General and administrative expenses during the years ended December 31, 2020 and 2019 were $20.7 million and $11.3 million, respectively, an increase of $9.4 million, or 83%. The increase in general and administrative expenses was primarily due to an increase of $5.4 million of professional fees incurred as a result of the Business Combination and costs related to operating as a public company, $2.5 million increase in compensation costs related to the modification of certain equity based awards and $0.6 increase in compensation costs, related to hiring to support public company requirements.
Interest Expense
Interest expense during the years ended December 31, 2020 and 2019 was $0.3 million and $0.5 million, respectively, a decrease of $0.2 million, or 40%. The decrease resulted from a decrease in the variable interest rate paid on our term loan.
Interest and Other Income, Net
Interest and other income, net during the years ended December 31, 2020 and 2019 and was $1.0 million and $6.0 million, respectively, a decrease of $5.0 million, or 83%. Interest income decreased primarily due to a decrease in cash available for investment.
Income Taxes
We recorded an income tax benefit during the year ended December 31, 2020 compared to no provision for the year ended December 31, 2019. The increase was due to the acquisition of acquired technology treated as a stock acquisition for tax purposes and an asset acquisition in accordance with GAAP.
We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in a single, or multiple, taxing jurisdictions, a reversal of the related portion of our existing valuation allowances may occur.
Non-GAAP Financial Information
In addition to our results determined in accordance with GAAP, we believe the below non-GAAP financial measures are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
The non-GAAP financial information excludes, as applicable, stock-based compensation expense, amortization of acquired intangible assets included in cost of sales, acquisition-related and other transactional charges included in general and administrative expense, and change in fair value of warrant liability. These items are normally included in the comparable measures calculated and presented in accordance with GAAP. Our management excludes these items when evaluating our ongoing performance and/or evaluating earnings potential, and therefore excludes them when presenting non-GAAP financial measures. Management uses non-GAAP financial measures to supplement our GAAP results.
Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
Acquisition-related and other transactional charges included in general and administrative expenses are direct costs related to potential and completed acquisitions, including transaction fees, due diligence costs, severance, professional fees, and integration activities. Other transactional charges include third-party costs related to structuring unusual transactions. The occurrence and amount of these costs will vary depending on the timing and size of acquisitions. We believe excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
Change in fair value of warrant liability is a non-cash gain or loss impacted by the fair value of the Private Placement Warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
We use the below non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP financial measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals for managing our business and evaluating our performance. We believe that providing non-GAAP financial measures also affords investors a view of our operating results that may be more easily compared to the results of other companies in our industry that use similar financial measures to supplement their GAAP results.
The items excluded from the non-GAAP financial measures often have a material impact on our financial results and such items often recur. Accordingly, the non-GAAP financial measures included in this Quarterly Report on Form 10-Q should be considered in addition to, and not as a substitute for, the comparable measures prepared in accordance with GAAP. The following tables reconcile each of these non- GAAP financial measures to its most closely comparable GAAP measure in our financial statements.

	For the Three Months Ended March 31,
(Dollars in thousands)	2021	2020
GAAP gross margin	$(587)	$(2,819)
Stock-based compensation included in cost of sales	117	100
Amortization of acquired intangible assets included in cost of sales	1,091	—
Non-GAAP gross margin	$621	$(2,719)
GAAP operating loss	$(30,740)	$(22,278)
Stock-based compensation	2,217	1,259
Amortization of acquired intangible assets included in cost of sales	1,091	—
Amortization of acquired intangibles assets	1,208	164
Acquisition-related and other transactional charges included in general and administrative expenses	4,984	—
Non-GAAP operating loss	$(21,240)	$(20,855)
GAAP net loss	$(59,108)	$(21,804)
Stock-based compensation	2,217	1,259
Amortization of acquired intangible assets included in cost of sales	1,091	—
Amortization of acquired intangibles assets	1,208	164
Acquisition-related and other transactional charges included in general and administrative expenses	4,984	—
Change in fair value of warrant liability	56,576	—
Non-GAAP net loss .	$6,968	$(20,381)
We define “EBITDA” as net loss plus net interest income, provision for income taxes, depreciation and amortization expense.
We define “Adjusted EBITDA” as EBITDA adjusted for change in fair value of warrant liability, stock-based compensation expense, warrant expense, and transaction costs associated with acquisitions.
We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing, capital expenditures, and non-cash expenses such as stock-based compensation and warrants, and provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA during the three months ended March 31, 2021 and 2020:
	For the Three Months Ended March 31,
(Dollars in thousands)	2021	2020
Net loss attributable to common stockholders	$(59,108)	$(21,804)
Interest (income) expense, net	(42)	(478)
Income tax benefit	(27,920)	—
Depreciation and amortization	3,892	2,321
EBITDA	(83,178)	(19,961)
Change in fair value of warrant liability	56,576	—
Stock compensation expense	2,217	1,259
Warrant expense	—	139
Transaction costs associated with acquisitions	4,984	—
Adjusted EBITDA	$(19,401)	$(18,563)
The following table reconciles net loss to EBITDA and Adjusted EBITDA during the years ended years ended December 31, 2020 and 2019, respectively:
	For the Years Ended December 31,
(Dollars in thousands)	2020	2019
Net loss attributable to common stockholders	$(34,015)	$(103,596)
Interest (income) expense, net	(610)	(3,993)
Income tax benefit	(940)	—
Depreciation and amortization	8,589	8,087
EBITDA	(26,976)	(99,502)
Change in fair value of warrant liability	(56,417)	—
Stock compensation expense	8,006	5,215
Warrant expense	1,915	1,038
Adjusted EBITDA	$(73,472)	$(93,249)
Liquidity and Capital Resources
We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $59.1 million and $21.8 million during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, we had $572.2 million in cash, cash equivalents, and short-term investments. As noted in the “Recent Developments” section above, we completed the Business Combination in December 2020. We received $534.6 million net cash proceeds as a result of the transaction. Additionally, during the three months ended March 31, 2021, we received $170.7 million in net cash proceeds from the exercise of public warrants. We expect both to support our operations and investments in the near term.
Since inception, we have received cumulative net proceeds from the Business Combination and the sale of our preferred and common stock of $973.4 million to fund our operations. As of March 31, 2021, our principal sources of liquidity were our cash, cash equivalents, and short-term investments of $572.2 million which are principally invested in money market funds and fixed income instruments.
In June 2018, we entered into a three-year, $20.0 million term loan, which provided $10.0 million immediately with the remaining principal balance available to be drawn in up to three draws of not less than $2.0 million for 12 months from close of the facility. We entered into this loan to fund capital expenditures associated with our corporate office. Interest is calculated using the Wall Street Journal Prime rate less 50 basis points, payable monthly in arrears. If our cash and investments fall below $30.0 million, cash equal to the total outstanding amount of the debt is required to be placed in a money market account. In connection with this loan, we are also subject to periodic reporting requirements, and the lender has a first priority lien on all assets. Repayment terms include interest only payments for 36 months, with the principal coming due in June 2021.
In April 2020, we received loan proceeds in the amount of approximately $5.4 million under the Paycheck Protection Program, or the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses. We repaid the loan in its entirety on May 13, 2020.
In connection with the acquisition of EnvisionTEC, the Company acquired $1.2 million in PPP loans. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense. The PPP loan has a maturity date of April 3, 2022 and an interest rate of 1%. Principal and interest are payable monthly commencing on a date determined by the lender following the determination of the amount of the PPP loan to be forgiven or potentially earlier, as determined under applicable Small Business Administration rules. The outstanding borrowings may be prepaid by the Company at any time prior to maturity with no prepayment penalties. As of March 31, 2021, the short-term loan balance is $1.0 million, and the long-term balance is $0.2 million. Subsequent to March 31, 2021, we were notified that the entire loan balance has been forgiven.
We believe that our existing capital resources will be sufficient to support our operating plan and cash commitments for at least the next 12 months. As of March 31, 2021, we had $416.4 million in cash and cash equivalents, and $155.8 million in short-term liquid investments. This liquid asset balance significantly exceeds our current liabilities of $39.4 million as of the same date. If we anticipate that our actual results will differ from our operating plan, we believe we have sufficient capabilities to enact cost savings measures to preserve capital.
We expect net losses to continue in connection with our ongoing activities, particularly as we continue to invest in commercialization and new product development. Additionally, we may engage in future acquisitions which may require additional capital.
Cash Flows
Cash Flows for the three months ended March 31, 2021 and 2020
Since inception, we have primarily used proceeds from the Business Combination, issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the three months ended March 31, 2021 and 2020:
	For the Three Months Ended March 31,
(Dollars in thousands)	2021	2020
Net cash used in operating activities	$(41,129)	$(22,434)
Net cash used in investing activities	(182,053)	30,680
Net cash provided by financing activities	157,195	132
Net change in cash, cash equivalents, and restricted cash	$(65,987)	$8,378
Operating Activities
Net cash used in operating activities was $41.1 million for the three months ended March 31, 2021, primarily consisting of $59.1 million of net losses, adjusted for non-cash items, which primarily included loss on change in fair value of warrant liability of $56.6 million, depreciation and amortization expense of $3.9 million and stock-based compensation expense of $2.2 million, as well as a $17.2 million increase in cash consumed by working capital. The increase in cash consumed by working capital was primarily driven by an increase in certain assets including inventory and prepaid expenses and other current assets, alongside a decrease in certain liabilities including accounts payable, accrued expenses and other current liabilities, and customer deposits. This increase in cash consumed by working capital was partially offset by an increase in certain liabilities customer deposits.
Net cash used in operating activities was $22.4 million for the three months ended March 31, 2020, primarily consisting of $21.8 million of net losses, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $2.3 million and stock-based compensation expense of $1.3 million, as well as a $4.1 million increase in cash consumed by working capital. The increase in cash consumed by working capital was primarily driven by an increase in certain assets including inventory alongside a decrease in certain liabilities including accounts payable, accrued expenses and other current liabilities, and deferred revenue. This increase in cash consumed by working capital was partially offset by a decrease in certain assets including accounts receivable and prepaid expenses and other current assets and an increase in certain liabilities including customer deposits.
The majority of our inventory consists of finished goods. Inventory balances may fluctuate during cycles of new product launch, commercialization and planned growth of production and sales of products.
Investing Activities
Net cash used in investing activities was $182.1 million for the three months ended March 31, 2021, primarily consisting of $137.6 million net cash paid to acquire EnvisionTEC, and purchases of marketable securities of $92.4 million, offset by proceeds from sales and maturities of marketable securities of $48.2 million. We purchased $0.3 million of property and equipment.
Net cash used in investing activities was $30.7 million for the three months ended March 31, 2020, primarily consisting of purchases of marketable securities of $17.6 million, offset by proceeds from sales and maturities of marketable securities of $49.3 million, as well as purchases of property and equipment for $1.0 million.
Financing Activities
Net cash provided by financing activities was $157.2 million for the three months ended March 31, 2021, consisting primarily of proceeds from the exercise of public warrants.
Net cash provided by financing activities was $0.1 million for the three months ended December 31, 2020, consisting of proceeds from the exercise of employee stock options.
Since inception, we have primarily used proceeds from the Business Combination, issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the periods presented:
	For the Years Ended December 31,
(Dollars in thousands)	2020	2019
Net cash used in operating activities	$(80,575)	$(97,202)
Net cash used in investing activities	(36,983)	(26,032)
Net cash provided by financing activities	534,922	160,352
Net change in cash, cash equivalents, and restricted cash	$417,364	$37,118
Cash Flows for the years ended December 31, 2020 and 2019
Operating Activities
Net cash used in operating activities was $80.6 million for the year ended December 31, 2020, primarily consisting of $34.0 million of net losses, adjusted for non-cash items, which primarily included gain on change in fair value of warrant liability of $56.4 million, depreciation and amortization expense of $8.5 million, stock-based compensation expense of $8.0 million, and warrant expense of $1.9 million, as well as a

$7.9 million increase in cash consumed by working capital. The increase in cash consumed by working capital was primarily driven by an increase in certain assets including accounts receivable and inventory alongside a decrease in certain liabilities including accounts payable. This increase in cash consumed by working capital was partially offset by an increase in certain liabilities including accrued expenses and other current liabilities and customer deposits.
Net cash used in operating activities was $97.2 million for the year ended December 31, 2019, primarily consisting of $103.6 million of net losses, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $8.1 million and stock-based compensation expense of $5.2 million, as well as a $5.3 million increase in cash consumed by working capital. The increase in cash consumed by working capital was primarily driven by an increase in certain assets including accounts receivable and inventory alongside a decrease in certain liabilities including accounts payable and deferred revenue. This increase in cash consumed by working capital was partially offset by an increase in certain liabilities including accrued expenses and other current liabilities.
The majority of our inventory consists of finished goods. Inventory balances may fluctuate during cycles of new product launch, commercialization and planned growth of production and sales of products.
Investing Activities
Net cash used in investing activities was $37 million for the year ended December 31, 2020, primarily consisting of purchases of marketable securities of $136.3 million, offset by proceeds from sales and maturities of marketable securities of $109.0 million. We also paid cash to acquire two companies, made an investment in a privately held company in the form of convertible debt in the amount of $3.0 million, and purchased $1.4 million of property and equipment.
Net cash used in investing activities was $26.0 million for the year ended December 31, 2019, primarily consisting of purchases of marketable securities of $215.6 million, offset by proceeds from sales and maturities of marketable securities of $196.8 million, as well as purchases of property and equipment for $6.9 million.
Financing Activities
Net cash provided by financing activities was $534.9 million for the year ended December 31, 2020, consisting primarily of proceeds from the Business Combination and PIPE financing.
Net cash provided by financing activities was $160.4 million for the year ended December 31, 2019, consisting primarily of proceeds from the issuance of preferred stock.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements and do not utilize any “structured debt,” “special purpose” or similar unconsolidated entities for liquidity or financing purposes.
Critical Accounting Policies and Significant Estimates
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain of our accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We periodically evaluate the judgments and estimates used for our critical accounting policies to ensure that such judgments and estimates are reasonable for our interim and year-end reporting requirements. These judgments and estimates are based on our historical experience (where available), current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in our judgments, the results could be materially different from our estimates. We believe the following critical accounting policy requires significant judgments and estimates in the preparation of our consolidated financial statements:

Revenue Recognition
We recognize revenue from sale of products upon transfer of control, which is generally at the point of shipment. Revenue from sale of services may be recognized over the life of the associated service contract or as services are performed, depending on the nature of the services being provided.
Our contracts with customers often include promises to transfer multiple products and services to the customer. Judgment is required to determine the separate performance obligations present in a given contract, which we have concluded are generally capable of being distinct and accounted for as separate performance obligations. We use standalone selling price, or SSP, to allocate revenue to each performance obligation. Significant judgment is required to determine the SSP for each distinct performance obligation in a contract.
We began generating revenue in the fourth quarter of 2018, and as such, we have had limited standalone sales of our products and services. The absence of observable prices resulting from our relatively short period of revenue generation requires us to estimate the SSPs of distinct performance obligations in a given contract.
We determine SSP using market conditions and other observable inputs. We typically have more than one SSP for individual products and services due to the stratification of our customers. The SSP generally varies by size of the customer. Our determination of SSP may change in the future as standalone sales of products and services occur, providing observable prices.
Stock-Based Compensation
We have applied the fair value recognition provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 Compensation-Stock Compensation to account for the stock-based compensation for employees and non-employees. We recognize compensation costs related to stock options granted to employees and non-employees based on estimated fair value of the award on the date of grant. Described below is the methodology we have utilized in measuring stock- based compensation expense.
Determining the amount of stock-based compensation to be recorded requires us to develop estimates of the fair value of stock-based awards as of their measurement date. We recognize stock-based compensation expense over the requisite service period, which is the vesting period of the award. Calculating the fair value of stock-based awards requires that we make highly subjective assumptions. We use the Black-Scholes option pricing model to value our stock option awards. Use of this valuation methodology requires that we make assumptions as to the volatility of our common stock, the fair value of our common stock on the measurement date, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Because we have a limited operating history, we utilize data from a representative group of publicly traded companies to estimate the expected stock price volatility. We selected representative companies from the additive manufacturing industry with characteristics similar to us. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment as we do not have sufficient historical stock option activity data to provide a reasonable basis upon which to estimate the expected term of stock options granted to employees and non-employees. For our August 5, 2020 grants we were precluded from using the simplified method, therefore expected term for this grant was based on forecasted exercises. We utilize a dividend yield of zero based on the fact that we have never paid and are not expected to pay cash dividends. The risk-free interest rate used for each grant is an interpolated rate to match the term assumption based on the U.S. Treasury yield curve as of the valuation date.
The following table presents the dates of stock options that we granted or modified from the earliest presented period in these financial statements through December 31, 2020 with the corresponding exercise price for each option grant or modifications and our current estimate of the fair value per option on each grant or modification date, which we utilize to calculate stock-based compensation expense.

Grant Date	Number of Share Options Granted	Exercise Price per Share	Estimated Fair Value per Share of Common Stock	Weighted-Average Estimated Fair Value per Share of Options
March 1, 2019	1,555,218	$3.34	$3.34	$1.76
May 8, 2019	1,137,463	$3.34	$3.34	$1.75
September 18, 2019	723,103	$3.34	$3.34	$1.70
November 13, 2019	701,957	$3.34	$3.34	$1.71
March 12, 2020	473,625	$3.34	$3.34	$1.65
June 11, 2020	4,176,283	$1.40	$1.40	$0.70
July 14, 2020	3,087,308	$1.40	$7.98	$6.87
August 5, 2020	713,803	$1.40	$7.98	$6.78
Determination of the fair value of Common Stock on Grant Dates
Prior to the Business Combination on December 9, 2020, there was no public market for our equity instruments to date, as a result, the estimated fair value of our common stock has historically been determined by our board of directors as of the grant date with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that the board believed were relevant and which may have changed from the date of the most recent valuation through the date of grant. We engaged an independent third-party valuation specialist to perform contemporaneous valuations of our common stock in connection with each of our convertible preferred stock issuances and as of June 30, 2019, December 31, 2019, March 31, 2020, and August 20, 2020. The valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The independent third-party valuation specialist considered all objective and subjective factors that it believed to be relevant for each valuation conducted in accordance with AICPA’s Practice Aid, including our best estimate of our business condition, prospects, and operating performance at each valuation date. Other significant factors included:
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The rights and preferences of our preferred stock as compared to those of our common stock, including liquidation preferences of preferred stock;

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Our results of operations and financial position;

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Our stage of development and business strategy and the material risks related to our business and industry;

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The composition of, and changes to, our management team and board of directors;

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The lack of liquidity of our common stock;

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The valuation of publicly traded peer companies; and

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The likelihood of achieving a liquidity event for the holders of our common stock and stock options, given prevailing market conditions

The dates of the contemporaneous valuations have not always coincided with the date of our stock option grants. In determining the exercise price of the stock options set forth in the table above, our board of directors considered, among other things, the most recent contemporaneous valuation of our common stock and their assessment of additional objective and subjective factors that were relevant as of the grant dates. These factors include the current operating performance of the Company, assumptions regarding the future operating performance of the Company, and the likelihood of achieving a liquidity event in the capital markets. If we had made different assumptions, our stock-based compensation expense, net loss, and net loss per share applicable to common stockholders could have been materially different.
Following the Business Combination, the fair value of the entity’s common stock is determined based on the quoted market price of the entity’s common stock.

Business Combinations
We account for business combinations using the acquisition method of accounting, which requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair values as of the acquisition date. The excess of the fair value of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. While we use our best estimates and judgments, our estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. We continue to collect information and reevaluate these estimates and assumptions quarterly and record any adjustments to our preliminary estimates to goodwill provided that we are within the measurement period.
The judgments made in determining the estimated fair value assigned to the assets acquired, as well as the estimated useful life of each asset, can materially impact the consolidated statements of operations of the periods subsequent to the acquisition through depreciation and amortization, and in certain instances through impairment charges, if the asset becomes impaired in the future. In determining the estimated fair value for intangible assets, we typically utilize the income approach, which discounts the projected future net cash flow using a discount rate deemed appropriate by management that reflects the risks associated with such projected future cash flow. Significant estimates and assumptions include revenue growth rates, royalty rates, discount rates, and tax amortization benefit. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives and certain assets may even be considered to have indefinite useful lives.
Recent Accounting Pronouncements
Information regarding recent accounting pronouncements is included in “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements in this prospectus.
Background and Remediation of Material Weakness
In connection with our evaluation of disclosure controls and procedures covering our consolidated financial statements as of December 31, 2020, we identified material weaknesses in our internal control over financial reporting. We have concluded that material weaknesses exist in our evaluation of disclosure controls and procedures, including internal control over financial reporting, as we do not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting requirements of a public company. These material weaknesses primarily manifested in the improper segregation of duties relating to the recording of journal entries and the reconciliation of key accounts, as well as the analysis of certain transactions and accounts, and the safeguarding of assets. We identified an additional material weakness related to the design and operating effectiveness of controls over our accounting for significant and complex accounting matters.
We are focused on designing and implementing effective internal controls measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediate the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:
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the hiring and continued hiring of additional accounting, finance and legal resources with public company experience; and

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implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts.

These actions and planned actions are subject to ongoing evaluation by management and will require testing and validation of design and operating effectiveness of internal controls over financial reporting over future periods. We are committed to the continuous improvement of our internal control over financial reporting and will continue to review the internal controls over financial reporting.

BUSINESS
Company Overview
Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. We offer a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services, with support for metals, composites, polymers, ceramics, sands, biocompatible materials, wood and elastomers. Our solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development.
At Desktop Metal, we believe additive manufacturing, commonly referred to as 3D printing, is one of the most exciting and transformational technology innovations of our time. According to the Wohlers Report 2020 and management estimates, the global additive manufacturing market, which includes spending on systems, materials, parts and other 3D printing software and services, is expected to grow from $12 billion in 2019 to $146 billion in 2030 at a compound annual growth rate of approximately 25%. Additive manufacturing has the capacity to change the way parts of nearly all materials are designed, manufactured and sold around the world, and it provides businesses of all sizes the means to make high performance products faster, more sustainably, and at costs and volumes competitive with conventional manufacturing processes. Our mission is to make additive manufacturing accessible to all engineers, designers and manufacturers. In doing so, we believe we will empower businesses to adopt radical, new approaches to design and production and enable the success of many of the high growth industries that will drive global economic growth in the years to come.
Our growth strategy begins with a commitment to research and development. Since our founding in 2015, we have invested significant resources in research and development, including $10.9 million thus far in 2021, towards building an extensive portfolio of proprietary and differentiated technologies with a focus on making additive manufacturing an easy-to-use, economic and scalable solution. These technologies represent the cornerstones of our future product introductions and are critical to enhancing our existing offerings, and are supported by over 300 registered patents or pending patent applications. Our additive manufacturing platforms, which leverage these technologies for the production of end-use parts, enable business to address their specific goals through a range of solutions that span multiple price points, throughput levels and operating environments.
Our product platforms offer several key advantages over competitive additive manufacturing systems including breakthrough print speeds, competitive part costs, accessible workflows and software, turnkey solutions and support for over 225 qualified materials, the sale of which represent a recurring revenue stream from customers of our additive manufacturing systems in addition to system consumables and other services, such as installation, training and technical support. As a result of these strengths, our solutions are lowering the barriers to adopting additive manufacturing and unlocking new applications where conventional manufacturing has customarily held cost and volume advantages. Across printers, parts and materials, we intend to continue investing resources to develop advances and new technologies that allows us to serve a broader customer base and reach new verticals, thereby expanding our addressable market and driving adoption of Additive Manufacturing 2.0.
We leverage our core competencies in technology innovation and product development by marketing and selling our Additive Manufacturing 2.0 solutions through a leading global distribution network, managed and augmented by our own internal sales and marketing teams. This distribution network covers over 60 countries around the world and is composed of sales and distribution professionals with decades of experience in digital manufacturing technologies. Similarly, we leverage third-party contract manufacturers to scale up initial prototypes for commercialization and volume commercial shipments. Our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and these third-party contract manufacturers to scale up initial prototypes for commercialization and volume commercial shipments. Together, our distribution network and manufacturing approach allow us to produce, sell and service our products at-scale in global markets and creates substantial operating leverage as we execute our strategy.

We are led by visionary technologists and a team of proven leaders with experience bringing emerging technologies to market across the hardware, materials and software sectors. Our technologies have the potential to empower engineers and designers to easily access additive manufacturing and drive new application discovery as well as provide manufacturers with reliable and high-performance solutions that facilitate the production of innovative designs in high volumes. We believe that, taken together, these core competencies will propel us towards helping businesses realize the true promise of Additive Manufacturing 2.0.
Industry Background
Conventional manufacturing processes have numerous shortcomings.
Historically, processes such as casting, stamping, molding and machining have dominated global manufacturing, which is a $12 trillion industry, according to estimates by A.T. Kearney. These conventional and subtractive manufacturing techniques have numerous limitations. Most require high upfront expenses in the form of tools, such as molds, dies, jigs or fixtures. Designing and manufacturing these tools can result in long lead times for parts as well as minimum volume requirements in order to achieve cost efficiencies. Tooling requirements associated with casting, stamping, and injection molding also leave little room for design iteration without increasing time-to-market and development costs. New parts and design changes often require a new tool, thereby slowing the pace at which businesses can introduce new products and react to shifts in market preferences and making it difficult to compete effectively. Computer numerical controlled machining, or CNC machining, is an alternative to stamping, casting and molding that does not require a mold or die, enabling lower-volume production with reduced lead times. However, because CNC machining is a subtractive process in which material is removed from a solid block to create a part, it typically results in higher part costs and significant material waste. In addition, the CNC machining process often requires heavy involvement from specialist technicians, and machine programming can be time intensive. Each of these conventional manufacturing processes also creates design restrictions that can result in significantly higher part weights and costs or require assemblies, adversely impacting performance in favor of manufacturability and driving additional manufacturing and supply chain complexity.
Additive manufacturing has the potential to address the limitations of conventional manufacturing.
Additive manufacturing addresses many of the limitations of conventional manufacturing through a combination of flexibility, ease of use and cost, making it an efficient and effective process across the product life cycle, from design and prototyping to production. Additive manufacturing is a digital manufacturing process that produces 3D objects from digital models through the repeated deposition of thin layers of material. This process eliminates the need for tooling inputs and provides a range of benefits including:
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Accelerated time-to-market.   Businesses can manufacture design files at the push of a button with no tooling required. While design cycles for conventional manufacturing can take weeks or months, additive manufacturing can shorten this cycle to days due to the ability to rapidly switch between or iterate on designs without excessive delay. Such improvements in time-to-market for new products can help businesses react more rapidly to shifts in customer demand.

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Design flexibility.   Conventional manufacturing can force design comprises as a result of subtractive manufacturing processes or the use of tools. While 3D printing may involve design guidelines primarily to reduce dependency on supports and optimize process success, designers generally have freedom to produce geometries not possible or economically feasible with conventional manufacturing. As an example, with additive manufacturing, designers can produce intricate organic or complex, lattice shapes that are optimized for strength and functional performance to reduce weight and material usage.

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Assembly consolidation.   Improved design flexibility enables the consolidation of sub-assemblies into single parts, which can improve reliability by reducing the number of failure points in a product. Decreasing part quantity is also a productivity breakthrough for many businesses. With fewer unique parts to fabricate, procure, store and assemble, businesses can drastically simplify their supply chains.

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Mass customization.   Additive manufacturing enables the customization and production of designs at scale, eliminating costs traditionally associated with multiple tools and tooling changeover as well as reducing the risk of excess inventory and material obsolescence. Each part printed using additive manufacturing can be identical to or radically different from the other parts within a given print. Several end markets, including audiology and dental, have already leveraged mass customization through additive manufacturing to improve the aesthetics and performance of parts.

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Supply chain re-engineering.   Additive manufacturing suitable for end-use parts production can improve supply chains by enabling on-demand manufacturing in distributed locations. Decentralized networks of additive manufacturing systems with low tooling and set-up costs can replace centralized facilities with conventional manufacturing equipment. In addition, producing parts near the point and time of demand can significantly reduce lead times, inventories, and dependencies on forecasting without incurring additional costs related to logistics and customs.

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Sustainable manufacturing.   Additive manufacturing is a more efficient production process than subtractive techniques, such as CNC machining. It requires fewer material inputs and reduces material waste. By enabling optimized geometries lighter than conventionally manufactured counterparts, additive manufacturing can also lead to downstream sustainability benefits, including reduced fuel consumption in industries such as automotive and aerospace. In addition, by reducing supply chain complexity, additive manufacturing can reduce emissions from transporting physical goods around the world.

Many businesses are motivated to deploy additive manufacturing to improve production processes at-scale.
Many businesses faced with increased global competition and rapidly changing market preferences are turning to additive manufacturing to overcome the limitations of conventional manufacturing and provide a competitive advantage. According to an Ernst & Young global survey, 83% of industrial businesses in 2019 were either already applying or considering applying additive manufacturing technologies, a significant increase from 36% in 2016. According to the Wohlers Report 2020, spending on additive manufacturing products and services roughly doubled from $6 billion to $12 billion during this same period. While many businesses still value the rapid prototyping benefits of additive manufacturing, they are also eager to realize benefits largely related to end-use part production. According to Ernst & Young, over 50% of industrial businesses expect to use additive manufacturing to produce products that better meet customer requirements; reduce logistics efforts, transport and inventories; and manufacture existing products at lower costs.
Most existing additive manufacturing technologies primarily focus on design & prototyping applications.
Additive manufacturing technologies face stringent business requirements for use in production with respect to accuracy, surface finish, material properties and throughput, all of which must meet or exceed the standards set by more mature conventional manufacturing alternatives. Most commercially available 3D printers leverage legacy additive manufacturing technologies including fused filament fabrication, or FFF, stereolithography, or SLA, and powder bed fusion, or PBF. These first-generation additive technologies build parts by tracing each layer using a single point or multiple points, such as an extrusion nozzle in FFF printers or a laser in SLA and PBF systems. While these technologies have evolved significantly since the early 2000s and have mostly overcome initial deficiencies around accuracy, surface finish and material properties, throughput and the resulting production economics have continued to present a challenge. Such technologies can typically only increase part throughput with additional time or systems, which limits customers’ ability to increase production without also increasing their equipment costs. Many existing additive manufacturing solutions consequently continue to focus on design and prototyping use cases or other low volume production applications where design flexibility and turnaround time are important to customers, but costs and part throughput are not, and where other key performance measures, including accuracy, surface finish and material properties are also less critical.
As a result, businesses still face hurdles in adopting legacy additive manufacturing for end-use production.
While the growth of additive manufacturing has accelerated in recent years, many companies still hesitate to fully adopt the existing, legacy technologies to produce end-use parts in volume, preventing them from realizing the full benefits of additive manufacturing. Ernst & Young found that only 18% of industrial businesses in 2019 used additive manufacturing for end-use parts, lagging other use cases such as rapid prototyping. Because these existing, legacy technologies are better suited to design and prototyping applications, businesses pursuing additive manufacturing solutions face significant barriers to adopting these technologies for end-use applications. Using legacy additive manufacturing technologies to make end- use parts can be expensive, particularly for businesses under margin pressure. This is due to the high costs of legacy additive manufacturing equipment and related consumable materials, which are often priced at high levels by vendors to compensate for the low productivity of their systems. When combined with the limited throughput of these legacy additive manufacturing technologies, high upfront and operating costs result in part costs that typically cannot compete with conventional manufacturing. Consequently, business in industries that require inexpensive parts in large quantities, such as automotive and consumer products, face challenges in adopting additive manufacturing for end-use parts production.
Our Market Opportunity
In part as a result of the drawbacks of these legacy additive manufacturing technologies, businesses of all sizes are engaging Desktop Metal to begin their deployment of additive manufacturing for scalable, end-use parts production. We believe our product portfolio enables customers to capture value at every stage in the product lifecycle, from research and development to the high-volume mass production of end-use parts. We provide easy-to-use, high-throughput, and integrated additive manufacturing solutions comprised of hardware, software, materials, and services. Our solutions expand the addressable market for additive manufacturing by facilitating applications in vertical markets that have been restricted from adopting additive manufacturing due to cost and productivity hurdles, such as automotive, consumer products, heavy industry and machine design. As a result, we believe we are at the forefront of the next generation of companies that will drive the accelerated adoption of Additive Manufacturing 2.0, whereas legacy additive manufacturing technologies are primarily focused on enabling rapid prototyping and tooling applications. According to the Wohlers Report 2020 and management estimates, this market is expected grow from $12 billion in 2019 to $146 billion in 2030 at compound annual growth rate of approximately 25%, as additive manufacturing displaces conventional manufacturing across a growing range of applications.
Our Growth Strategy
The key elements of our strategy for growth include the following:
Expand our product offerings with a focus on integrated solutions that make additive manufacturing suitable for production applications and accessible to a broad audience
We believe the adoption of additive manufacturing, particularly for end-use parts, is driven by the availability of solutions that offer a tool-free, digital path to producing large quantities of parts that are both higher performance and lower cost than achievable through conventional manufacturing processes. Our product portfolio includes additive manufacturing technologies designed for Additive Manufacturing 2.0, or the volume production of end-use parts, and we intend to continue investing significant resources in enhancing these solutions and developing technologies with breakthrough advances in print speed and other process parameters to deliver the highest throughput systems and lowest part costs in the additive manufacturing market. We believe that such improvements will encourage customer investment in additive manufacturing across a range of industrial applications and vertical markets where conventional manufacturing has customarily held cost and volume advantages. Improved system productivity and economics will expand our market opportunity and enable customers to enjoy the benefits of additive manufacturing at-scale, including lighter, more sustainable parts and a digital supply chain. Our Additive Manufacturing 2.0 solutions also enable us to capture recurring revenue streams through the sales of consumables and service contracts. We are also committed to lowering the barriers to adopting such additive manufacturing solutions by providing integrated, turnkey experiences that reduce workflow complexity and include all the software, hardware and materials required to produce end-use parts. To accomplish this, we intend to continue investing in software, materials and sintering technologies complementary to our 3D printers that enable ease of use and broad adoption across a wide set of customers with varying levels of experience with additive manufacturing.

Pursue strategic acquisitions and partnerships
We intend to continue to selectively pursue acquisitions and/or equity investments in businesses that represent a strategic fit and are consistent with our overall focus on technologies and solutions that enable Additive Manufacturing 2.0 across printers, materials, and parts. We believe such transactions would allow us to accelerate market penetration of our additive manufacturing solutions by enabling expansion of our product portfolio, access to new markets and applications, and a stronger value proposition for our customers while delivering margin improvements and increased customer lifetime value. We believe that because of our core focus on engineering and technology development as well as our unique distribution network, we will be able to integrate and drive adoption of new technologies and capabilities acquired via strategic transactions.
Qualify additional materials to reach new verticals and expand our addressable market
Our current product portfolio supports 3D printing using an array of over 225 materials, including metals, composites, polymers, ceramics, sands, biocompatible materials, wood and elastomers, and we are in the process qualifying additional materials for printing that meet or exceed the properties achievable through conventional manufacturing processes. Our metal additive manufacturing systems are designed using sintering-based, powder metallurgy processes, for which hundreds well-characterized metal alloys and ceramics are available and offer a broad set of materials for us to evaluate and qualify for use with our metal additive manufacturing solutions. Our Production System solutions also provide open platforms for customers to develop and print with specialized materials that are either proprietary to them or not included on our internal development roadmap. Our photopolymer systems support a wide range of both proprietary and third-party, industry-validated resins through a selectively open business model. By qualifying additional industrial materials on our systems and enabling customers and partners to do the same, we believe we can serve a broader customer base and address new applications and vertical markets, thereby expanding market share of our solutions and helping drive adoption of additive manufacturing.
Develop a robust parts-as-a-service offering
We are establishing a parts-as-a-service offering in which we directly manufacture parts for sale to our customers with a focus on key applications and verticals in which additive manufacturing can provide significant design, performance, cost and supply chain advantages relative to conventional manufacturing. This offering will enable us to provide a more holistic suite of solutions for our customers and enable the accelerated adoption of our Additive Manufacturing 2.0 solutions across key high-value applications, such as medical and dental devices or sustainable, end-use wood parts. Providing parts-as-a-service enables customers to leverage our technology with a lower initial capital expenditure investment before bringing their production in-house when they are ready to purchase our additive manufacturing systems. We believe such services will facilitate lead generation for our additive manufacturing systems at scale and enable high-performance and specialized applications using new materials ahead of broader market introduction. In addition, as we expand our use of innovative business models such as hardware-as-a-service, in which we provide customers access to our systems on a limited time basis for a recurring annual subscription fee, a parts-as-a-service offering will enable us to leverage depreciated additive manufacturing systems returned by customers upgrading to a newer generation of systems. To date we have not recognized any material revenues from either the parts-as-a-service or the hardware-as-a-service business models.
Extend our distribution channels and reach
We have a leading global distribution network consisting of over 200 resellers, covering more than 60 countries around the world. We intend to extend this distribution network by adding further geographic coverage and sales capacity as well as developing industry-specific expertise to drive penetration in vertical markets such as automotive, aerospace, healthcare and dental, and consumer products. We also expect to continue building out a high-velocity sales channel for lower price point products, such as Fiber, by partnering with additional volume distributors of software and hardware as well as expanding our internal sales infrastructure and online sales presence. To augment the reach of our distribution network, we intend to grow our direct sales efforts focused primarily on selling our higher priced solutions and serving major accounts and expanding our footprint within multinational and Fortune 500 organizations.

Build a diverse, global customer base across industries and applications
We believe that our success depends, in part, on our ability to develop a diverse, global customer base to reduce risks associated with revenue concentration in any single geographic region or industry. Our customers today include businesses of all sizes, ranging from small and medium enterprises to Fortune 500 organizations and span many industries and applications, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development. We aim to leverage our global distribution network to reach new customers broadly as well as opportunities in targeted industries and geographies. We believe this diversification will also allow us to identify new applications for which our solutions are appropriate and provide us with customer feedback to assist our product development efforts and ensure we are addressing a broad range of market needs. For example, we recently launched Desktop Health, a business focused on developing new products built on and commercializing our portfolio of additive manufacturing solutions for personalized patient care across a range of healthcare and dental applications spanning dentistry, orthodontics, dermatology, orthopedics, cardiology, plastic surgery and printed regenerative tissues and grafts.
Promote awareness through training and education
As businesses increasingly embrace additive manufacturing over the next decade, we intend to educate the market on best practices for adoption of the technology across the entire product life cycle. Our leadership position provides a platform to deliver this education both for our existing customers and the market as a whole. Such education is a critical component of our sales and marketing efforts. We believe businesses that are well-informed or that have firsthand experience of the benefits of our additive manufacturing solutions relative to conventional manufacturing are more likely to purchase and expand their use of our products and services over time. To drive such awareness, we are developing rich additive manufacturing content and curricula for delivery through both online and in-person media, including classes, programs, certifications, and professional services. We also intend to develop global centers of excellence, leveraging our own headquarters in conjunction with our distribution network’s presences, to serve as showrooms, learning facilities and focal points for additive manufacturing-focused professional services.
Our Competitive Strengths
We are a pioneer in the additive manufacturing industry with a mission to make the technology accessible to all designers, engineers, and manufacturers. We believe our collective expertise coupled with the following competitive strengths, will allow us to maintain and extend a leadership position in next- generation additive manufacturing and expand our market opportunity:
Differentiated and proprietary technology platform
We have invested significant resources in developing proprietary technologies across hardware, software and materials science to accelerate the widespread adoption of additive manufacturing. These technologies serve as the foundation of our additive manufacturing solutions. Several of our key print process innovations include:
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Single Pass Jetting, or SPJ.   A powder metallurgy-based process in which all the sequential steps of conventional binder jetting are combined and applied with each pass of a single print carriage over the “build box”, dramatically reducing print time and increasing mechanical efficiency, leading to significant increases in printer throughput and improvements in part costs.

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Continuous Digital Light Manufacturing, or CDLM.   An area-wide photopolymer printing process built on top of digital light processing (DLP) technology that allows for continuous motion of the build plate to deliver exceptional build speeds and parts with isotropic properties and high accuracy, leading to improvements in part costs while also enabling new resin chemistries with strong functional characteristics.

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Projection Arrays.   An area-wide photopolymer printing process that combines multiple high-resolution DLP projectors into a single exposure using advance multi-image calibration to increase power density and resolution during curing, improving print speeds and enabling large format build areas to support the production of large parts.

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Bound Metal Deposition, or BMD.   A powder metallurgy-based process in which loose powders and dangerous lasers commonly associated with 3D printing are eliminated in favor of bound metal rods to shape parts layer-by-layer, leading to reductions in requirements for special facilities.

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Micro Automated Fiber Placement, or Micro AFP.   A process in which tape pre-impregnated with continuous fiber, or continuous fiber prepreg tape, is deposited along a part’s critical load paths in combination with chopped fiber filament to build high-strength and high-resolution parts with aerospace- and industrial-grade materials.

In addition to these print process innovations, we have developed purpose-built, proprietary sintering technology that delivers industrial-strength sintering in an office-friendly package as well as breakthrough sintering process simulation software. These fundamental technologies represent the cornerstones of our future product introductions and are critical to enhancing our existing offerings. Elements of these technologies and processes are protected by our know-how and by over 300 patents or pending patent applications.
Broad product portfolio and material library
Every organization has a different challenge or application that drives its consideration of additive manufacturing. We offer our customers a range of solutions spanning multiple price points, throughput levels, operating environments, and technologies to enable businesses to find the solution that solves their specific pain point and achieves their goals across an extensive library of over 225 materials. Our broad product portfolio covers a spectrum of use cases, scaling with customer needs from entry-level, office-friendly additive manufacturing systems for low volume production of metal, polymer, composite, or biocompatible parts to high-end, industrial additive manufacturing systems for mass production of low-cost metal, polymer, elastomer, ceramic, sand, or wood parts. In addition, it eliminates the need for customers to source products for different applications from multiple third-party vendors, giving us a market advantage relative to competitors with a more limited set of solutions.
High printer throughput
We believe that our proprietary SPJ, CDLM and Projection Array technologies and each of our binder jet and DLP product platforms enables the highest rate of parts production among competing additive manufacturing systems for a given layer resolution. The Production System P-50, which is designed to achieve print speeds of up to 12,000 cubic centimeters per hour at a 65-micron printed layer height, can enable customers to manufacture up to hundreds of thousands or even millions of parts per year using additive manufacturing, unlocking new applications due to improved part costs and enhanced design flexibility. The Xtreme 8K uses patented Projection Array technology to support printing large photopolymer parts at build speeds up to 100 times those of legacy thermoplastic FFF printers. Our additive manufacturing solutions employ additional, proprietary technology innovations as a means to overcome some of the challenges that arise with high-speed 3D printing and ensure part consistency, accuracy, and resolution. Through continued advances in underlying hardware and our own technology and processes, we believe that our products’ print speeds will continue to increase, driving down the cost of parts produced on our additive manufacturing systems. This will further differentiate our solutions from competitors while also improving our ability to compete with conventional manufacturing processes at larger quantities of parts and across a wider range of applications.
Integrated, turnkey solutions
We provide our customers with easy-to-use and end-to-end, turnkey solutions for additive manufacturing without the need for additional third-party equipment. We believe our compelling user experience across our product portfolio begins with cohesive and modern software applications for efficient printer build preparation and communication with our additive manufacturing systems, which receive feature enhancements via over-the-air or offline firmware updates. For our solutions related to metal additive manufacturing, which is a complex process that involves multiple steps to go from a digital file to a metal part, we have developed a furnace using proprietary technology purpose-built to provide industrial strength, partial-pressure and vacuum-enabled sintering in an office-friendly package. Sintering is a critical step for powder metallurgy-based metal additive manufacturing processes. Our furnace enables Studio System and Shop System customers with minimal additive manufacturing experience or materials expertise to process high-density, complex metal parts entirely in-house without third-party equipment required. Similarly, we provide cleaning and curing solutions for our photopolymer additive manufacturing systems, enabling customers to fully process parts post-print to achieve exceptional material properties, resolution and accuracy. We also provide a range of proprietary and third-party consumables and materials optimized for use with our additive manufacturing systems and designed to enable high-quality parts.
Global distribution capabilities
We have developed an industry-leading global distribution network for our metal and composite additive manufacturing solutions consisting of over 200 resellers covering over 60 countries around the world and within a short drive of a significant portion of worldwide manufacturing sector locations. Our resellers, who have extensive experience across digital modeling, 3D printing, and metal and polymer manufacturing processes, provide marketing, sales, application engineering, and local support services for end users across an array of vertical markets, such as healthcare and dental. They also bring an existing base of customers into which we can drive awareness of and ultimately sell our additive manufacturing solutions.
Visionary and experienced management team
Our management team has deep operational experience bringing emerging technologies to market across the hardware and software sectors. In engineering, we are led by accomplished and visionary technologists across the additive manufacturing, robotics, and materials science industries, including lead inventors of binder jetting and DLP technologies, and an industry authority in powder metallurgy. Our commercialization efforts are managed by individuals with prior successes in building and growing indirect, channel-driven sales organizations.
Our Product Platforms
We offer a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services with support for metals, composites, polymers, ceramics, sands, biocompatible materials, wood and elastomers. Our additive manufacturing systems, which are based on our proprietary technologies, are described below.
Metal Additive Manufacturing Systems
Our metal additive manufacturing systems are designed using sintering-based, powder metallurgy processes, in which metal powder is bound together in a printer and sintered in a furnace to form a dense metal part. Hundreds of metal alloys are available to such powder metallurgy processes, many with well-characterized and high-quality material properties.
The Production System is an industrial manufacturing platform powered by patented SPJ technology designed to be the fastest way to 3D print metal parts at scale. The Production System platform consists of two printer models. The P-1 is a small form factor solution for process and materials development that can be directly transferred onto the P-50 as well as for serial production applications. The P-50, which is scheduled to begin commercial shipments in 2021, is a large form factor mass production solution for low-cost, end-use parts. SPJ technology dramatically reduces the print time of conventional binder jetting by consolidating the sequential steps associated with printing each layer into the motion of a single print carriage, resulting in P-50 print speeds up to 100 times those of legacy PBF additive manufacturing technologies. This advantage is reinforced by an open material platform that allows customers to use low- cost, third-party metal injection molding, or MIM, powders. As a result, the Production System P-50 can produce high-resolution parts at costs competitive with conventional mass production techniques such as casting or MIM for quantities up to hundreds of thousands of units. In addition, both Production System models feature an inert, chemically inactive processing environment enabling support for a range of both non- reactive and reactive metals, in a controlled fashion while also promoting consistent characteristics and quality across printed parts.
The Shop System platform introduces high-quality binder jetting with rich feature detail and exceptional surface finish to the machine shop market. With the Shop System, businesses can reliably produce serial batches of hundreds or thousands of complex, end-use metal parts in a fraction of the time and cost of conventional manufacturing and comparably priced additive manufacturing technologies. The Shop System prints using a single-pass binder jetting architecture, in which a high-resolution, page-wide printhead deposits binder in a single pass over the build box and a separate carriage is used for powder spreading. The Shop System, which can achieve build speeds up to 10 times those of legacy PBF additive manufacturing technologies, also features a configurable build volume printer designed to scale to a customer’s desired throughput. It is an affordable, turnkey solution that facilitates the full manufacturing process from digital file to sintered metal part, and includes a powder station for part depowdering prior to sintering, closed-loop powder recycling and our proprietary furnace technology with software & profiles optimized for mid- volume throughput of parts. While the Shop System was initially designed for metal parts production, we also are qualifying and commercializing this solution for new materials that can leverage binder jetting, such as wood and ceramics.
The Studio System platform, now in its second generation, is designed for office-friendly 3D printing. Integrated through Desktop Metal’s cloud-based Fabricate software, this turnkey, easy-to-use solution delivers a streamlined and automated workflow via BMD technology for producing low volumes of complex metal parts in-house via additive manufacturing. By extruding bound metal rods through a nozzle to shape parts layer-by-layer. BMD minimizes requirements for special facilities or expensive EHS equipment as compared to legacy PBF additive manufacturing technologies and improves ease-of-use while enabling new features such as use of closed-cell triply periodic minimal surface, or TPMS, infill for lightweight strength. Parts produced using the Studio System 2 also feature our patented Separable Supports technology, which enables simplified post-processing and support removal relative to legacy PBF additive manufacturing technologies.
We also offer a sintering furnace, that can be paired with both the Shop System and the Studio System to create turnkey metal additive manufacturing solutions that are simple to install and easy to use. The Desktop Metal furnace is fully-automated, sized to fit through ADA-compliant doors and built using proprietary technology that provides industrial-strength, vacuum-enabled sintering in an office friendly package. It is designed to achieve temperatures up to 1,400 degrees Celsius and to ensure uniform heating and cooling without the residual stresses introduced into parts by legacy PBF additive manufacturing processes, which can result in poor part performance.
Photopolymer Additive Manufacturing Systems
Our photopolymer additive manufacturing systems are designed using advanced, area-wide photopolymer print processes, such as DLP and CDLM, in which liquid photopolymer resin is cured using light from a high-resolution projector system to produce precision polymer parts with smooth surface finish and properties in line with or exceed conventionally manufactured thermoplastics.

The Xtreme 8K platform features the largest build area among production-grade DLP systems. It is designed for industrial, high-temperature production of end-use photopolymer parts and uses high-powered light sources coupled with a water-cooled DLP chip for extended life on the factory floor. Leveraging patented Projection Array technology, the Xtreme 8K combines its two high-powered 4K projectors into a single exposure using multi-image calibration to drive power density during curing and enable the high-speed production of exceptionally large photopolymer parts within the 71 liters build envelope without sacrificing quality or accuracy. Projection array technology, which supports build speeds on the Xtreme 8K up to 100 times those of legacy thermoplastic FFF printers, is also capable of printing parts with up to 16K resolution using patented pixel shifting technology. With the speed and resolution enabled by the Xtreme 8K, businesses can achieve superior price-performance for large volumes of end-use parts versus comparable polymer additive manufacturing systems.
The Envision One platform leverages patented CDLM technology for high-volume production of end-use photopolymer parts at an affordable upfront price, offering exceptional price-performance. Envision One printers are built with industrial projectors with 4K resolution and 385 nanometer wavelength that deliver high-intensity light uniformly and with high-precision across the entire build surface. Paired with proprietary domeless basement technology for the material tray, which reinforces precision and part accuracy, CDLM technology on the Envision One enables the continuous motion of the build plate to deliver high build speeds and parts with isotropic properties, leading to cost-effective end-use parts. The Envision One platform consists of several models, including a large format solution, the Envision One XL, which supports printing large parts up to 330 millimeters tall, and the Envision One HT, which uses a high-accuracy, closed loop infrared heating system to enable a new generation of high-temperature, high-viscosity resin chemistries with strong functional characteristics.
The D4K Pro platform, designed for jewelry, dental labs and chairside settings, offers professional-grade photopolymer printing for end-use parts in a desktop form factor. Equipped with an industrial 385 nanometer and 4K resolution projector, the D4K Pro platform uses proprietary DLP technology to deliver exceptionally fast print speeds. The platform offers build envelopes up to 1.4 liters in volume, resolution down to 25 microns, and exceptionally smooth surface finish that minimizes post-processing requirements.
The P4K platform offers a series of advanced DLP printer models designed for volume production in precision applications. With four available build envelopes up to 5.9 liters in volume, the P4K platform leverages industrial 385 nanometer projectors combined with patented pixel tuning technology that uses artificial intelligence to deliver parts with extremely high-quality surface finish. P4K printers eliminate the use of a vat used to hold the liquid photopolymer resin, and instead use a shallow tray filled with the exact volume of resin required for a given print, minimizing waste, saving material costs and making material changeovers fast and easy.
Across each of these platforms, we have a large library of qualified materials suitable for healthcare and dental, consumer products, and industrial applications. In addition, we offer cleaning and curing accessories to facilitate post-processing of photopolymer parts produced on our printer platforms. The PWA 2000 and PWA 2000 XL automated rinsing solution facilitates cleaning uncured resin from parts with the convenience of a removable basket for ease-of-use when dipping or extracting parts from the tank. A selection of available automated programs ensures accurate, and efficient cleaning of delicate and larger, complex parts alike while minimizing liquid use to reduce costs and environmental impact. The PCA 2000 and PCA 4000 are solutions for curing parts printed using our CDLM or DLP platforms and utilize a unique system of ultraviolet light emitting diode (LED) light sources that uses both 385 nanometer wavelengths to deep cure and 405 nanometer wavelengths to achieve smooth surface on each part.
Digital Casting Additive Manufacturing Systems
The Robotic Additive Manufacturing, or RAM, platform is designed to be the fastest and most flexible robotic 3D printing solution with an initial focus on sand and ceramic 3D printing for digital casting applications. Using patent-pending technology, a print carriage attached to a third-party, multi-axis robot uses high-speed binder jetting technology to deposit, spread and compact powder and deposit binder in a single pass over the build box to produce high-precision sand molds, mold cores and investment casting patterns for foundry applications. The RAM platform consists of several standard models, which offer a variety of build envelopes up to 1,529 liters in volume, although the industrial robot and modular print carriage architecture allows configurations for a variety of build sizes, resolutions, accuracies and materials, such as wood or polymers.
Composite Additive Manufacturing Systems
The Fiber platform offers the world’s first desktop 3D printer to fabricate high-resolution parts with aerospace- and industrial-grade continuous fiber composite tape materials used in industrial Automated Fiber Placement, or AFP, processes. Through proprietary Micro AFP technology, Fiber supports materials up to two times stronger than steel at one-fifth its weight and up to 75 times stiffer and 60 times stronger than standard FFF polymer materials. Micro AFP uses a robotic tool changer architecture in which one printhead deposits a continuous fiber prepreg tape while a second printhead extrudes chopped fiber filament to build high-resolution parts with reinforced sections along critical load paths. To enable applications ranging from consumer electronics to automotive, Fiber is designed to support a number of fiberglass and carbon fiber-reinforced composites, including Polyetheretherketone, or PEEK, Polyetherketoneketone, or PEKK, and Nylon (Polyamide 6, or “PA6”) composites, which exhibit excellent mechanical properties and are temperature, chemical, and corrosion resistant, and electrostatic discharge, or ESD, compliant.
Biofabrication Additive Manufacturing Systems
The 3D-Bioplotter platform is a versatile and user-friendly biofabrication solution that processes biocompatible materials for computer-aided tissue engineering applications such as bone regeneration, cartilage regeneration, soft tissue fabrication, drug release and organ printing. It is one of the most widely referenced biofabrication platforms in the industry today and is being used for groundbreaking medical research and manufacturing. Designed to enable flexibility and combinations of different materials and temperatures, the platform leverages a modular architecture, including sterilized heating and cooling cartridges and a robotic tool changer to switch between one of up to five syringes, each of which has individual temperature control and which use air or mechanical pressure to dispense liquid, melt, paste or gels from a cartridge. The 3D-Bioplotter can fabricate parts using a wide range of open-source and standard materials, from soft hydrogels to polymer melts or hard ceramics and even metals. Software-designed complex inner partners enable researchers and manufacturers to precisely control mechanical properties.
Consumable materials
We sell an array of consumable materials, or consumables, for use with several of our additive manufacturing systems. The sales of these materials provide us with a recurring revenue stream from customers of our additive manufacturing solutions. These materials consist of:
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Binder jetting and SPJ materials.   For use with the Shop System, Production System and RAM we sell proprietary binders engineered in-house by our materials team both to support a broad array of MIM alloys, sands and ceramics and to maximize success through each stage of the binder jetting process, resulting in high-resolution parts with exceptional surface finish and strong material properties. While we offer an open platform on the Production System and RAM for third-party powders, we sell powders for use with the Shop System, starting with stainless steels and with additional materials currently in various stages of qualification.

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DLP and CDLM photopolymer resins.   For use with our area-wide photopolymer print platforms, including D4K Pro, Envision One, P4K, and Xtreme 8K, we sell proprietary resins engineered in-house by our materials team to achieve high-performance material properties and support a broad range of applications across healthcare and dental, consumer products and industrial verticals. This extensive library of materials also includes biocompatible resins as well as several Food and Drug Administration- (FDA) cleared resins for us in medical and dental applications. In addition to our proprietary resins, we sell third-party, industry-validated materials that have been qualified for use with our platforms through a selectively open business model.

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BMD materials.   For use with the Studio System, we sell metal and ceramic materials, including stainless steels, carbon steels, tool steels and copper. We also continue to develop additional materials to meet our customers’ needs for new applications and vertical markets. These office-friendly materials are delivered in our unique cartridge-based, rod format, which is a key differentiator for the Studio System as it allows for high metal loading and high-force extrusion during printing, resulting in high density parts with strong mechanical properties, as well as quick and easy material changeovers.
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Micro AFP materials.   For use with Fiber, we sell both continuous and chopped fiber-reinforced composite materials. Fiber’s Micro AFP tape head deposits aerospace- and industrial-grade continuous fiber prepreg tape while the FFF printhead deposits chopped fiber filament. Fiber is designed to carbon fiber and fiberglass reinforcement options along with several thermoplastics, including PEEK, PEKK, and Nylon (PA6). This selection of materials enables a range of customer applications requiring high strength, low weight, temperature or chemical resistance, and ESD compliance.

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Bioprinting materials.   For use with 3D-Bioplotter, we sell several technical-, research- and medical grade biocompatible materials for tissue engineering applications.

In addition, depending on the product, our consumables may include wear components for our additive manufacturing systems, such as printheads, build plates or material trays, which require replacement after a specified usage amount or in accordance with predetermined replacement cycles, in order to maintain the proper operations of the equipment.
Software
Software is a key component of our additive manufacturing solutions and is at the core of their accessibility and ease-of-use. Built on cloud, desktop, and mobile technologies, our build preparation software applications, Fabricate, Envision One RP and Viriprint, streamline the process of setting up prints and provides a cohesive, modern user interface and experience across our product portfolio. In addition to basic features such as automatic and custom support generation, part scaling and positioning, our software also enables the unique features of each of our additive manufacturing systems, such as the ability to configure the placement, and orientation of continuous fiber tape for Fiber, to adjust closed-cell infill for the Studio System, and to densely nest multiple parts into a build across all of our binder jetting, DLP, and CDLM platforms. These software applications natively read commonly used 3D CAD file formats as well as traditional 3D printing file formats, such as STLs.
Our systems also feature onboard, color touchscreen controls and a user-friendly experience consistent with our build preparation software applications. For our cloud-enabled systems, these onboard controls facilitate remote over-the-air updates delivered directly to the equipment, allowing for continuous improvement via new features and enhancements.
In addition, we are developing Live Sinter, a proprietary sintering process simulation software designed to improve part accuracy, reduce sintering support structures and associated costs and minimizing printing trial and error for powder metallurgy-based additive manufacturing processes. We introduced Live Sinter to customers in late 2020 as a companion software product for our Shop System and Production System solutions prior to broader commercialization efforts. This software dynamically simulates the results of the sintering process by leveraging a GPU-accelerated, multi-physics engine in combination with finite element analysis, or FEA, and artificial intelligence. It also automates the compensation of geometries for the distortion and shrinkage that typically occurs during sintering, further optimizing the printing process to create high-accuracy parts.
Customers
Our customers range from small and medium sized enterprises to Fortune 500 companies and represent a broad array of industries, including automotive, aerospace, healthcare, consumer products, heavy industry, machine design, research, and others. No single customer has accounted for more than 10% of our total revenue in 2020 or thus far in 2021.
Research and Development
The additive manufacturing market is undergoing rapid technological advancements across hardware, software, and materials. We invest significant resources into ongoing research and development programs, including $43.1 million in 2020 and $10.9 million thus far in 2021, because we believe our ability to maintain and extend our market position depends, in part, on breakthrough technologies that offer a unique value proposition for our customers and differentiation versus our competitors. Our research and development team, which is responsible for both the development of new products and improvements to our existing product portfolio, consists of talented and dedicated engineers, technicians, scientists, and professionals with experience from a wide variety of the world’s leading additive manufacturing, robotics, materials, and technology organizations. Our primary areas of focus in research and development include, but are not limited to:
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Printing technologies for metals, composites, polymers, ceramics, sand, biocompatible materials, elastomers and wood, focused on driving improvements to speed, ease of use, and part size;

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Binder and resin formulation to enhance the support for additional materials and new applications;

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Sintering technology and powder metallurgy techniques to increase materials compatibility and part quality;

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Powder processing technology to ensure reliable and repeatable printing at scale; and

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Simulation and artificial intelligence-based software tools to maximize part quality and accuracy.

Sales and Marketing
We sell our additive manufacturing solutions primarily through a global distribution network consisting of over 200 resellers, covering over 60 countries around the world. Our resellers purchase and resell our products to our customers, for whom they also perform installation, application engineering, and local support and maintenance services, with backup services provided by our internal applications engineering and support teams. Our resellers are overseen by Desktop Metal regional channel managers, and most operate on an exclusive basis with respect to the metal additive manufacturing technologies that we offer. Many resellers offer third-party digital manufacturing software and/or CNC machines in their respective regions, which provides an opportunity to cross-sell our additive manufacturing solutions to a broad, existing customer base that has purchased these other products. To augment the reach of our distribution network, we also intend to grow our direct sales efforts focused primarily on serving major accounts and expanding our footprint within multinational or Fortune 500 organizations.
Our marketing strategies are focused on supporting sales growth by (i) driving awareness; (ii) developing comprehensive sales and marketing content, tools, and campaigns for each stage of the sales process; and (iii) scaling those campaigns via our global distribution network. We drive awareness for Desktop Metal, our additive manufacturing solutions, and our customers’ successes through public relations and communications efforts that span mainstream, business, and trade press across the manufacturing sector generally and in key verticals such as automotive, aerospace, healthcare, consumer products, heavy industry and machine design. Our internal marketing team develops compelling, high-fidelity content in multiple formats and delivery methods to facilitate marketing campaigns and sales enablement.
Manufacturing and Suppliers
Depending on the platform and volume requirements, our hardware products are either manufactured in-house or via third-party contract manufacturers with international quality certifications, such as ISO 9001, ISO 13485, and ISO/TS 16949. We design the products and processes and internally manufacture initial engineering prototypes and low to medium volumes of products where applicable. Our internal manufacturing and supply chain teams work collaboratively with our engineering department, in-house manufacturing teams, and our third-party contract manufacturers to scale up the prototypes for commercialization through a phase gate product launch process. Our third-party contract manufacturers provide a variety of services including sourcing off-the-shelf components, manufacturing custom components/ assemblies, final product assembly and integration, end of line testing and quality assurance per our specifications. Key consumables used in various print processes, such as proprietary resins and binders, are developed and produced either in-house or with core partners to ensure protection of intellectual property and production that meets our formula and specifications.

Across our solutions, we initially manage the supply chain for key components and materials, and then set up supply agreements to ensure stable supply and redundancy where applicable. When working with third-party contract manufacturers, depending on the criticality of the component, our internal supply chain group may continue to manage the supplier relationship throughout the life of the product. In addition, commodity hardware items are managed by our contract manufacturers’ sourcing teams under a vendor list approved by us to leverage the buying power of their global scale. Commodity consumables are qualified and purchased directly from known industry leaders and provided to the customer to properly support equipment operation. Inventory levels are managed with our manufacturing partners to ensure an adequate supply is on hand to meet business forecasts with the ability to produce at multiple locations.
Intellectual Property
Our ability to drive innovation in the additive manufacturing market depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of May 31, 2021, we own or co-own over 300 patents and pending patents. Desktop Metal’s patents and patent applications are directed to, among other things, additive manufacturing and related technologies.
Human Capital
Our employees are critical to our success. As of May 30, 2021, we had 475 employees. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.
We believe that developing a diverse, equitable and inclusive culture is critical to continuing to attract and retain the top talent necessary for our long-term success and strategy. We value diversity at all levels and continue to focus on extending our diversity and inclusion initiatives across our entire workforce, including the expansion of individuals with diverse backgrounds in leadership.
Our principles of accountability, honesty, integrity and customer-focused, serve as our cultural pillars. We focus our efforts on creating a collaborative environment where our colleagues feel respected and valued. We provide our employees with competitive compensation, opportunities for equity ownership and a robust employment package, including health care, disability and long-term planning insurance, retirement planning and paid time off. In addition, we regularly interact with our employees to gauge employee satisfaction and identify areas of focus.
Facilities
Desktop Metal’s corporate offices are located at 63 3rd Avenue, Burlington, Massachusetts, where we occupy approximately 60,000 rentable square feet under a lease that expires in 2024. We use these facilities primarily for manufacturing, research and development, sales, marketing and administration. In addition to our corporate headquarters, we also lease two smaller properties in Burlington, Massachusetts for warehousing, research and development, and prototyping.
We lease approximately 155,000 square feet of facilities used in operations, of which approximately 140,000 square feet is located in the United States, including our corporate headquarters. Other significant locations in the United States include Dearborn, Michigan and Plano, Texas. We also have international operations located in Germany.
We believe the existing facilities are in good operating condition and adequate to meet our needs for the immediate future. We intend to procure additional space as we add employees and expand geographically, including internationally.

Government Regulations
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety; anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.
Environmental Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities.
These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as TSCA and REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products.
See “Risk Factors — We are subject to environmental, health and safety laws and regulations related to our operations and the use of our additive manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
See “Risk Factors — Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Competition
Desktop Metal has experienced, and expects to continue to experience, competition from a number of companies, including other vendors of additive manufacturing systems. A variety of additive manufacturing technologies compete with our proprietary technologies, including, but not limited to: binder jetting, FFF, DLP, SLA, selective laser sintering, or SLS, PBF, and directed energy deposition, or DED.

We believe that we provide the only additive manufacturing solutions addressing customer requirements around both productivity and ease of use. We are well-positioned to compete in our industry based on these core competencies and on the following competitive strengths:
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Highest rates of parts production among competing additive manufacturing systems for a given layer resolution, enabled by our proprietary SPJ, CDLM and Projection Array technologies;

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Extensive library of over 225 materials, including metals, composites, polymers, ceramics, sands, biocompatible materials, wood and elastomers, with additional materials in the process of qualification for use with our additive manufacturing systems;

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Cost-effective, industrial sintering technology designed to be office-friendly, easily serviceable by a global distribution network, and more gas and power efficient than industrial sintering equipment;

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Integrated software experiences with a cohesive, modern user interface for efficient print preparation and simplified system operations; and

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Global distribution capabilities in over 60 countries around the world, featuring world-class levels of support and applications engineering services.

In addition, our broad product portfolio offers customers a variety of capabilities and price points that can scale with customer needs, and we believe that this enables us to compete across a wide range of vertical markets. It also eliminates the need for customers to source products for different applications from multiple third-party vendors, giving us a significant market advantage relative to vendors with a more limited product portfolio.
We also compete with established organizations selling conventional manufacturing solutions and services, such as casting, injection molding, forming, extrusion and CNC machining. Such businesses typically primarily address volume production applications. We believe we compete favorably against such offerings and are well-positioned to drive adoption of additive manufacturing given the benefits our solutions provide around lead time reductions, improved design flexibility and performance, supply chain efficiencies, and part costs, which we expect to decrease over time as our technologies and system productivity improves as a result of our research and development efforts.
Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any current legal proceedings will have a material adverse impact on the Company’s condensed consolidated financial statements.

MANAGEMENT
The following table sets forth, as of the date of this prospectus, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business.
Name	Age	Position
Executive Officers:
Ric Fulop	46	Chief Executive Officer, Chairman and Director
Steve Billow	53	President
Arjun Aggarwal	29	Chief Product Officer
Ali El Siblani	54	Chief Executive Officer of EnvisionTEC US LLC and Director
James Haley	48	Chief Financial Officer and Treasurer
Meg Broderick	53	General Counsel and Secretary
Ilya Mirman	52	Chief Marketing Officer
Jonah Myerberg	45	Chief Technology Officer
Non-Employee Directors:
Scott Dussault	50	Director
Dayna Grayson	44	Director
Leo Hindery, Jr.	73	Director
Wen Hsieh	48	Director
Jeff Immelt	65	Director
Byron Knight	44	Director
Stephen Nigro	61	Director
Steve Papa	48	Director
Andy Wheeler	42	Director
Bilal Zuberi	45	Director
Executive Officers
Ric Fulop.   Mr. Fulop has served as our Chief Executive Officer and Chairman of our board of directors since the incorporation of Desktop Metal in 2015. Prior to the founding of Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management. We believe Mr. Fulop is qualified to serve on our board of directors due to his experience managing our company, his knowledge of our industry and his extensive business and finance experience.
Steve Billow.   Mr. Billow has served as our President since March 2019. Prior to joining Desktop Metal, Mr. Billow served as Vice President and Chief Technology Officer of the Inkjet Solution of Electronics for Imaging from 2013 to March 2019. Mr. Billow holds a B.S. in Chemical Engineering from Clarkson University, an M.S. in Chemical Engineering from the University of Rochester and an M.S. in System Design and Management from MIT.
Arjun Aggarwal.   Mr. Aggarwal has served as our Chief Product Officer since February 2021. Prior to that, Mr. Aggarwal served as our Vice President of Product and Business Development since January 2020 after first joining the Company in October 2017. Prior to Desktop Metal, Mr. Aggarwal served in venture investing and technology investment banking roles at New Enterprise Associates and Morgan Stanley. Mr. Aggarwal holds a B.S. in Management Science & Engineering from Stanford University.
Ali El-Siblani.   Mr. Siblani has served as our Chief Executive Officer of EnvisionTec US LLC and as a member of our Board of Directors since we acquired EnvisionTec, Inc. and certain of its affiliates in

February 2021. Previously Mr. Siblani had been the founder and Chief Executive Officer of EnvisionTec since 2002. Prior to that, Mr. Siblani founded Sibco, Inc., a provider of services and materials for the rapid prototyping industry. Mr. Siblani holds a B.S. from Lawrence Technological University and an M.S.E.E. from Wayne State University. We believe Mr. Siblani is qualified to serve on our Board of Directors due to his extensive entrepreneurial and management experience and leadership in the additive manufacturing market.
James Haley.   Mr. Haley has served as our Chief Financial Officer and Treasurer since February 2021. Mr. Haley previously served as our Vice President of Finance from August 2020 until February 2021. Prior to joining Desktop Metal, Mr. Haley was Vice President, Controller at Minerva Neuroscience, Inc. from June 2015 to October 2020, Vice President and Finance and Treasurer of NEC Energy Solutions from May 2014 to June 2015, and Director of Financial Reporting and Analysis of A123 Systems, Inc. from January 2008 to May 2014. Mr. Haley holds a B.A. in Management from Curry College and an M.B.A. from Northeastern University.
Meg Broderick.   Ms. Broderick has served as our General Counsel since April 2019. Prior to joining Desktop Metal, Ms. Broderick served as Vice President and Deputy General Counsel of Carbon Black, Inc., a cybersecurity company, from 2015 to April 2019, as Vice President and General Counsel of NEC Energy Solutions, an energy-storage company, from 2013 to 2015, and as Deputy General Counsel of A123 Systems, Inc. from 2008 to 2013. Ms. Broderick holds a B.A. from Providence College and a J.D. from Boston University School of Law.
Ilya Mirman.   Mr. Mirman has served as our Chief Marketing Officer since August 2020. Prior to that, Mr. Mirman served as Vice President, Marketing from February 2018. Over the last 20 years, Mr. Mirman has held marketing leadership positions at technology companies, including serving as Vice President of Marketing for Onshape, a computer-aided design software company, from 2013 to 2016 and as Vice President of Marketing of SolidWorks Corp. from 2000 to 2005. Mr. Mirman holds a B.A. from the University of Massachusetts, an M.S. from Stanford University and an M.B.A. from the MIT Sloan School of Management.
Jonah Myerberg.   Mr. Myerberg has served as our Chief Technology Officer since Desktop Metal’s incorporation in 2015. Prior to the founding of Desktop Metal, Mr. Myerberg served as Director of Technology, A123 Motorsports for A123 Systems, Inc. from 2005 to 2013. Mr. Myerberg holds a B.S. in Mechanical Engineering from Lehigh University and an M.S. in Mechanical Engineering from Johns Hopkins University.
Non-Employee Directors
Scott Dussault.   Mr. Dussault has served as a member of our board of directors since December 2020. Mr. Dussault has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Nasuni Corporation since January 2015. He was previously Executive Vice President and Chief Financial Officer at Demandware, Inc. Prior to Demandware, Mr. Dussault was CFO at Archivas, and was also Chief Financial Officer at Astra Tech, Inc., a wholly owned subsidiary of Astra Zeneca, and StorageNetworks. Mr. Dussault began his career with Ernst & Young LLP. Mr. Dussault holds a Bachelor of Science degree in Business Administration and Accounting from Stonehill College. We believe Mr. Dussault is qualified to serve on our board due to his extensive leadership and management history as the chief financial officer, together with his background in public accounting.
Dayna Grayson.   Ms. Grayson has served as a member of our board of directors since December 2020. Ms. Grayson is a Managing Partner of Construct Capital, a venture capital firm she co-founded in 2020. Prior to that, Ms. Grayson served as a Partner of New Enterprise Associates from 2012 to 2020. Ms. Grayson currently serves on the boards of directors of numerous private companies. Ms. Grayson holds an M.S. from the University of Virginia and an M.B.A. from Harvard Business School. We believe Ms. Grayson is qualified to serve on our board of directors due to her extensive experience in identifying, investing in and building next-generation technologies and companies.
Leo Hindery, Jr.   Mr. Hindery has served as a member of our board of directors since September 2018. From September 2018 until December 2020, Mr. Hindery served as our CEO and Chairman. In January 1988, Mr. Hindery founded, and ran as Managing Partner, InterMedia Partners, a series of media industry investment funds. In February 1997, he was named President and CEO of Tele-Communications, Inc. (TCI), a cable television system operator. In March 1999, TCI merged into AT&T and Mr. Hindery became President and CEO of AT&T Broadband. In November 1999, Mr. Hindery was named Chairman and CEO of GlobalCenter Inc., an Internet services company, which merged into Exodus Communications, Inc.
Following this merger, until October 2004, he was the founding Chairman and CEO of The YES Network, after which he reconstituted and ran InterMedia Partners until our incorporation. He is a member of the Council on Foreign Relations and a Director of Hemisphere Media Group, Inc. Mr. Hindery has an MBA from the Stanford University Graduate School of Business and received an undergraduate degree from Seattle University. We believe Mr. Hindery is qualified to serve on our board of directors due to his extensive industry and board experience.
Wen Hsieh.   Mr. Hsieh serves as General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in 2006. Mr. Hsieh currently serves on the boards of directors of numerous private companies. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology. We believe Mr. Hsieh is qualified to serve on our board of directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.
Jeff Immelt.   Mr. Immelt has served as a member of our board of directors since December 2020. Mr. Immelt serves as Venture Partner at New Enterprise Associates, a venture capital firm he joined in 2018. Mr. Immelt previously served as Chief Executive Officer of General Electric Co. and in various other roles with General Electric Co. from 2001 to 2017. Mr. Immelt currently serves on the boards of directors at Twilio Inc. and Bloom Energy Corp., in addition to numerous private companies. Mr. Immelt holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Immelt is qualified to serve on our board of directors due to his extensive leadership and management history as the chief executive officer of a Fortune 500 company and his experience as a director of numerous public and private companies, together with his background in public company governance.
Byron Knight.   Mr. Knight has served as a member of our board of directors since December 2020. Mr. Knight serves as Managing Director of Koch Disruptive Technologies, LLC, a subsidiary and the venture capital arm of Koch Industries, Inc., which he joined in March 2018. Mr. Knight previously worked at Georgia-Pacific, LLC as Vice President, eCommerce from 2016 to 2018 and as General Partner, Emerging Business from 2014 to 2016. Mr. Knight serves on the boards of directors of numerous private companies. Mr. Knight holds a B.S. from Georgia Institute of Technology. We believe Mr. Knight is qualified to serve on our board of directors due to his extensive management history and experience in identifying and investing in manufacturing and logistics technologies and companies.
Stephen Nigro.   Mr. Nigro has served as a member of our board of directors since December 2020. Mr. Nigro served as a consultant to Legacy Desktop Metal from August 2020. He most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Mr. Nigro previously served as the Senior Vice President of HP, Inc.’s Imaging & Printing business. Mr. Nigro serves on the board of directors of Kornit Digital Ltd. Mr. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University. We believe Mr. Nigro is qualified to serve on our board of directors due to his extensive management history and his leadership experience in the additive manufacturing industry.
Steve Papa.   Mr. Papa has served as a member of our board of directors since December 2020. Mr. Papa serves as the chief executive officer of Parallel Wireless, a company he founded in 2012. Mr. Papa serves on the boards of directors of numerous private companies. Mr. Papa holds a B.S. from Princeton University and an M.B.A. from Harvard Business School. We believe Mr. Papa is qualified to serve on our board of directors due to his extensive management history as the founder and chief executive officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.
Andy Wheeler.   Mr. Wheeler has served as a member of our board of directors since December 2020. Mr. Wheeler serves as general partner of GV, a venture capital firm he joined in 2012. Mr. Wheeler currently serves on the board of directors of numerous private companies. Mr. Wheeler holds an S.B. and M.Eng. from MIT. We believe Mr. Wheeler is qualified to serve on our board of directors due to his extensive management history as the chief technology officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.
Bilal Zuberi.   Mr. Zuberi has served as a member of our Board of Directors since December 2020. Mr. Zuberi serves as a partner at Lux Capital, a venture capital firm he joined in 2013. Mr. Zuberi currently serves on the boards of directors of numerous private companies. Mr. Zuberi holds a B.S. from The College of Wooster and a Ph.D. from MIT. We believe Mr. Zuberi is qualified to serve on our board of directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.
Board Composition and Election of Directors
Director Independence
NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ms. Grayson and Messrs. Dussault, Hsieh, Immelt, Knight, Papa, Wheeler and Zuberi are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Classified Board of Directors
In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
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the Class I directors are Dayna Grayson, Byron Knight and Andy Wheeler, and their terms will expire at our 2021 annual meeting of stockholders;

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the Class II directors are Wen Hsieh, Jeff Immelt, Steve Papa and Bilal Zuberi, and their terms will expire at our 2022 annual meeting of stockholders; and

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the Class III directors are Scott Dussault, Ric Fulop, Leo Hindery, Jr. Stephen Nigro and Ali El-Siblani and their terms will expire at the 2023 annual meeting of stockholders.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Subject to the Stockholders Agreement, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee is responsible for, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

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discussing with our independent registered public accounting firm their independence from management;

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reviewing, with our independent registered public accounting firm, the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

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overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing our policies on risk assessment and risk management;

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reviewing related person transactions; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our audit committee consists of Messrs. Dussault, Immelt and Zuberi, with Mr. Dussault serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member, have a majority of independent members and be composed entirely of independent members. Our board of directors has affirmatively determined that Messrs. Dussault, Immelt and Zuberi each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee also meets the financial literacy requirements of NYSE listing standards. In addition, our board of directors has determined that Messrs. Dussault and Immelt each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee.
Compensation Committee
Our compensation committee is responsible for, among other things:
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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by our board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

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overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

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reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

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reviewing and approving all employment agreement and severance arrangements for our executive officers;

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making recommendations to our board of directors regarding the compensation of our directors; and

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retaining and overseeing any compensation consultants.

Our compensation committee consists of Ms. Grayson and Mr. Hsieh, with Ms. Grayson serving as chair. Our board of directors has affirmatively determined that Ms. Grayson and Mr. Hsieh each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors has adopted a written charter for the compensation committee.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
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identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

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overseeing succession planning for our Chief Executive Officer and other executive officers;

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periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

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overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

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developing and recommending to our board of directors a set of corporate governance guidelines.

Our nominating and corporate governance committee consists of Messrs. Papa and Wheeler, with Mr. Papa serving as chair. Our board of directors has affirmatively determined that Messrs. Papa and Wheeler each meet the definition of “independent director” under the NYSE rules. Our board of directors has adopted a written charter for the nominating and corporate governance committee.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.desktopmetal.com/investors. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

EXECUTIVE AND DIRECTOR COMPENSATION
Except as otherwise noted, this section presents the executive and director compensation of Legacy Desktop Metal prior to the Business Combination.
Executive Compensation
Overview
Our “Named Executive Officers” for the year ended December 31, 2020, include Ric Fulop, our Chief Executive Officer, Elizabeth Linardos, our former Chief Financial Officer, and Steve Billow, our President.
2020 Summary Compensation Table
The following table presents information regarding the total compensation of our Named Executive Officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Ric Fulop	2020	332,500	—	150,000	508	483,008
Chief Executive Officer	2019	350,000	—	—	540	350,540
Elizabeth Linardos	2020	247,841	3,635,366	40,000	355	3,923,562
Former Chief Financial Officer
Steve Billow	2020	308,750	2,596,476	150,000	714	3,055,941
President	2019	263,541	2,163,700	—	600	2,427,841

(1)
Amount reflects the grant date fair value of stock options granted during the applicable year as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 8 to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2020 for information regarding the assumptions used in calculating this amount. For Ms. Linardos and Mr. Billow, the amounts shown for 2020 also include $137,745 for Ms. Linardos and $2,273,983 for Mr. Billow, which represents the incremental fair value attributable to the repricing of stock options during 2020, computed as of the repricing date in accordance with ACS topic 718. For a further description of the repricing, see the section entitled “Narrative to 2020 Summary Compensation Table — Equity Compensation” below.

(2)
Amounts shown for Mr. Fulop and Ms. Linardos reflect one-time cash bonus payments awarded in connection with the Business Combination. For Mr. Billow, amount shown reflects a discretionary performance bonus earned for fiscal year 2020. For a further description of these payments, see the section entitled “Narrative to 2020 Summary Compensation Table — Cash Bonus Compensation” below.

(3)
Amount reflects the value of gross up for the taxable portion of group term life insurance in excess of $50,000.

Narrative to 2020 Summary Compensation Table
Base Salaries
Our Named Executive Officers receive a base salary to compensate them for services rendered to us. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, the annual base salaries for Mr. Fulop and Mr. Billow remained at their prior year levels of $350,000 and $325,000, respectively, and the annual base salary for Ms. Linardos was set at $280,000 in connection with her transition to the role of Chief Financial Officer during 2020.

From May through July 2020 we implemented temporary salary reductions due to the impact of the COVID-19 pandemic on our business. The base salaries actually earned by our Named Executive Officers for 2020 are set forth in the “Salary” column of the 2020 Summary Compensation Table above.
Cash Bonus Compensation
Mr. Fulop and Ms. Linardos received performance bonuses of $150,000 and $40,000, respectively, in connection with the successful completion of the Business Combination during 2020. Pursuant to his offer letter, Mr. Billow received a discretionary performance bonus of $150,000, which was based on individual and company performance in 2020, as determined by Mr. Fulop.
Equity Compensation
Prior to the Business Combination, we typically granted stock options as the long-term incentive component of our compensation program. Stock options allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant. Our stock options have vesting schedules that are designed to encourage continued employment and typically vest as to 25% of the shares subject to the option on the first anniversary of the applicable vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the recipient’s continued service through each applicable vesting date. From time to time, our Board of Directors may also construct alternate vesting schedules as it determines appropriate to motivate particular employees.
In June 2020, Mr. Billow was granted an option to purchase 610,609 shares of our common stock (as converted in connection with the Business Combination), which vests as to 75% of the shares pursuant to our standard time-based vesting schedule described above and as to 25% of the shares based on the attainment of an adjusted EBITDA breakeven threshold by June 30, 2022.
In June 2020 and August 2020, Ms. Linardos was granted options to purchase 30,530 and 512,912 shares of our common stock (as converted in connection with the Business Combination), respectively. The options vest pursuant to our standard vesting schedule described above with 25% of the shares vesting on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal installments thereafter.
In July 2020, the board approved a stock option repricing in which the strike price of employees’ unvested stock options was modified to the strike price consummate with the recent third-party stock valuation. No vested stock option awards were eligible for repricing. The repriced options are subject to a new four year vesting schedule with a vesting commencement date of September 1, 2020. Employees had the ability to opt out of the repricing of the unvested stock options by providing notice to the company. Mr. Billow and Ms. Linardos participated in the repricing.
In connection with the Business Combination, we began granting restricted stock units as the long-term incentive component of our compensation program. No restricted stock units were granted to our named executive officers during 2020.
Executive Employment Arrangements
In connection with his commencement of employment with us in March 2019, we entered into an offer letter with Mr. Billow pursuant to which he serves as our President. Under the offer letter, in the event Mr. Billow is laid off, terminated by us without cause, or if he resigns for good reason, he will be entitled to receive base salary continuation for a period of 12 months. Upon a change in control, 50% of the unvested shares subject to Mr. Billow’s then-outstanding options would vest. If Mr. Billow is terminated by us without cause or he resigns for good reason, in either case, within six months following a change in control, the remaining 50% of the unvested shares subject to his then-outstanding options would vest. Mr. Billow waived any potential accelerated vesting of his outstanding options in connection with the Business Combination.
For purposes of Mr. Billow’s offer letter “cause” generally means his (i) violation of a company policy or rule, (ii) breach, attempted breach or violation of his restrictive covenant agreement with us, (iii) failure to materially perform job duties and responsibilities reasonably expected of his position, (iv) arrest for, conviction of, or plea of guilty or no contest to any felony or to a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, (v) dishonest statements or acts with respect to or affecting the company, (vi) gross negligence, willful misconduct or insubordination, or (vii) other conduct that could be harmful to our business, interests or reputation. For purposes of Mr. Billow’s offer letter, “good reason” means (i) our requirement that he relocate to a location more than 35 miles from our current location in Burlington, Massachusetts, (ii) a material reduction in his job responsibilities, or (iii) a material reduction in his compensation.
We have not entered into an employment agreement or offer letter with Mr. Fulop that sets forth the terms and conditions of his employment with us.
Mr. Billow and Mr. Fulop have entered into restrictive covenant agreements with us that generally contain 12-month post-employment non-competition and non-solicitation covenants. For Mr. Billow, during the post-employment period that he is subject to the non-competition covenant, and subject to limited exceptions, we agreed to provide “garden leave” pay at a rate that equals 50% of his highest annual base salary within the two years prior to termination.
Transition Agreement with Ms. Linardos
In connection with Ms. Linardos’ resignation as Chief Financial Officer in February 2021, we entered into a Transition and Separation Agreement with Ms. Linardos that superseded her prior offer letter with the company.
Pursuant to the Transition and Separation Agreement, upon the termination of Ms. Linardos’ employment with the company in July 2021, and subject to her execution and non-revocation of a release of claims and continued compliance with a separate restrictive covenant agreement, she will be entitled to receive a lump sum payment of $20,000 (the “Completion Bonus”) and we will pay the COBRA premium payments for Ms. Linardos and her covered dependents until the earlier of August 15, 2021 or the date Ms. Linardos becomes eligible for coverage under another employer’s plan.
In the event Ms. Linardos’ employment is terminated by us without cause prior to July 23, 2021, and subject to her execution and non-revocation of a release of claims and continued compliance with a separate restrictive covenant agreement, she will be entitled to receive (i) a lump sum payment equal to the sum of (x) any unpaid portion of the base salary that would have been paid to her through July 23, 2021 and (y) the Completion Bonus, and (ii) we will pay the COBRA premium payments for Ms. Linardos and her covered dependents until August 15, 2021. In the event Ms. Linardos terminates her employment prior to July 23, 2021, she will be entitled to receive any unpaid portion of the base salary that would have been paid to her through such date.
Ms. Linardos’ stock options, to the extent not vested before July 23, 2021, will cease vesting on such date and will be exercisable for a period of 5 years thereafter.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each Named Executive Officer as of December 31, 2020. Mr. Fulop did not hold any outstanding equity incentive plan awards as of December 31, 2020.

		Option Awards
Name and Principal Position	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Elizabeth Linardos Former Chief Financial Officer	12/01/2017	121,740	—	—	2.46	11/30/2027
	05/08/2019	4,324	—	—	3.34	05/07/2029
	06/11/2020	15,265	15,265(1)	—	1.40	06/10/2030
	07/17/2020	256,456	256,456(1)	—	1.40	07/16/2030
	09/01/2020(4)	27,668	27,668(1)	—	1.40	11/30/2027
	09/01/2020(4)	3,944	3,944(1)	—	1.40	05/07/2029
	03/01/2019	457,957	—	—	3.34	02/28/2029
Steve Billow President	06/11/2020	—	457,956(2)	152,652(3)	1.40	06/10/2030
	09/01/2020(4)	—	763,261(2)	—	1.40	02/28/2029

(1)
As of December 31, 2020, the option was eligible to vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to Ms. Linardos continuing to provide services to us through each applicable vesting date and accelerated vesting as to 50% of the unvested shares in connection with the Business Combination and full accelerated vesting in the event Ms. Linardos was terminated without cause or resigned for good reason, in either case, within 6 months following the closing of the Business Combination. See “Narrative to 2020 Summary Compensation Table — Transition Agreement with Ms. Linardos” for a description of the treatment of Ms. Linardos’ outstanding option awards in connection with her termination of employment in 2021.

(2)
The option vests as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to Mr. Billow continuing to provide services to us through each applicable vesting date and accelerated vesting in connection with a change in control as described above under “Narrative to 2020 Summary Compensation Table — Executive Employment Arrangements”.

(3)
The option vests upon the achievement of an adjusted EBITDA breakeven threshold by June 30, 2022.

(4)
Represents options that were repriced in July 2020. See “Narrative to 2020 Summary Compensation Table — Equity Compensation” above for additional information.

Health, Welfare and Retirement Plans
Our Named Executive Officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
We also sponsor a 401(k) defined contribution plan in which our Named Executive Officers may participate, subject to limits imposed by the Internal Revenue Code, or the Code, to the same extent as all of our other full-time employees. Currently, we do not match contributions made by participants in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers, in accordance with our compensation policies.

Director Compensation
Historically, we have not made annual cash or equity compensation awards to our non-employee directors for service on our Board of Directors, although we have granted equity awards to certain non- employee directors from time to time in recognition of their service on our board.
In August 2020 we granted each of Dayna Grayson and Steve Papa an option to purchase 61,061 shares of our common stock (as adjusted in connection with the Business Combination). Each option vests as to 25% of the shares on August 5, 2021 and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to continued service through each applicable vesting date. In addition, in August 2020 Stephen Nigro was granted 61,061 restricted stock units (as adjusted in connection with the Business Combination). The restricted stock units vest as to 25% of the shares on August 24, 2021 and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to continued service through each applicable vesting date. In addition, Mr. Nigro has provided consulting services to us and was paid $40,935 for such services in 2020. On September 1, 2020, options to purchase 170,970 shares of our common stock previously granted to Jeff Immelt were repriced.
2020 Director Compensation
The following table sets forth the compensation earned by our non-employee directors for service on our board during 2020.
Name	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Dayna Grayson	—	413,590	—	413,590
Leo Hindery, Jr.	—	—	—	—
Wen Hsieh	—	—	—	—
Jeff Immelt	—	348,345	—	348,345
Byron Knight	—	—	—	—
Stephen Nigro	487,259	—	40,935	528,194
Steve Papa	—	413,590	—	413,590
Andy Wheeler	—	—	—	—
Bilal Zuberi	—	—	—	—

(1)
Amount reflects the grant date fair value of stock and option awards granted during fiscal year 2020 as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 8 to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2020 for information regarding the assumptions used in calculating this amount. For Mr. Immelt, the amounts shown represents the incremental fair value attributable to the repricing of stock options during 2020, computed as of the repricing date in accordance with ACS topic 718. For a further description of the repricing, see the section entitled “Narrative to 2020 Summary Compensation Table — Equity Compensation” above.

(2)
Amount reflects fees paid for consulting services provided by Mr. Nigro in 2020.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.
Name	Options Outstanding at Fiscal Year End	Unvested Restricted Shares Outstanding at Fiscal Year End
Dayna Grayson	61,060	—
Leo Hindery, Jr.	—	—
Wen Hsieh	—	—
Jeff Immelt	390,789	—
Byron Knight	—	—
Stephen Nigro	—	61,060
Steve Papa	61,060	—
Andy Wheeler	—	—
Bilal Zuberi	—	—
In December 2020, we adopted a compensation program for our non-employee directors, referred to herein as the Director Compensation Program, which supersedes the current arrangements with our non- employee directors and will apply broadly to all of our non-employee directors. Pursuant to the Director Compensation Program, our non-employee directors will receive cash compensation as follows:
•
Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year;

•
The chair of the board will receive an additional annual cash retainer in the amount of $45,000 per year;

•
The chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non- chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee;

•
The chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee; and

•
The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Director fees under the program will be payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.
Under the Director Compensation Program, upon a director’s initial appointment or election to our Board, such non-employee director will automatically be granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $280,000 by the fair market value of a share of common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Initial Grant. Additionally, on the date of each annual stockholder’s meeting following the completion of the Business Combination, each non-employee director will automatically be granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $140,000 by the fair market value of a share of Class A common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Annual Grant. The Initial Grant will vest in substantially equal monthly installments for three years from the date of grant, subject to continued service as a non-employee director through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting following the date of grant, subject to continued service as a non-employee director through the vesting date. Upon a non-employee director’s termination of service on the Board due to death or disability or in the event of a change in control (as defined in our 2020 Incentive Award Plan, or the 2020 Plan) of our company, the Initial Grant and the Annual Grant will vest in full. For any non-employee directors that are appointed to our Board after any annual stockholder’s meeting, such non-employee director will be eligible to receive a pro-rata portion of the Annual Grant for such year.
Incentive Plans
The following summarizes the material terms of the 2020 Incentive Award Plan, or the 2020 Plan, which is the long-term incentive compensation plan in which our named executive officers are eligible to participate, and the 2015 Stock Incentive Plan, under which we have previously made periodic grants of equity and equity-based awards to our named executive officers and other key employees prior to the Business Combination.
2020 Incentive Award Plan
Administration
The 2020 Plan is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or our officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2020 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator has the authority to take all actions and make all determinations under the 2020 Plan, to interpret the 2020 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2020 Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2020 Plan.
Award Limits
The number of shares of Class A common stock initially available for issuance under the 2020 Plan is equal to the sum of (i) 12,400,813 shares of Class A common stock, (ii) the number of shares available for future grants under the 2015 Plan and the Make Composites, Inc. 2018 Equity Incentive Plan, together with the 2015 Plan, the Prior Plans, and (iii) any shares which are subject to awards granted under the Prior Plans that are forfeited or lapse unexercised. The number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2021 and ending in and including 2030, equal to the lesser of (A) 5% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (B) a smaller number of shares determined by our board of directors. No more than 12,400,813 shares of Class A common stock may be issued under the 2020 Plan upon the exercise of incentive stock options. Shares issued under the 2020 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. The 2020 Plan also includes annual limits on awards that may be granted to non-employee directors. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to a non-employee director for services as a director under the 2020 Plan during any fiscal year may not exceed $1,000,000 in the fiscal year of the non-employee director’s initial service, and $750,000 in any other fiscal year. The plan administrator may, however, make exceptions to such limits in extraordinary circumstances, subject to the limitations in the 2020 Plan.
Share Counting Provisions
If an award under the 2020 Plan or a Prior Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price ( s adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for award grants under the 2020 Plan. Shares delivered by a participant to satisfy the applicable exercise or purchase price of an award granted under the 2020 Plan or a Prior Plan and/or to satisfy any applicable tax withholding obligation will, as applicable, become or again be available for award grants under the 2020 Plan. Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2020 Plan.
Awards granted under the 2020 Plan in substitution for any options or other stock or stock based awards granted by an entity before the entity’s merger or consolidation with our company (or any of our subsidiaries) or our (or any of our subsidiaries’) acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2020 Plan, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.
Eligibility
Our employees, consultants and non-employee directors or any of our subsidiaries (as defined in the 2020 Plan) are eligible to participate in the 2020 Plan.
Types of Awards
The 2020 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.
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Stock Options and Stock Appreciation Rights, or SARs.   Stock options provide for the purchase of shares of Class A common stock in the future at an exercise price set on the grant date. Incentive stock options, by contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding periods and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date, unless otherwise determined by the plan administrator and except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years. Notwithstanding the foregoing, incentive stock options granted to certain significant stockholders will have an exercise price no less than 110% of the fair market value of the underlying shares on the grant date and a term no longer than five years.

•
Restricted Stock.   Restricted stock is an award of nontransferable shares of Class A common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include voting rights in such shares and the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.

•
Restricted Stock Units, or RSUs.   RSUs are contractual promises to deliver shares of Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Class A common stock prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.
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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A common stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions, vesting conditions and payment terms.

Performance Criteria
The plan administrator may select performance criteria for an award to establish performance goals for a performance period. Performance criteria under the 2020 Plan may include, but will not be limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/ growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to our company’s performance or the performance of a subsidiary, division, business segment or business unit of our company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. When determining performance goals, the plan administrator may provide for exclusion of the impact of an event or occurrence which the plan administrator determines should appropriately be excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.
Change in Control and Certain Other Transactions
In connection with certain corporate transactions and events affecting the Class A common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2020 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2020 Plan and replacing or terminating awards under the 2020 Plan. In addition, in the event of certain non- reciprocal transactions with stockholders, the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards as it deems appropriate to reflect the transaction.
Amendment and Termination
The administrator may amend, suspend or terminate the 2020 Plan at any time. However, no amendment, other than an amendment that increases the number of shares available under the 2020 Plan, may materially and adversely affect an award outstanding under the 2020 Plan without the consent of the affected participant. Our board of directors is required to obtain stockholder approval for any amendment to the 2020 Plan to the extent necessary to comply with applicable laws. Further, the plan administrator cannot, without the approval of stockholders, amend any outstanding stock option or SAR to reduce its price per share. The 2020 Plan will remain in effect until the tenth anniversary of the earlier of (i) the date our board of directors adopted the 2020 Plan and (ii) the date the stockholders approved the 2020 Plan, unless earlier terminated by the our board of directors. No awards may be granted under the 2020 Plan after its termination.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2020 Plan are generally non- transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2020 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2020 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of Class A common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.
2015 Stock Incentive Plan
From and after the effective date of the 2020 Plan, no additional awards under our 2015 Plan can be made. However, the 2015 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder, which include options.
Share Reserve
As of September 30, 2020, stock options covering 19,577,353 shares with a weighted-average exercise price of $1.53 per share were outstanding under the 2015 Plan. If an option granted under the 2015 Plan is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award, any unused shares subject to the option will become available for issuance under the 2020 Plan.
Administration
Our board of directors or a committee delegated by our board of directors administers the 2015 Plan.
Subject to the terms of the 2015 Plan, the administrator has the power to, among other things, make all other determinations necessary or desirable for the plan administration.
Awards
Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards under the 2015 Plan were available for grant to officers, employees and directors, as well as consultants and advisors of the Company and its affiliates.

Changes to Capitalization
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff or other similar change in capitalization or event, or any dividend or distribution to holders of Class A common stock other than an ordinary cash dividend, the number and class of securities available under the 2015 Plan, the number and class of securities and exercise price per share of each outstanding option, the share and per share provisions and the measurement price of each outstanding SAR, the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award and the share and per share related provisions and the purchase price, if any, of each outstanding other stock-based award, will be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the administrator.
Reorganization Event
In connection with a reorganization event, including any merger or consolidation of the Company with or into another entity, any transfer or disposition of all shares of the Company for cash, securities or other property pursuant to a share exchange or other transaction or any liquidation or dissolution of the Company the administrator in its discretion may provide any for any combination of the following: (i) awards will be assumed, or new rights substituted therefor, by another entity, (ii) upon written notice to participants, provide that all unexercised awards will terminate immediately prior to such change in control transaction unless exercised by the participants, (iii) outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Class A common stock will receive a cash payment for each share surrendered in the reorganization event (the “Acquisition Price”), make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of Class A common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting) multiplied by (B) the excess, if any, of the Acquisition Price over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award or (v) in connection with a liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).
Amendment and Termination
The administrator may terminate or amend the 2015 Plan at any time and from time to time, provided that no amendment shall materially or adversely affect any award outstanding at the time of the amendment without the consent of the affected participant. However, we must generally obtain stockholder approval for any amendment to the extent required by applicable law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or one percent of the average of our total assets at year end for the last two completed fiscal years or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Stockholders Agreement
Pursuant to the Stockholders Agreement, the Sponsor and its permitted transferees have (i) the right to nominate Leo Hindery, Jr. to our board of directors for so long as the Sponsor and its permitted transferees beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the aggregate number of shares of Class A common stock beneficially owned by the Sponsor and its permitted transferees immediately following the closing of the Business Combination, ( or the “Initial Sponsor Shares”), and (ii) certain information rights for so long as the Sponsor and its permitted transferees beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares. The Stockholders Agreement will terminate with respect to the Sponsor at the time that it and its permitted transferees cease to collectively beneficially own, in the aggregate, a number of shares of Class A common stock equal to or greater than 25% of the Initial Sponsor Shares.
Registration Rights Agreement
In connection with the execution of the Merger Agreement, we and certain stockholders of Legacy Desktop Metal and Trine entered into an amended and restated registration rights agreement, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to twice in any 12 month period, certain Legacy Desktop Metal stockholders and Trine stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Series D Preferred Stock Financing
From June 2017 through June 2018, Legacy Desktop Metal sold an aggregate of 13,672,329 shares of its Series D preferred stock to related persons at a purchase price of $8.5656 per share. The following table summarizes purchases of Series D preferred stock from Legacy Desktop Metal by such related persons:
Name	Shares of Series D Preferred Stock	Total Purchase Price
GV 2017, L.P.(1)	1,751,190	$14,999,993
Jeffrey Immelt(2)	11,674	$99,995
KPCB Holdings, Inc., as nominee(3)	233,492	$1,999,999
Lux Ventures IV, L.P.(4)	1,167,460	$9,999,995
New Enterprise Associates 15, L.P.(5)	2,336,291	$20,011,734
The Northern Trust Company(6)	8,172,222	$69,999,985
Total	13,672,329	$117,111,701

(1)
Entities affiliated with GV 2017, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(2)
Mr. Immelt is a director.

(3)
KPCB Holdings, Inc., as nominee currently held more than 5% of Legacy Desktop Metal’s capital stock.

(4)
Entities affiliated with Lux Ventures IV, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(5)
Entities affiliated with New Enterprise Associates 15, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(6)
Entities affiliated with The Northern Trust Company held more than 5% of Legacy Desktop Metal’s capital stock.

Series E and E-1 Preferred Stock Financing
In January 2019, Legacy Desktop Metal sold an aggregate of 11,575,577 shares of its Series E preferred stock and 2,494,737 shares of Series E-1 preferred stock to related persons at a purchase price of $10.0211 per share. The following table summarizes purchases of Series E preferred stock and Series E-1 preferred stock from Legacy Desktop Metal by such related persons:
Name	Shares of Series E Preferred Stock	Total Purchase Price
KDT Desktop Metal Holdings, LLC(1)	7,484,209	$75,000,007
KPCB Holdings, Inc., as nominee(2)	99,790	$1,000,006
Lux Co-Invest Opportunities, L.P.(3)	1,496,842	$15,000,003
New Enterprise Associates 15, L.P.(4)	1,496,842	$15,000,003
The Northern Trust Company(5)	997,894	$9,999,996
Total	11,575,577	$116,000,015

(1)
KDT Desktop Metal Holdings, LLC held more than 5% of Legacy Desktop Metal’s capital stock.

(2)
KPCB Holdings, Inc., as nominee held more than 5% of Legacy Desktop Metal’s capital stock.

(3)
Entities affiliated with Lux Co-Invest Opportunities, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

(4)
Entities affiliated with New Enterprise Associates 15, L.P. held more than 5% of Legacy Desktop Metal’s capital stock

(5)
Entities affiliated with The Northern Trust Company held more than 5% of Legacy Desktop Metal’s capital stock.

Name	Shares of Series E-1 Preferred Stock	Total Purchase Price
GV 2019, L.P.(1)	2,494,737	$25,000,008.95

(1)
Entities affiliated with GV 2019, L.P. held more than 5% of Legacy Desktop Metal’s capital stock.

Investors’ Rights Agreement
Legacy Desktop Metal was party to the Fourth Amended and Restated Investors’ Rights Agreement, dated as of January 14, 2019, as amended, which provided, among other things, that certain holders of its capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates, and The Northern Trust Company, each of which held more than 5% of Legacy Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, and (iii) Jeffrey Immelt, a director, had the right to demand that Legacy Desktop Metal file a registration statement or request that their shares of capital stock be covered by a registration statement that Legacy Desktop Metal was otherwise filing. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. This agreement terminated upon completion of the Business Combination.
Right of First Refusal
Pursuant to certain of Legacy Desktop Metal’s equity compensation plans and certain agreements with its stockholders, including the Fourth Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of January 14, 2019, or the ROFR Agreement, Legacy Desktop Metal or its assignees had the right to purchase shares of Legacy Desktop Metal capital stock which stockholders propose to sell to other parties. Certain holders of Legacy Desktop Metal capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates and The Northern Trust Company, each of which held more than 5% of Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, (iii) and Jeffrey Immelt, a director, had rights of first refusal and co-sale under the ROFR Agreement. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. These rights terminated upon completion of the Business Combination.
Voting Agreement
Legacy Desktop Metal was a party to the Fourth Amended and Restated Voting Agreement, dated as of January 14, 2019, pursuant to which certain holders of its capital stock, including (i) entities affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures, New Enterprise Associates and The Northern Trust Company, each of which held more than 5% of Desktop Metal’s capital stock, (ii) Ford Motor Company, which is affiliated with a former director, Gary Johnson, and (iii) Jeffrey Immelt and Ric Fulop, each of whom are directors, agreed to vote their shares of Legacy Desktop Metal capital stock on certain matters, including with respect to the election of directors. Andy Wheeler, Byron Knight, Wen Hsieh, Bilal Zuberi and Dayna Grayson, each of whom are directors, are affiliated with Google Ventures, KDT Desktop Metal Holdings, Inc., KPCB Holdings, Inc., as nominee, Lux Ventures and New Enterprise Associates, respectively. This agreement terminated upon completion of the Business Combination.
Warrants
In August 2020, Legacy Desktop Metal issued a warrant to purchase up to 300,000 shares of Legacy Desktop Metal’s common stock to KDT Desktop Metal Holdings, LLC, which held more than 5% of Desktop Metal’s capital stock, in exchange for technical research and development advisor services. The warrant was cashlessly exercised for 200,151 shares of Legacy Desktop Metal’s common stock in connection with the consummation of the Business Combination.
Option Repricing
In July 2020, Legacy Desktop Metal’s board of directors approved a stock option repricing in which the strike price of employees’ unvested stock option awards was modified to the strike price consummate with the recent third party stock valuation. No vested stock option awards were eligible for repricing. The repriced options are subject to a new four year vesting schedule with a vesting commencement date of September 1, 2020. Employees had the ability to opt out of the repricing of the unvested stock option grants by providing notice to Legacy Desktop Metal. Steve Billow, Meg Broderick and Elizabeth Linardos, each an executive officer, participated in the repricing.
Restricted Stock Unit Grant to Director
In August 2020, Legacy Desktop Metal’s board of directors approved a grant of 50,000 restricted stock units to Stephen Nigro in connection with his role as a consultant to Desktop Metal.

Transaction Bonuses
In December 2020, our Chief Executive Officer and Chairman, Ric Fulop, and our General Counsel, Meg Broderick, and our Chief Product Officer, Arjun Aggarwal, were each awarded a cash bonus of $150,000 in connection with their efforts related to the Business Combination. Ms. Broderick was previously awarded a cash bonus in the amount of $40,000 in connection with the Business Combination. In February 2021, our Chief Financial Officer and Treasurer, James Haley, was awarded a cash bonus in the amount of $150,000 in connection with his efforts related to the Business Combination.
Director and Officer Indemnification
Legacy Desktop Metal’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Desktop Metal also entered into indemnification agreements with each of its directors. Following the Business Combination, these agreements were replaced with new indemnification agreements for each director and officer.
PIPE Investment
In August 2020, Jeffrey Immelt, a director, entered into a Subscription Agreement with Trine to subscribe for 25,000 shares of Class A common stock at a purchase price of $250,000 pursuant to a private placement of Trine Class A common stock that closed immediately prior to the Business Combination.
Acquisition
On February 16, 2021, pursuant to a Purchase Agreement and Plan of Merger by and among Desktop Metal and certain of its affiliates, Ali El Siblani, EnvisionTec, Inc. and certain of its affiliates (the “EnvisionTec Group”), we completed the acquisition of the EnvisionTec Group (the “EnvisionTec Acquisition”). Upon completion of the EnvisionTec Acquisition, (i) Mr. El Siblani, a director and executive officer, received (a) $143.8 million in cash, and (b) 5,036,142 shares of Class A common stock of Desktop Metal, with a fair value of approximately $159.8 million as of the close of business on the acquisition date, and (ii) Mr. El Siblani was elected to our Board of Directors.
Agreements with Entities Controlled by Ali El Siblani
As a result of our EnvisionTec Acquisition in February 2021, we entered into several lease agreements with entities controlled by Ali El Siblani, a director and executive officer, for facility space located in Dearborn, Michigan and Gladbeck, Germany. Pursuant to the lease agreements, we pay such entities approximately $400,000 per year in rent payments. Following the EnvisionTec Acquisition, we are also a party to a distribution agreement with Sibco Europe Ltd., a distributor based in the United Kingdom of which Mr. El Siblani is the managing director and sole owner, and E3D Technology, a wholly-owned subsidiary of Sibco Europe Ltd., for services including research and development, maintenance, and marketing services. Depending on the volume of activity under these agreements, we may pay such entities more than $120,000 per year; however, since the EnvisionTec acquisition, we have not made any payments to Sibco Europe Ltd., and we have paid E3D Technology approximately $54,000.
Procedures with Respect to Review and Approval of Related Person Transactions
Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock, as of April 1, 2021 by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 252,660,882 shares of Class A common stock outstanding as of April 1, 2021. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage Ownership of Outstanding Class A Common Stock
5% or Greater Stockholders
Entities affiliated with New Enterprise Associates(1)	28,416,088	11.25%
Entities affiliated with Lux Ventures(2)	18,651,974	7.38%
KPCB Holdings, Inc., as nominee(3)	17,856,665	7.07%
Entities affiliated with Google Ventures(4)	14,302,438	5.66%
Named Executive Officers and Directors
Ric Fulop(5)	21,981,930	8.70%
Steve Billow(6)	457,956	*
Elizabeth Linardos(7)	429,397	*
Scott Dussault	—	—
Ali El-Siblani	5,036,142	1.99%
Dayna Grayson	—	—
Leo Hindery, Jr.(8)	2,897,317	1.15%
Wen Hsieh(3)	17,856,665	7.07%
Jeff Immelt(9)	259,075	*
Byron Knight	—	—
Stephen Nigro	—	—
Steve Papa	—	—
Andy Wheeler	—	—
Bilal Zuberi	—	—
All executive officers and directors as a group (17 persons)(10)	49,263,865	19.39%

*
less than 1%

(1)
Consists of (a) 135,514 shares of Class A common stock held by NEA Seed IV, LLC (Seed), (b) 17,161 shares of Class A common stock held by NEA Ventures 2015, L.P. (Ven 2015), and (c) 28,263,413 shares of Class A common stock held by New Enterprise Associates 15, L.P. (NEA 15). The securities directly held by NEA 15 are indirectly held by NEA Partners 15, L.P. (Partners 15), which is the sole general partner of NEA 15; NEA 15 GP, LLC (NEA 15 LLC), which is the sole general partner of Partners 15; and each of the individual managers of NEA 15 LLC. The individual Managers of NEA 15 LLC (the NEA 15 Managers) are Forest Baskett, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, and Peter Sonsini. NEA Partners 15, NEA 15 LLC, and the NEA 15 Managers share voting and dispositive power with regard to the shares owned directly by NEA 15. The securities directly held by Seed are indirectly held by New Enterprise Associates 16, L.P. (NEA 16), which is the sole member of Seed; NEA Partners 16, L.P. (Partners 16), which is the sole general partner of NEA 16; NEA 16 GP, LLC (NEA 16 LLC), which is the sole general partner of Partners 16; and each of the individual managers of NEA 16 LLC. The individual Managers of NEA 16 LLC (the NEA 16 Managers) are Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Mohamad Makhzoumi, Joshua Makower, Scott D. Sandell, Paul Walker, and Peter Sonsini. NEA 16, NEA Partners 16, NEA 16 LLC, and the NEA 16 Managers share voting and dispositive power with regard to the shares owned directly by Seed. Karen P. Welsh, the general partner of Ven 2015, shares voting and dispositive power with regard to the shares owned directly by Ven 2015. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities and individuals is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(2)
Consists of (a) 193,592 shares of Class A common stock held by Lux Ventures V, L.P., (b) 16,630,411 shares of Class A common stock held by Lux Ventures IV, L.P., and (c) 1,827,971 shares of Class A common stock held by Lux Ventures IV, L.P. Lux Venture Partners V, LLC is the general partner of Lux Ventures V, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures V, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Josh Wolf are the individual managing members of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures V, L.P., Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners V, LLC, Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(3)
All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 17,134,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB

(4)
XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(5)
Consists of (a) 2,332,177 shares of Class A common stock held by GV 2017, L.P., (b) 8,923,643 shares of Class A common stock held by GV 2016, L.P., and (c) 3,046,618 shares of Class A common stock held by GV 2017, L.P. GV 2017 GP, L.P. (the general partner of GV 2017, L.P.), GV 2017 GP, L.L.C. (the general partner of GV 2017 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2017 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2017, L.P. GV 2016 GP, L.P. (the general partner of GV 2016, L.P.), GV 2016 GP, L.L.C. (the general partner of GV 2016 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2016 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2016, L.P. GV 2019 GP, L.P. (the general partner of GV 2019, L.P.), GV 2019 GP, L.L.C. (the general partner of GV 2019 GP, L.P.), Alphabet Holdings LLC (the sole member of GV 2019 GP, L.L.C.), XXVI Holdings Inc. (the managing member of Alphabet Holdings LLC), and Alphabet Inc. (the sole stockholder of XXVI Holdings Inc.) may each be deemed to have sole power to vote or dispose of the shares held directly by GV 2019, L.P. The principal mailing address for each of GV 2016, L.P., GV 2016 GP, L.P., GV 2016 GP, L.L.C, GV 2017, L.P., GV 2017 GP, L.P., GV 2017 GP, L.L.C, GV 2019, L.P., GV 2019 GP, L.P., GV 2019 GP, L.L.C., Alphabet Holdings LLC, XXVI Holdings Inc., and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(6)
Consists of (a) 20,095,149 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.

(7)
Consists of shares of Class A common stock subject to options held by Mr. Billow that are exercisable within 60 days of April 1, 2021.

(8)
Consists of Class A common stock subject to options held by Ms. Linardos that are exercisable within 60 days of April 1, 2021.

(9)
Consists of (i) 2,897,317 shares of Class A common stock. The business address of Mr. Hindery and RTH is 405 Lexington Avenue, 48th Floor, New York, New York 10174. The business address of HPS is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(10)
Consists of (a) 39,256 shares of Class A common stock and (b) 219,819 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of April 1, 2021.

(11)
Consists of (i) 47,811,310 shares of Class A common stock, (ii) 1,452,555 shares of Class A common stock subject to options that are exercisable within 60 days of April 1, 2021.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A common stock after the date of this prospectus.
The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each Selling Securityholder. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 255,776,717 shares of Class A common stock outstanding as of May 31, 2021. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 31, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed Selling Securityholders is c/o Desktop Metal, Inc., 63 3rd Avenue, Burlington, Massachusetts 01803. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A common stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
In June 2021, our affiliate entered into service agreements with each of Charles-Edouard Moens de Hase and Matthias Hicks pursuant to which Messrs. Moens de Hase and Hicks provide certain consulting services to us. In addition, certain of the selling securityholders in the following table are our employees.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage	Number of Shares Being Offered	Number	Percentage
Ann and Eberhad Voit ..	103,975	*	103,975	—	—
Antoine Deblire	7,310	*	7,310	—	—
Arkema Inc.(1)	193,442	*	193,442	—	—
Barbara D. Boyan	1,044	*	1,044	—	—
Bram Neirinck	4,386	*	4,386	—	—
Charles-Edouard Moens de Hase	100,844	*	100,844	—	—
Chemence, Inc.(2)	73,916	*	73,916	—	—
Clear Fir Partners, LP(3)	13,166	*	9,666	3,500	*
Curtis Collar	1,044	*	1,044	—	—
Dodd Grande	1,044	*	1,044	—	—
DSM Venturing B.V.(4)	443,507	*	443,507	—	—
Ellery Buchanan	79,311	*	79,311	—	—
Eric Parker	14,089	*	14,089	—	—
Innovation Fund SA/NV(5)	160,902	*	160,902	—	—
James McAndrew	3,459	*	3,459	—	—
Jonathan Soler Lillo	4,386	*	4,386	—	—
Johnathan King	1,386	*	1,386	—	—
Lionel Bolkaerts	2,485	*	2,485	—	—
M4KE.IT SRL(6)	186,613	*	186,613	—	—
Martin Marchal	2,485	*	2,485	—	—
Matthias Hick	121,579	*	121,579	—	—
McCarley Family LLC(7)	11,253	*	11,253	—	—
McDermott Staff, LLC(8)	589,016	*	589,016	—	—
Michael Seeligson	12,317	*	12,317	—	—
Michael Moussa	4,846	*	4,846	—	—
Molly Seeligson	2,306	*	2,306	—	—
Noshaq Spin-Offs S.A.(9)	160,902	*	160,902	—	—
Peter A. Smith	5,469	*	5,469	—	—
Peter Mercelis	120,186	*	120,186	—	—
Philip Brent Duncan	198,840	*	198,840	—	—
Rigoberto Advincula	1,044	*	1,044	—	—
Sara Janssens	7,844	*	7,844	—	—
Stephen Kay	41,552	*	41,552	—	—
Walter Voit	287,202	*	287,202	—	—
Wendover Investments, LP(10)	219,079	*	219,079	—	—
West Pharmaceutical Services, Inc.(11)	193,442	*	193,442	—	—
William R. Krenik	4,525	*	4,525	—	—

*
less than 1%

(1)
The beneficial owners of Arkema Inc. is Arkema Delaware, Inc. The beneficial owner of Arkema Delaware, Inc. is Arkema Ameriques S.A.S. The beneficial ownership of Arkema Ameriques S.A.S. is Arkema SA (France). The principal business address of Arkema Inc. is 900 First Avenue, King of Prussia, PA 19406.

(2)
James Cooke, the Chief Executive Officer of Chemence, Inc., and has voting and investment control of the shares held by the Selling Securityholder. The principal business address is 185 Bluegrass Valley Parkway, Alpharetta, GA 30005.

(3)
John E. Cunningham is the General Partner of Clear Fir Partners, LP. and has voting and investment control of the shares held by the Selling Securityholder. The principal business address is 4651 NE Laurelcrest Lane, Seattle, WA 98105.

(4)
Pieter Wolters is the Managing Director of DSM Venturing B.V., Hans Vossen is a Director and Patricia Malarkey is a Director. Together, Mr. Wolters, Mr. Vossen and Ms. Malarkey have voting and investment control of the shares held by the Selling Securityholder. The principal business address is Urmonderbaan 22, 6167 RD Geleen, The Netherlands.

(5)
Francois Cornelis is the Chairman of Innovation Fund SA/NV. The principal place of business of Innovation Fund SA/NV is Boulevard Auguste Reyers 80, Brussels 1030.

(6)
Alexis Bedoret is the owner of M4KE.IT SRL. The principal place of business of M4KE.IT SRL is 5 Rue Labert-Lombard, 4000 Liège, Belgium 4000.

(7)
William David McCarley is the Manager of McCarley Family LLC. The principal place of business of McCarley Family LLC is 2960 Majestic Oak Drive, Grapevine, TX 76051.

(8)
The principal place of business of McDermott Staff, LLC is 4303 Glenleigh Drive, Dallas, TX 75220.

(9)
NOSHAQ SPIN-OFFS, a public limited company, with its head office at 4031 Angleur, avenue Pré-Aily 4, is represented in accordance with its articles of association by S.R.L. OUSIA OPERATIONS, Managing Director, which is represented by Mr. Marc FOIDART, and S.C.R.L. VENTURE COACHING, Director, which is represented by Mrs. Nathalie BENOIT.

(10)
Dan Patterson is the Manager of Wendover Investments Management, LLC. The principal place of business of Wendover Investment LP is P.O. Box 140627, Dallas, Texas 75214.

(11)
Charles Witherspoon is the Vice President and Treasurer of West Pharmaceutical Services, Inc. The principal place of business is 530 Herman O. West Drive, Exton PA 19341.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our certificate of incorporation and bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
Capital stock
Our authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of April 30, 2021, there were 252,689,568 shares of Class A common stock outstanding. No shares of preferred stock have been issued or are outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Holders of shares of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
In the event of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock.
Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends is dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.
Anti-Takeover Provisions
The certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three- year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Stockholder Action; Special Meetings of Stockholders
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of our board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by our board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide timely notice in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of our company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the our shares at the time of the transaction to which the action relates.
Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by applicable law, is the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Class A common stock is listed on the NYSE under the symbol “DM”.

PLAN OF DISTRIBUTION
We are registering 3,376,696 shares of Class A common stock for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.
The shares of Class A common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the- counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may dispose of their shares by one or more of, or a combination of, the following methods:
•
distributions to members, partners, stockholders or other equityholders of the Selling Securityholders;

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of common stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Certain attorneys affiliated with Latham & Watkins LLP own shares of our Class A common stock.

EXPERTS
The financial statements of Desktop Metal, Inc. and its subsidiaries as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement of the 2020 consolidated financial statements to correct a misstatement). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of EnvisionTEC Group as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been so included in reliance on the report of BDO USA LLP, independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto.
Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, District of Columbia, 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Desktop Metal, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Desktop Metal, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the consolidated financial statements, the accompanying 2020 consolidated financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 15, 2021 (May 17, 2021 as to the effects of the restatement discussed in Note 2)
We have served as the Company’s auditor since 2016.

DESKTOP METAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
	December 31,
	2020 (as restated)	2019
Assets
Current assets:
Cash and cash equivalents	$483,525	$66,161
Short-term investments	111,867	84,754
Accounts receivable	6,516	4,523
Inventory	9,708	8,405
Prepaid expenses and other current assets	976	1,888
Total current assets	612,592	165,731
Restricted cash	612	612
Property and equipment, net	12,160	18,387
Capitalized software, net	312	446
Goodwill	2,252	2,252
Acquired technology, net	9,102	2,994
Other noncurrent assets	4,879	2,289
Total Assets	$641,909	$192,711
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,591	$10,228
Customer deposits	1,480	2,325
Current portion of operating lease liability	868	806
Accrued expenses and other current liabilities	7,565	5,053
Deferred revenue	3,004	2,230
Current portion of long-term debt, net of deferred financing costs	9,991	—
Total current liabilities	30,499	20,642
Warrant liability	93,328	—
Long-term debt, net of deferred financing costs	—	9,972
Lease liability, net of current portion	2,157	3,026
Total liabilities	125,984	33,640
Commitments and Contingences (Note 15)
Legacy Convertible Preferred Stock (Note 17)	—	—
Stockholders’ Equity
Preferred Stock, $0.0001 par value – authorized, 50,000,000 shares; no shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Common Stock, $0.0001 par value – 500,000,000 shares authorized; 226,756,733 and 160,500,702 shares issued at December 31, 2020 and December 31, 2019, respectively, 224,626,597 and 154,913,934 shares outstanding at December 31, 2020 and December 31, 2019, respectively	23	16
Additional paid-in capital	844,188	453,242
Accumulated deficit	(328,277)	(294,262)
Accumulated other comprehensive (loss) income	(9)	75
Total Stockholders’ Equity	515,925	159,071
Total Liabilities and Stockholders’ Equity	$641,909	$192,711
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Years Ended December 31,
	2020 (as restated)	2019
Revenues
Products	$13,718	$22,758
Services	2,752	3,681
Total revenues	16,470	26,439
Cost of sales
Products	26,945	45,268
Services	4,574	5,528
Total cost of sales	31,519	50,796
Gross margin	(15,049)	(24,357)
Operating expenses
Research and development	43,136	54,656
Sales and marketing	13,136	18,749
General and administrative	20,734	11,283
Total operating expenses	77,006	84,688
Loss from operations	(92,055)	(109,045)
Change in fair value of warrant liability	56,417	—
Interest expense	(328)	(503)
Interest and other income, net	1,011	5,952
Loss before income taxes	(34,955)	(103,596)
Income tax benefit	940	—
Net loss	$(34,015)	$(103,596)
Net loss per share – basic and diluted	$(0.22)	$(0.69)
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
	Years Ended December 31,
	2020 (as restated)	2019
Net loss	$(34,015)	$(103,596)
Other comprehensive (loss) income, net of taxes:
Unrealized (loss) gain on available-for-sale marketable securities, net	(84)	171
Total comprehensive loss, net of taxes of $0	$(34,099)	$(103,425)
See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – January 1, 2019	84,092,669	$276,889	19,352,255	$2	$6,440	$(249)	$(190,666)	$(96)	$(184,569)
Retroactive application of recapitalization (Note 1)	(84,092,669)	(276,889)	106,977,440	11	276,878	—	—	—	276,889
Adjusted balance, beginning of period	—	—	126,329,695	13	283,318	(249)	(190,666)	(96)	92,320
Issuance of Series E Convertible Preferred Stock – net of issuance costs ($124)(1)	—	—	16,426,267	2	134,665	—	—	—	134,667
Issuance of Series E-1 Convertible Preferred Stock – net of issuance costs ($22)(1)	—	—	3,046,623	—	24,977	—	—	—	24,977
Exercise of Common Stock options	—	—	1,217,255	—	708	—	—	—	708
Vesting of restricted Common Stock	—	—	6,904,182	1	7	—	—	—	8
Stock-based compensation expense	—	—	—	—	5,215	—	—	—	5,215
Common Stock warrants issued	—	—	—	—	1,038	—	—	—	1,038
Issuance of Common Stock for acquisitions	—	—	1,066,373	—	3,563	—	—	—	3,563
Repayment of notes receivable	—	—	(76,461)	—	(249)	249	—	—	—
Net loss	—	—	—	—	—	—	(103,596)	—	(103,596)
Other comprehensive income	—	—	—	—	—	—	—	171	171
BALANCE – December 31, 2019	—	—	154,913,934	16	453,242	—	(294,262)	75	159,071
Exercise of Common Stock options	—	—	521,925	—	325	—	—	—	325
Vesting of restricted Common Stock	—	—	5,307,357	1	6	—	—	—	7
Issuance of Common Stock in connection with acquisitions	—	—	61,060	—	500	—	—	—	500
Repurchase of shares for employee tax withholdings	—	—	(9,308)	—	(101)	—	—	—	(101)
Stock-based compensation expense	—	—	—	—	8,006	—	—	—	8,006
Common Stock warrants issued and exercised	—	—	692,366	—	1,915	—	—	—	1,915
Reverse recapitalization, net of transaction costs	—	—	63,139,263	6	380,295	—	—	—	380,301
Net loss	—	—	—	—	—	—	(34,015)	—	(34,015)
Other comprehensive loss	—	—	—	—	—	—	—	(84)	(84)
BALANCE – December 31, 2020 (as restated)	—	$—	224,626,597	$23	$844,188	$—	$(328,277)	$(9)	$515,925

(1)
Issuance of Series E Convertible Preferred stock has been retroactively restated to give effect to the recapitalization transaction.

See notes to consolidated financial statements.

DESKTOP METAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2020 (as restated)	2019
Cash flows from operating activities:
Net loss	$(34,015)	$(103,596)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,589	8,087
Stock-based compensation	8,006	5,215
Change in fair value of warrant liability	(56,417)	—
Expense related to Common Stock warrants issued	1,915	1,038
Loss (gain) on disposal of property and equipment	18	(7)
Gain on investment, related to Make Composites, Inc.	—	(1,426)
Impairment of capitalized software	—	444
Amortization (accretion) of discount on investments	75	(1,570)
Amortization of debt financing cost	19	19
Provision for bad debt	377	199
Net increase in accrued interest related to marketable securities	(3)	(36)
Deferred tax benefit	(940)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,370)	(1,664)
Inventory	(1,303)	(1,694)
Prepaid expenses and other current assets	901	809
Accounts payable	(2,637)	(4,455)
Accrued expenses and other current liabilities	(2,391)	3,272
Customer deposits	(845)	152
Deferred revenue	774	(1,693)
Change in right of use assets and lease liabilities, net	(328)	(296)
Net cash used in operating activities	(80,575)	(97,202)
Cash flows from investing activities:
Purchases of property and equipment	(1,429)	(6,867)
Purchase of other investments	(3,000)	—
Capitalized software	—	(321)
Purchase of marketable securities	(136,286)	(215,584)
Proceeds from sales and maturities of marketable securities	109,016	196,836
Cash paid for asset acquisition, net of cash acquired	(5,284)	(96)
Net cash used in investing activities	(36,983)	(26,032)
Cash flows from financing activities:
Proceeds from Preferred Stock issuances, net of issuance cost	—	159,644
Proceeds from reverse recapitalization, net of issuance costs	534,597	—
Proceeds from exercise of stock options	325	708
Proceeds from PPP loan	5,379	—
Repayment of PPP loan	(5,379)	—
Net cash provided by financing activities	534,922	160,352
Net increase in cash, cash equivalents, and restricted cash	417,364	37,118
Cash and cash equivalents at beginning of year	66,161	29,043
Restricted cash	612	612
Cash, cash equivalents, and restricted cash at year-end	$484,137	$66,773
Supplemental cash flow information:
Interest paid	$322	$485
Non-cash investing and financing activities:
Net liabilities assumed from Trine in Business Combination	$152,395	$—
Accrued reverse recapitalization transaction costs	$1,901	$—
Common Stock issued for acquisitions	$500	$3,563
Accrued purchase price for asset acquisition	$200	$—
Tax liabilities related to withholdings on Common Stock issued in connection with acquisitions	$102	$—
Additions to right of use assets and lease liabilities	$—	$296
Purchase of property and equipment included in accrued expenses and other current liabilities	$—	$109
Common Stock forfeited in satisfaction of note receivable	$—	$249
See notes to consolidated financial statements.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION, NATURE OF BUSINESS, AND RISK AND UNCERTAINTIES
Organization and Nature of Business
Desktop Metal, Inc. is a Delaware corporation headquartered in Burlington, Massachusetts. The company was founded in 2015 and is accelerating the transformation of manufacturing with 3D printing solutions for engineers, designers, and manufacturers. The Company designs, produces and markets 3D printing systems to a variety of end customers.
On December 9, 2020 (the “Closing Date”), Trine Acquisition Corp. (“Trine”) consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated August 26, 2020, by and among Trine, Desktop Metal, Inc. and Sparrow Merger Sub, Inc., pursuant to which Sparrow Merger Sub, Inc. merged with and into Desktop Metal, Inc., with Desktop Metal, Inc. becoming our wholly owned subsidiary (the “Business Combination”). Upon the closing of the Business Combination, Trine changed its name to Desktop Metal, Inc. and Desktop Metal, Inc. changed its name to Desktop Metal Operating, Inc.
Unless otherwise indicated or the context otherwise requires, references in this Annual Report on Form 10-K/A to the “Company” and “Desktop Metal” refer to the consolidated operations of Desktop Metal, Inc. and its subsidiaries. References to “Trine” refer to the company prior to the consummation of the Business Combination and references to “Legacy Desktop Metal” refer to Desktop Metal Operating, Inc. prior to the consummation of the Business Combination.
Legacy Desktop Metal was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Legacy Desktop Metal’s stockholders prior to the Business Combination having a majority of the voting power in the combined company, Legacy Desktop Metal having the ability to appoint a majority of the Board of Directors of the combined company, Legacy Desktop Metal’s existing management comprising the senior management of the combined company, Legacy Desktop Metal comprising the ongoing operations of the combined company, Legacy Desktop Metal being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Desktop Metal’s name. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.
While Trine was the legal acquirer in the Business Combination, because Legacy Desktop Metal was deemed the accounting acquirer, the historical financial statements of Legacy Desktop Metal became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Desktop Metal prior to the Business Combination; (ii) the combined results of Trine and Legacy Desktop Metal following the close of the Business Combination; (iii) the assets and liabilities of Legacy Desktop Metal at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Desktop Metal’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Desktop Metal convertible preferred stock and Legacy Desktop Metal common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of 1.22122 established in the Business Combination. Legacy Desktop Metal’s convertible preferred stock previously classified as mezzanine was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations to date primarily with proceeds from the sale of preferred stock and the Business Combination. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations. Management believes that existing cash and investments as of December 31, 2020 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the regulations of the U.S Securities and Exchange Commission (“SEC”).
Restatement of Previously Issued Financial Statements
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused in part on provisions in warrant agreements that provide for potential changes to the settlement amounts dependent upon the characteristics of the warrant holder and because the holder of a warrant is not an input into the pricing of a fixed-for-fixed option on equity shares, such provision would preclude the warrant from being classified in equity and thus the warrant should be classified as a liability. As a result of the SEC Statement, the Company reevaluated the accounting treatment of the warrants assumed as part of the business combination with Trine and associated reverse recapitalization on December 9, 2020.
Simultaneously with the consummation of Trine’s initial public offering, Trine Sponsor IH, LLC (the “Sponsor”) purchased warrants to purchase shares of Common Stock (the “Private Placement Warrants”) in a private placement. Trine further issued an unsecured promissory note to the Sponsor, which was converted into additional Private Placement Warrants. The Private Placement Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Placement Warrants from being considered indexed to the Company’s own stock and therefore, precludes the Private Placement Warrants from meeting the scope exception from derivative accounting prescribed by Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). As such, the Private Placement Warrants do not meet the conditions to be classified within equity under the Statement and should be presented as a liability.
The Company has concluded that the Private Placement Warrants are to be restated and classified as a liability measured at fair value on the Company’s consolidated balance sheet at December 31, 2020, with subsequent changes in fair value of such liability recognized as a gain or loss in the Company’s consolidated statement of operations each reporting period.
The Private Placement Warrants are deemed equity instruments for income tax purposes, and accordingly, there is no tax accounting relating to changes in the fair value of the Private Placement Warrants recognized.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The impact of this correction to the applicable reporting periods for the financial statement line items impacted is as follows (in thousands, except per share data):
	Year Ended December 31, 2020
	As Reported	Restatement Impact	As Restated
Consolidated Statements of Operations and Comprehensive Loss:
Change in fair value of warrant liability	$—	$56,417	$56,417
Loss before income taxes	$(91,372)	$56,417	$(34,955)
Net loss	$(90,432)	$56,417	$(34,015)
Total comprehensive loss, net of taxes of $0	$(90,516)	$56,417	$(34,099)
Earnings (loss) per share:
Net loss per share – basic and diluted	$(0.57)	$0.35	$(0.22)
	December 31, 2020
	As Reported	Restatement Impact	As Restated
Consolidated Balance Sheets:
Warrant liability	$—	$93,328	$93,328
Total liabilities	$32,656	$93,328	$125,984
Additional paid-in-capital	$993,933	$(149,745)	$844,188
Accumulated deficit	$(384,694)	$56,417	$(328,277)
Total Stockholders’ Equity	$609,253	$(93,328)	$515,925
These errors had a non-cash impact, as such, the statement of cash flows for the year ended December 31, 2020 reflects a decrease in net loss of $56.4 million and a corresponding adjustment of $56.4 million for the change in fair value of warrant liability, within cash used in operating activities, resulting in no change in net cash used in operating activities. This restatement did not have an impact on the Company’s operating, investing or financing cash flows as previously presented.
In addition to the restated consolidated financial statements, the information contained in Notes 3, 5, 16, 17, 20 and 21 have been restated.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The functional currency of all wholly owned subsidiaries is U.S. Dollars. All intercompany transactions and balances have been eliminated in consolidation.
COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of a disease caused by a novel strain of the coronavirus (“COVID-19”) to be a pandemic. As of December 31, 2020, the impact of the COVID-19 pandemic continues to unfold and there has been uncertainty and disruption in the global economy and financial markets. The Company has considered the COVID-19 pandemic related impacts on its estimates, as appropriate, within its consolidated financial statements and there may be changes to those estimates in future periods.
The COVID-19 pandemic, as well as the response to mitigate the spread and effects of COVID-19, may impact the Company and its customers, as well as the demand for its products and services. The impact of COVID-19 on the Company’s operational results in subsequent periods will largely depend on future

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
developments, and cannot be accurately predicted. These developments may include, but are not limited to, new information concerning the severity of COVID-19, the degree of success of actions take to contain or treat COVID-19 and the reactions by consumers, companies, governmental entities, and capital markets to such actions.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make judgements, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, collectability of receivables, realizability of inventory, goodwill, intangibles, stock-based compensation, and fair values of common stock. The Company bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of standard checking accounts, money market accounts and certain investments. The Company classifies any marketable security with an original maturity date of 90 days or less at the time of purchase as a cash equivalent.
Short-Term Investments
The Company invests its excess cash in fixed income instruments denominated and payable in U.S. dollars including U.S. treasury securities, commercial paper, corporate bonds and asset-backed securities in accordance with the Company’s investment policy that primarily seeks to maintain adequate liquidity and preserve capital. Short-term investments represent holdings of available-for-sale marketable securities in accordance with the Company’s investment policy and cash management strategy. Investments in marketable securities are recorded at fair value, with any unrealized gains and losses reported within accumulated other comprehensive income as a separate component of stockholders’ equity until realized or until a determination is made that an other-than-temporary decline in market value has occurred. When such reductions occur, the cost of the investment is adjusted to fair value through recording a loss on investments in the consolidated statements of operations. All investments mature within one year.
Restricted Cash
The Company maintains a letter of credit for the benefit of the landlord for their office facility. The issuer of the letter of credit requires the Company to maintain a deposit in the amount of $0.6 million to secure the letter, which is reported as restricted cash in the consolidated balance sheets. This letter of credit automatically renews every year until it matures on February 7, 2024; therefore, it is classified as long term in nature at December 31, 2020 and 2019.
Financial Instruments
The Company’s financial instruments are comprised of cash and cash equivalents, short-term investments, restricted cash, accounts receivable and accounts payable. The Company’s other current financial assets and current financial liabilities have fair values that approximate their carrying values due to the short maturity of these balances.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Warrant Liability
The Private Placement Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Placement Warrants from being considered indexed to the Company’s own stock and therefore, precludes the Private Placement Warrants from meeting the scope exception from derivative accounting prescribed by ASC 815. As such, the Private Placement Warrants do not meet the conditions to be classified within equity under the SEC Statement and should be presented as a liability. The Company has classified the Private Placement Warrants pursuant to ASC 815 as derivative liabilities with subsequent changes in the respective fair values recognized in the consolidated statement of operations at each reporting date.
Revenue
Product Revenue and Service Revenue
Product revenue include sales of the Company’s additive manufacturing systems as well as sale of related accessories and consumables. These consumables are primarily comprised of materials, which are used by the printers during the printing process to produce parts. Certain on-device software is embedded with the hardware and sold with the product bundle and is included within product revenue. Revenue from products is recognized upon transfer of control, which is generally at the point of shipment.
Services revenue consists of installation, training, and post-installation hardware and software support, as well as various software solutions the Company offers to facilitate the design of parts and operation of the Company’s products. The Company offers multiple software products, which are licensed through either a cloud-based solution and/or an on-device software subscription, depending on the product. For the cloud-based solution, the Company typically provides an annual subscription that the customer does not have the right to take possession of and is renewable at expiration. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the cloud-based solution to be a series of distinct performance obligations, as the Company provides continuous daily access to the cloud solution. For on-device software subscriptions, the Company typically recognizes revenue once the customer has been given access to the software. When the Company enters into development contracts, control of the development service is transferred over time, and the related revenue is recognized as services are performed.
Revenue Recognition
Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of consideration is typically a fixed price at the contract inception. Consideration from shipping and handling is recorded on a gross basis within product revenue.
The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Nature of Products and Services
The Company sells its products primarily through authorized resellers, independent sales agents, and its own sales force. Revenue from hardware and consumables is recognized upon transfer of control, which is generally at the point of shipment.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company’s post-installation support is primarily sold through one-year annual contracts and such revenue is recognized ratably over the term of the agreement. Service revenue from installation and training is recognized as performed.
The Company’s terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. To reduce credit risk in connection with certain sales, the Company may, depending upon the circumstances, require significant deposits or payment in full prior to shipment.
Due to the short-term nature of the Company’s contracts substantially all of the outstanding performance obligations are recognized within one year.
Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of revenue at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.
Significant Judgements
The Company enters into contracts with customers that can include various combinations of hardware products, software licenses, and services, which are distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products, software, or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
Judgement is required to determine the standalone selling price (“SSP”). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based historical transaction data of the observable prices of hardware products sold separately in comparable circumstances to similar customers, observable renewal rates for software and post-installation support, and the Company’s best estimate of the selling price at which the Company would have sold the product regularly on a stand-alone basis for training and installation. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.
Contract Balances
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, customer deposits and deferred revenues (contract liabilities) on the consolidated balance sheets. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable at the time of invoicing. For most contracts, customers are invoiced when products are shipped or when services are performed. The Company will typically bill in advance for post-installation support and cloud-based software licenses, resulting in deferred revenue.
The Company’s deferred revenue balance was $3.0 million and $2.2 million as of December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $2.2 million of deferred revenue from 2019. The deferred revenue consists primarily of billed post-installation support and cloud-based software licenses that are recognized ratably over the term of the agreement, as well as contracts that have outstanding performance obligations or contracts that have acceptance terms that have not yet been fulfilled.
When products have been delivered, but the product revenue associated with the arrangement has been deferred the Company includes the costs for the delivered items in deferred costs of sales on the consolidated

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
balance sheets until recognition of the related revenue occurs, at which time it is recognized in cost of sales. The Company’s deferred cost of sales balance was $0.5 and $0.3 million as of December 31, 2020 and 2019, respectively.
The Company’s contracts are primarily one year or less, so substantially all deferred revenue outstanding at the end of the fiscal year is recognized during the following year.
The Company primarily sells products through a reseller network. Under this arrangement, the reseller is determined to be the Company’s customer, and revenue is recognized based on the amounts the Company is entitled to, reduced by any payments owed to the resellers. On certain contracts, the Company utilizes external partners and an internal sales team to sell direct to the end user. The Company acts as a principal in the contracts with users when utilizing external partners because the Company controls the product, establishing the price, and bearing the risk of nonperformance, until it is transferred to the end user. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense in the statement of operations. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period. During the years ended December 31, 2020 and 2019, the Company paid $0.6 million and $0.4 million of commission expense, respectively.
Allowance for Doubtful Accounts
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time receivables are past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that past collection experience is no longer relevant, the Company’s estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the consolidated financial statements.
The Company evaluates specific accounts for which it is believed a customer may have an inability to meet their financial obligations. In these cases, judgment is applied, based on available facts and circumstances, and a specific reserve is recorded for that customer to reduce the receivable to an amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved.
As of December 31, 2020, and 2019, the Company has recorded $0.5 million and $0.2 million respectively, in allowance of doubtful accounts. In the years ended December 31, 2020 and 2019 the Company recorded bad debt expense of $0.4 million and $0.2 million, respectively.
Net Loss Per share
The Company presents basic and diluted loss per share amounts. Basic loss per share is calculated by dividing net loss available to holders of Common Stock by the weighted average number of shares of Common Stock outstanding during the applicable period.
The denominator for diluted earnings per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options and unvested Restricted Stock Agreements (“RSAs”), and unvested Restricted Stock Units (“RSUs”) using the treasury stock method. In periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share because dilutive shares are not assumed to have been issued if their effect is anti-dilutive.
See Note 20 for further information.
Warranty Reserve
Substantially all of the Company’s hardware and software products are covered by a standard assurance warranty of one year, and estimated warranty obligations are recorded as an expense at the time or revenue

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recognition. In the event of a failure of hardware product or software covered by this warranty, the Company will repair or replace the software or hardware product. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues in its installed base for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be required.
As of December 31, 2020, and 2019 the Company has recorded $1.6 million and $1.5 million, respectively, of warranty reserve within accrued expenses and other current liabilities on the consolidated balance sheets. Warranty reserve consisted of the following (in thousands):
	2020	2019
Warranty reserve, at the beginning of the year	$1,491	$116
Additions to warranty reserve	346	2,352
Claims fulfilled	(284)	(977)
Warranty reserve, at the end of the year	$1,553	$1,491
Warranty reserve is recorded through cost of sales in the consolidated statements of operations.
Inventory
Inventory is stated at the lower of cost or net realizable value, determined on a first-in, first-out basis, and consists of the following (in thousands):
	December 31,
	2020	2019
Work in process	$2,896	$1,081
Finished goods	6,812	7,324
Total inventory	$9,708	$8,405
The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. Inventory is reduced to the estimated net realizable value based on historical usage and expected demand.
Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of sales in the consolidated statements of operations.
Concentrations of Credit Risk and Off-Balance-Sheet Risk
The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.
As of December 31, 2020, and 2019, no single customer accounted for more than 10% of revenue. As of December 31, 2020 and 2019, no single customer accounted for more than 10% of total accounts receivables.
Customer Deposits
Payments received from customers who have placed reservations or purchase orders in advance of shipment are refundable upon cancellation or non-delivery by the Company and are included within customer deposits on the consolidated balance sheets.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Other Investments
The Company periodically makes investments in companies within the additive manufacturing industry. The Company monitors events or changes in circumstances that may have a significant effect on the fair value of investments, either due to impairment or based on observable price changes, and records necessary adjustments.
Property and Equipment
Property and equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss.
Depreciation is expensed using the straight-line method over the estimated useful lives of the assets as follows:
Asset Classification	Useful Life
Equipment	3 – 5 years
Furniture and fixtures	3 years
Computer equipment	3 years
Tooling	3 years
Software	3 years
Leasehold improvements	Shorter of asset’s useful life or remaining life of the lease
Leases
The Company determines if an arrangement is a lease at inception. The Company typically only includes an initial lease term in its assessment of a lease arrangement. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. The Company assesses it plans to renew its material leases on an annual basis. Operating leases are included in other assets, current portion of lease liability, and lease liability, net of current portion on the Company’s consolidated balance sheets.
Right of use (“ROU”) assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the expected remaining lease term. As the interest rate implicit in the Company’s leases is typically not readily determinable, the Company uses its incremental borrowing rate for a similar term of lease payments based on the information available at commencement date in determining the present value of future payments.
The Company elected the short-term lease recognition and therefore, the Company does not recognize right of use assets or lease liabilities for leases with less than a twelve-month duration. The Company also elected the practical expedient to account for lease agreements which contain both lease and non-lease components as a single lease component.
Business Combinations
The Company allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The Company generally values the identifiable intangible assets acquired using a discounted cash flow model. The significant estimates used in valuing certain of the intangible assets, include, but are not limited to future expected cash flows of the asset, discount rates to determine the present value of the future cash flows and expected technology life

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
cycles. Intangible assets are amortized over their estimated useful life; the period over which the Company anticipates generating economic benefit from the asset. Fair value adjustments subsequent to the acquisition date, that are not measurement period adjustments, are recognized in earnings.
Goodwill
Goodwill represents the future economic benefits arising from other assets acquired in a business combination that is not individually identified and separately recorded. The excess of the purchase price over the estimated fair value of net assets of businesses acquired in a business combination is recognized as goodwill. Goodwill is not amortized but is tested for impairment at least annually (as of the first day of the fourth quarter) or as circumstances indicate the value may no longer be recoverable. To assess if goodwill is impaired, the Company performs a qualitative assessment to determine whether further impairment testing is necessary. The Company then compares the carrying amount of the single reporting unit to the fair value of the reporting unit. An excess carrying value over fair value would indicate that goodwill may be impaired. The Company performed a qualitative assessment during its annual impairment review for 2020 as of October 1, 2020 and concluded that it is more likely than not that the fair value of the Company’s single reporting unit is not less than its carrying amount. Therefore, the two-step goodwill impairment test for the reporting unit was not necessary in 2020.
Acquired Technology
Intangible assets consist of identifiable intangible assets, including developed technology, resulting from the Company’s acquisitions. The Company evaluates definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If indicators of impairment are present, the Company then compares the estimated undiscounted cash flows that the specific asset is expected to generate to its carrying value. If such assets are impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. To date, there have been no impairments of intangible assets. Intangible assets are amortized over their useful life.
Impairment of Long-Lived Assets
The Company evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through December 31, 2020, that would indicate its long-lived assets are impaired.
Research and Development
Research and development costs are expensed as incurred. Research and development expense includes costs, primarily related to salaries and benefits for employees, prototypes and design expenses, incurred to develop intellectual property and is charged to expense as incurred.
Capitalized Software
Costs incurred internally in researching and developing a software product to be sold to customers are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, costs incurred during the application development phase are capitalized only when the Company believes it is probable the development will result in new or additional functionality, and such software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. The Company has determined that technological feasibility for software products is reached after all high-risk development issues have been resolved through coding and testing. Generally, this occurs shortly before the products are released, such that there are no material costs to capitalize.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company capitalizes certain costs related to the development and implementation of cloud computing software. The types of costs capitalized during the application development phase include employee compensation, as well as consulting fees for third-party developers working on these projects. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the asset, which is typically 3 years.
Advertising Expense
Advertising expense is included within sales and marketing expense in the consolidated statements of operations and was $0.04 million and $0.1 million for the years ended years ended December 31, 2020 and 2019, respectively. It primarily includes promotional expenditures and is expensed as incurred; as such, efforts have not met the direct-response criteria required for capitalization.
Stock-Based Compensation
The Company accounts for all stock options granted to employees and nonemployees using a fair value method. The fair value of options on the date of grant is calculated using the Black-Scholes option pricing model based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgment regarding future trends and factors.
In determining the exercise prices for options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date. Prior to the Business Combination, the fair value of the common stock has been determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.
Stock-based compensation is measured at the grant-date fair value of the award and is then recognized as the related services are rendered, typically over the vesting period. The Company estimates forfeitures that will occur in their determination of the expense recorded. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, which is the vesting period, on a straight-line basis. Prior to the adoption of Accounting Standards Update (“ASU”) No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU No. 2018-07”), as discussed below under “Recently Adopted Accounting Guidance,” the measurement date for non-employee awards was generally the date the services were completed, resulting in financial reporting period adjustments to stock-based compensation during the vesting terms for changes in the fair value of the awards. After the adoption of ASU No. 2018-07, the measurement date for non-employee awards is the later of the adoption date of ASU No. 2018-07 or the date of grant, without changes in the fair value of the award. Stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2020, and 2019, the Company has not identified any uncertain tax positions for which reserves would be required.
Comprehensive Loss
The Company’s comprehensive loss consists of its net loss and unrealized gain and loss from investments in debt securities.
Recently Issued Accounting Standards
Recently Adopted Accounting Guidance
In June 2018, the FASB issued ASU No. 2018-07 which substantially aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. The ASU also clarifies that any share-based payment issued to a customer should be evaluated by the new revenue recognition standard. The new ASU requires a modified retrospective transition approach. The Company has adopted the ASU as of January 1, 2020, which did not have a material effect on the Company’s consolidated financial statements.
Recent Accounting Guidance Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year public business entities in 2021 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on the consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which eliminates the performance of Step 2 from the goodwill impairment test. In performing its annual or interim impairment testing, an entity will instead compare the fair value of the reporting unit with its carrying amount and recognize any impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As a smaller reporting company pursuant to Rule 12b-2

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on the consolidated financial statements.
3. ACQUISITIONS
Business Combination
On December 9, 2020, the Company and Trine consummated the Business Combination, with Legacy Desktop Metal surviving the merger as a wholly-owned subsidiary of Trine. Upon the consummation of the Business Combination, each share of Legacy Desktop Metal capital stock issued and outstanding was converted into the right to receive 1.22122 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).
Upon the closing of the Business Combination, Trine’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 550,000,000 shares, of which 500,000,000 shares were designated common stock; $0.0001 par value per share, and of which 50,000,000 shares were designated preferred stock, $0.0001 par value per share.
In connection with the execution of the definitive agreement for the Business Combination, Trine entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each, a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and Trine agreed to sell to the Subscribers, an aggregate of 27,497,500 shares of the Company’s Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $275 million, in a private placement pursuant to the subscription agreements (the “PIPE financing”). The PIPE financing closed simultaneously with the consummation of the Business Combination.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Trine was treated as the “acquired” company for financial reporting purposes. See Note 1 “Organization and Nature of Business” for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to the Business Combination, Legacy Desktop Metal and Trine filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse recapitalization for tax purposes, Desktop Metal, Inc. (f/k/a Trine Acquisition Corp.), became the parent of the consolidated filing group, with Desktop Metal Operating, Inc. (f/k/a Desktop Metal, Inc.) as a subsidiary.
The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the year ended December 31, 2020:
Recapitalization (as restated)
Cash – Trine’s trust and cash (net of redemptions)	$305,084,695
Cash – PIPE financing	274,975,000
Less: transaction costs and advisory fees paid	(45,463,074)
Net proceeds from reverse recapitalization	534,596,621
Plus: non-cash net liabilities assumed(1)	(152,394,714)
Less: accrued transaction costs and advisory fees	(1,900,793)
Net contributions from reverse recapitalization	$380,301,114

(1)
Includes $149.7 million of non-cash warrant liability assumed.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The number of shares of common stock issued immediately following the consummation of the Business Combination:
Number of Shares
Common stock, outstanding prior to Business Combination	30,015,000
Less: redemption of Trine shares	(26,049)
Common stock of Trine	29,988,951
Trine Founder Shares	5,552,812
Trine Director Shares	100,000
Shares issued in PIPE financing	27,497,500
Business Combination and PIPE financing shares	63,139,263
Legacy Desktop Metal shares(1)	161,487,334
Total shares of common stock immediately after Business Combination	224,626,597

(1)
The number of Legacy Desktop Metal shares was determined from the shares of Legacy Desktop Metal shares outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 1.22122. All fractional shares were rounded down.

In connection with the Business Combination, 7,403,750 Trine Founder Shares were issued. Pursuant to the Business Combination agreement, 75% of the Founder shares, or 5,552,812 shares, vested at the close of the Business Combination, with the remaining 25%, or 1,850,938 shares, vesting if the Company trades at $12.50 per share or higher for any 20 trading days within a 30-day window by the fifth anniversary of the Business Combination. As of December 31, 2020, 20 trading days had not yet passed since the date of the Business Combination, and the shares remained unvested and held in escrow. The vesting criteria was met on January 8, 2021.
2020 Acquisitions
In December 2020, the Company acquired all issued and outstanding membership interests of Figur Machine Tools, LLC (“Figur”) for a total purchase price of $3.5 million. Figur is engaged in research and development of 3D metal forming for sheet metal. The Company concluded the arrangement did not result in the acquisition of a business, as substantially all of the fair value of the gross assets acquired was concentrated in a single acquired technology asset and the Company did not obtain any substantive processes in connection with this acquisition. Therefore, the Company accounted for the arrangement as an asset acquisition. The fair value attributable to the acquired assets was $3.5 million, which was recorded as acquired technology in the Company’s consolidated balance sheet.
In October 2020, the Company acquired all outstanding shares of Forust Corporation (“Forust”) for a total purchase price of $2.5 million. The purchase price consisted of cash consideration of $2.0 million and $0.5 million of consideration relating to 61,061 shares of Common Stock. The Company paid $1.8 million at closing and will pay the additional $0.2 million within one year. Forust is engaged in research and development of 3D printing of wood products using sawdust in the process of additive manufacturing. The Company concluded the arrangement did not result in the acquisition of a business, as substantially all of the fair value of the gross assets acquired was concentrated in a single acquired technology asset and the Company did not obtain any substantive processes in connection with this acquisition. Therefore, the Company accounted for the arrangement as an asset acquisition. The fair value attributable to the acquired assets was $2.5 million, which was recorded as acquired technology in the Company’s consolidated balance sheet. In connection with the acquisition, the Company issued additional restricted stock units to employees and contractors of Forust which vest over a service period of two years and are accounted for as post-combination expense.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2019 Acquisitions
In July 2019, the Company acquired all outstanding shares of Make Composites, Inc. (“Make”) for a total purchase price of $5.4 million through the issuance of 873,203 shares of the Company’s Common Stock. Make is a composite printer research and development company that was acquired primarily for the complementary technology. The Company incurred transaction costs totaling $0.1 million that are included in general and administrative expenses in the consolidated statements of operations. The purchase price was allocated with $1.9 million to goodwill, $3.2 million to acquired technology, and $0.3 million to acquired tangible assets, consisting primarily of cash. The Company recorded a gain of $1.4 million on its original non-controlling investment of Make. This gain is recorded in interest and other income, net in the consolidated statements of operations. The goodwill acquired is deductible for income tax purposes. As of December 31, 2019, the Company’s accounting for the acquisition is complete. In connection with the acquisition, the Company issued restricted stock, options and warrants to employees and contractors of Make which have future service obligations to vest and are accounted for as post-combination expense.
In March 2019, the Company acquired all outstanding shares of addLEAP AB, a Swedish3D printer research and development company, for a purchase price of $0.4 million paid in cash. The acquisition was completed to further the Company’s advances in 3D printing. The purchase price was allocated to $0.3 million of goodwill and $0.1 million of acquired technology. Total transaction costs of $0.1 million are included in general and administrative expenses in the consolidated statements of operations. The goodwill acquired is deductible for income tax purposes. As of December 31, 2019, the Company’s accounting for the acquisition is complete. In connection with the acquisition, the Company issued 74,843 shares of restricted stock that have future service obligations to vest and are accounted for as post-combination expense.
4. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
The Company’s cash equivalents and short-term investments are invested in the following (in thousands):
December 31, 2020	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Commercial paper	$75,374	$—	$—	$75,374
Money market funds	407,512	—	—	407,512
Total cash equivalents	482,886	—	—	482,886
U.S Treasury securities	19,995	2	—	19,997
Commercial paper	43,911	—	—	43,911
Corporate bonds	47,970	—	(11)	47,959
Total short-term investments	111,876	2	(11)	111,867
Total cash equivalents and short-term investments	$594,762	$2	$(11)	$594,753
December 31, 2019	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Repurchase agreements	$25,001	$—	$—	$25,001
Money market funds	40,454	—	—	40,454
Total cash equivalents	65,455	—	—	65,455
Asset-backed securities	16,786	20	—	16,806
Commercial paper	19,938	—	—	19,938
Corporate bonds	47,955	55	—	48,010
Total short-term investments	84,679	75	—	84,754
Total cash equivalents and short-term investments	$150,134	$75	$—	$150,209

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5. FAIR VALUE MEASUREMENTS
The Company uses the following three-tier fair value hierarchy, which prioritizes the inputs used in measuring the fair values for certain of its assets and liabilities:
Level 1 is based on observable inputs, such as quoted prices in active markets;
Level 2 is based on inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
Level 3 is based on unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Items measured at fair value on a recurring basis include money market funds.
The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value (in thousands):
	December 31, 2020 (as restated)
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$407,512	$—	$—	$407,512
Commercial paper	—	119,285	—	119,285
Corporate bonds	—	47,959	—	47,959
U.S. Treasury securities	19,997	—	—	19,997
Other investments	—	—	3,000	3,000
Total assets	$427,509	$167,244	$3,000	$597,753
Liabilities:
Private placement warrants	$—	$—	$93,328	$93,328
Total liabilities	$—	$—	$93,328	$93,328
	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$40,454	$—	$—	$40,454
Commercial paper	—	19,938	—	19,938
Corporate bonds	—	48,010	—	48,010
Asset-backed securities	—	16,806	—	16,806
Repurchase agreements	—	25,001	—	25,001
Total assets	$40,454	$109,755	$—	$150,209

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company has determined that the estimated fair value of its repurchase agreements, corporate bonds, commercial paper, and asset-backed securities are reported as Level 2 financial assets as they are based on model-driven valuations in which all significant inputs are observable, or can be derived from or corroborated by observable market data for substantially the full term of the asset.
The other investment is reported as a Level 3 financial asset because the methodology used to develop the estimated fair value includes significant unobservable inputs reflecting management’s own assumptions, including the rights and obligations of the securities the Company holds as well as the probability of a qualified financing event, acquisition, or change in control.
The fair value of the Private Placement Warrants is estimated using the Black-Scholes option pricing model and are classified as Level 3 financial instruments. The significant assumptions used in the model were the Company’s stock price, exercise price, expected term, volatility, interest rate, and dividend yield.
There were no transfers between fair value measure levels during the years ended December 31, 2020 and 2019. The following table presents information about the Company’s movement in Level 3 assets measured at fair value (in thousands):
	2020	2019
Balance at beginning of year	$—	$—
Additions	3,000	—
Balance at end of year	$3,000	$—
The following table presents information about the Company’s movement in Level 3 liabilities measured at fair value (in thousands):
	2020 (as restated)	2019
Balance at beginning of year	$—	$—
Warrant liability assumed	149,745
Change in fair value of warrant liability	(56,417)
Balance at end of year	$93,328	$—
6. ACCOUNTS RECEIVABLE
The components of accounts receivable are as follows (in thousands):
	December 31,
	2020	2019
Trade receivables	$7,016	$4,722
Allowance for doubtful accounts	(500)	(199)
Total accounts receivable	$6,516	$4,523
The following table summarizes activity in the allowance for doubtful accounts (in thousands):
	Years Ended December 31,
	2020	2019
Balance at beginning of year	$199	$—
Provision for uncollectible accounts	377	199
Uncollectible accounts written off	(76)	—
Balance at end of year	$500	$199

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7. PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consists of the following (in thousands):
	December 31,
	2020	2019
Deferred cost of goods sold	$454	$262
Prepaid operating expenses	68	585
Prepaid dues and subscriptions	189	503
Prepaid insurance	121	45
Prepaid rent	118	11
Other	26	482
Total prepaid expenses and other current assets	$976	$1,888
8. PROPERTY AND EQUIPMENT
Property and equipment, net consists of the following (in thousands):
	December 31,
	2020	2019
Equipment	$13,708	$13,358
Furniture and fixtures	895	895
Computer equipment	1,089	1,089
Tooling	1,805	1,823
Software	1,249	954
Leasehold improvements	13,870	13,880
Construction in process	879	170
Property and equipment, gross	33,495	32,169
Less: accumulated depreciation	(21,335)	(13,782)
Total property and equipment, net	$12,160	$18,387
Depreciation and amortization expense was $7.6 million and $7.6 million for the years ended years ended December 31, 2020 and 2019, respectively.
9. ACQUIRED TECHNOLOGY
Acquired technology consisted of the following (in thousands):
			Accumulated	Balance
	Gross Value	Estimated Life	Amortization	December 31, 2020
Acquired technology	$10,193	5 years	$1,091	$9,102
The Company recognized $0.8 million and $0.3 million of amortization expense as of December 31, 2020 and 2019, respectively, and expects to recognize $2.0 million of amortization expense annually in the years ended December 31, 2021 through 2023, $1.8 million in 2024 and $1.3 million in 2025. The weighted-average remaining amortization period is 4.6 years.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. CAPITALIZED SOFTWARE
Capitalized software consists of the following (in thousands):
	Years Ended December 31,
	2020	2019
Capitalized software development costs	$1,127	$1,127
Accumulated amortization	(815)	(237)
Impairment	—	(444)
Total capitalized software, net	$312	$446
The Company incurred $0.1 million and $0.2 million in amortization expense for the years ended December 31, 2020 and 2019, respectively, which is recorded in research and development operating expenses in the consolidated statements of operations. The Company recorded impairment charges of $0.0 million and $0.4 million in the years ended December 31, 2020 and 2019, for software that will no longer be utilized by the Company. The Company expects to incur amortization expense of $0.2 million, $0.1 million for the years ending 2021 2022, respectively and immaterial amortization expense for the year ending 2023.
11. OTHER NONCURRENT ASSETS
The following table summarizes the Company’s components of other noncurrent assets (in thousands):
	December 31,
	2020	2019
Other investments	$3,000	$—
Right of use asset	1,810	2,289
Long-term deposits	69	—
Total other noncurrent assets	$4,879	$2,289
During the year ended December 31, 2020, the Company made an investment in a privately held company in the form of convertible debt for $3.0 million. Under the terms of this agreement, the debt will be converted to common stock of the investee upon the closing of a qualified financing, acquisition or change in control. The full principal balance plus 3% annual interest is due in two years and does not allow voluntary prepayment. As of December 31, 2020, the balance of other investments was $3.0 million. As of December 31, 2019, there were no other investments.
12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):
	December 31,
	2020	2019
Professional services	$2,508	$780
Compensation and benefits related	2,068	897
Warranty reserve	1,553	1,491
Sales and use and franchise taxes	586	578
Franchise and royalty fees	159	—
Inventory purchases	86	620
Other	605	687
Total accrued expenses and other current liabilities	$7,565	$5,053

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. DEBT
Term Loan — In June 2018, the Company entered into a $20 million term loan for 36 months. The loan provided $10 million immediately funded with the additional $10 million available to be drawn in up to three draws of not less than $2 million for 12 months from close of the facility. The loan is interest-only for the full 36 months with the principal due at maturity in June 2021. Interest is calculated using the Wall Street Journal Prime rate (3.25% at December 31, 2020 and 4.75% at December 31, 2019) minus 0.5%, for a rate of 2.75% at December 31, 2020 and 4.25% at December 31, 2019, payable monthly in arrears. The loan contains a cash trigger. If the Company’s cash and investments fall below $30 million, cash equal to the total amount of the outstanding debt is required to be placed in a restricted money market account. The loan also contains reporting requirements and gives the lender first priority lien on all assets.
The outstanding amount as of December 31, 2020 and 2019 was $10.0 million in both periods. The $10.0 million is due in June 2021.
PPP Loan — In April 2020, the Company received loan proceeds in the amount of approximately $5.4 million under the Paycheck Protection Program (the “PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses. The Company repaid the loan in its entirety on May 13, 2020.
Deferred Financing Costs — In connection with the above borrowings, the Company incurred $0.1 million of expenses, which have been recorded as deferred financing costs. The Company amortizes these costs over the life of the borrowing. During the years ended December 31, 2020 and 2019, the Company recorded immaterial interest expense related to the amortization of the financing costs. As of December 31, 2020, and 2019, the remaining unamortized balance of deferred financing costs is immaterial, and is included as a component of current portion of long-term debt, net of deferred financing costs in the consolidated balance sheets.
14. LEASES
At December 31, 2020, the Company recorded $1.8 million as a right of use asset and $3.0 million as an operating lease liability. At December 31, 2019, the Company recorded $2.3 million as a right of use asset and $3.8 million as an operating lease liability. The Company assesses its right of use asset and other lease-related assets for impairment. There were no impairments recorded related to these assets during the years ended December 31, 2020 and 2019.
The Company identified one service agreement that contained an embedded lease. The agreement does not contain fixed or minimum payments, but the Company has concluded that the variable lease expense was immaterial during the years ended December 31, 2020 and 2019, respectively.
Information about other lease-related balances is as follows (in thousands):
	Years Ended December 31,
	2020	2019
Lease cost
Operating lease cost	$746	$655
Short-term lease cost	—	32
Variable lease cost	40	40
Total lease cost	$786	$727
Other Information
Operating cash flows from operating leases	$1,073	$951
Weighted-average remaining lease term – operating leases (years)	3.2	4.2
Weighted-average discount rate – operating leases	7.6%	7.6%

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
Future minimum lease payments under noncancelable operating leases at December 31, 2020, are as follows (in thousands):
2021	$1,071
2022	1,069
2023	1,028
2024	258
2025	—
Total lease payments	3,426
Less amount representing interest	(401)
Total lease liability	3,025
Less current portion of lease liability	(868)
Lease liability, net of current portion	$2,157
As of December 31, 2020, the Company does not have material operating leases that have not commenced.
15. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.
The Company was engaged in arbitration with Markforged, Inc., a competitor in the 3D printing industry, regarding claims against the Company alleging false and misleading statements about Markforged, Inc’s products in violation of a settlement agreement that the Company entered into with Markforged, Inc. to settle a prior dispute regarding patent infringement and trade secret misappropriation. The hearing was held in December 2020 and the arbitrator has ruled that that the Company does not owe Markforged any damages in association with the claim.
Manufacturing Commitments
As of December 31, 2020, the Company had outstanding purchase orders with contract manufacturers in the amount of $9.5 million.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. INCOME TAXES
During the years ended December 31, 2020 and 2019, the Company recorded ($940) and $0 of income tax (benefit)/provision which was primarily driven by a partial valuation allowance release. For financial reporting purposes, loss before provision for income taxes, includes the following components (in thousands):
	Years Ended December 31,
	2020 (as restated)	2019
United States	$(34,285)	$(103,596)
Foreign	(670)	—
Loss before income taxes	$(34,955)	$(103,596)
The provision (benefit) for income taxes consists of the following (in thousands):
	Years Ended December 31,
	2020	2019
Current	$—	$—
Deferred	(940)	—
Provision (benefit) for income taxes	$(940)	$—
A reconciliation of the expected income tax (benefit)/provision computed using the federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2020 and 2019 is as follows:
	Years Ended December 31,
	2020 (as restated)	2019
Effective income tax rate:
Expected income tax benefit at the federal statutory rate	21%	21%
State taxes	6%	6%
Change in valuation allowance	(68)%	(30)%
Research and development credit carryover	2%	2%
Permanent differences	42%	1%
Effective income tax rate	3%	—%
As of December 31, 2020, and 2019, deferred tax assets consist of the following (in thousands):
	Years Ended December 31,
	2020	2019
Deferred tax assets:
Federal and state net operating carryforwards	$77,463	$56,333
Research and development and other credits	13,555	11,072
Capitalized start-up costs	15,717	17,032
Compensation-related items	2,257	1,286
Deferred lease liability	872	1,111
Depreciation	1,503	—
Other deferred tax assets	2,272	2,068
Total gross deferred tax asset	113,639	88,902

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Years Ended December 31,
	2020	2019
Valuation allowance	(111,494)	(87,370)
Net deferred tax asset	2,145	1,532
Deferred tax liabilities:
Right-of-use asset	(522)	(664)
Acquired technology	(1,623)	(868)
Total deferred tax liabilities	(2,145)	(1,532)
Net deferred tax asset	$—	$—

Realization of deferred tax assets is dependent upon the generation of future taxable income. As required by ASC 740 Income Taxes, the Company evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets as of December 31, 2020. As a result of the fact that the Company has incurred tax losses from inception, the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets. As a result of a recent acquisition, the Company recorded a U.S. deferred tax liability related to a non-tax-deductible intangible asset recognized in the financial statements. The acquired deferred tax liability is a source of income to support recognition of Company’s existing deferred tax assets. Pursuant to ASC 805, the impact on a Company’s existing deferred tax assets and liabilities caused by an acquisition should be recorded in the financial statements outside of acquisition accounting. Accordingly, the Company recorded a $0.9 million income tax benefit for the release in the valuation allowance related to the acquired intangible. The U.S maintains a valuation allowance on the overall U.S. net deferred tax asset as it is deemed more likely than not the U.S. net deferred tax asset will not be realized. Accordingly, a full valuation allowance was established against the net deferred tax assets as of December 31, 2020 and 2019.
Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2020 and 2019 were as follows (in thousands):
	Years Ended December 31,
	2020	2019
Valuation allowance at beginning of the year	$87,370	$56,405
Increases recorded to income tax provision	25,058	30,965
Decreases recorded as a benefit to income tax provision	(934)	—
Valuation allowance at end of year	$111,494	$87,370
As of December 31, 2020, and 2019, the Company had federal net operating loss carryforwards of $273.8 million and $197.7 million, respectively, which may be available to reduce future taxable income. These carryforwards generated in 2017 and prior years expire at various dates through 2037. The $228.3 million in carryforwards generated from 2018 forward do not expire. As of December 31, 2020, and 2019, the Company had state net operating loss carryforwards of $243.2 million and $184.2 million, respectively, which may be available to reduce future taxable income. These carryforwards expire at various dates through 2040. In addition, the Company had federal and state research and development tax credit carryforwards of $13.5 million available to reduce future tax liabilities, which will expire at various dates through 2040.
Utilization of the Company’s net operating loss (“NOL”) carryforwards and research and development (“R&D”) credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code of 1986 (“Section 382”) as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and taxes, respectively. In general, an ownership change as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public groups in the stock of a

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to significant complexity with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforward or research and development tax credits carryforwards would be subject to an annual limitation under Section 382. Although the Company has not completed its analysis, it is reasonably possible that its federal NOLs available to offset future taxable income could materially decrease. This reduction would be offset by an equal and offsetting adjustment to the existing valuation allowance. Given the offsetting adjustments to the existing valuation allowance, any ownership change is not expected to have an adverse material effect on the Company’s consolidated financial statements. Any limitation may result in expiration of a portion of the net operating loss carryforward or research and development tax credit carryforwards before utilization.
The Company files income tax returns in the U.S. federal tax jurisdiction, Massachusetts and Rhode Island. Since the Company is in a loss carryforward position, the Company is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available. The Company is currently not under examination by the Internal Revenue Service of any other jurisdiction for any tax years. The Company has not recorded any interest or penalties on any unrecognized tax benefits since inception. The Company does not believe material uncertain tax positions have arisen to date.
17. STOCKHOLDERS’ EQUITY
As of December 31, 2020, the Company’s authorized shares consisted of 500,000,000 shares of Class A Common Stock, $0.0001 par value (the “Common Stock”) and 50,000,000 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).
Common Stock
Restricted Stock Agreements — During 2015, the Company issued 34,010,977 shares of Common Stock to the initial founders and certain employees of the Company at a purchase price of $0.0001 per share. These shares are fully vested.
During the year ended December 31, 2019, as part of the Company’s acquisitions, the Company issued 607,300 shares of restricted stock with a value of $2.0 million which are considered post-combination consideration and accounted for as stock-based compensation as the shares vest. The shares vest over a four-year service period.
The activity for stock subject to vesting for years ended December 31, 2020 and 2019, are as follows (shares in thousands):
	Shares subject to Vesting	Weighted Average Purchase Price
Balance of unvested shares as of January 1, 2020	5,587	$0.0001
Issuance of additional shares	—	—
Vested	(5,307)	$0.001
Balance of unvested shares as of December 31, 2020	280	$0.001
At December 31, 2020, the remaining weighted-average vesting period for the stock subject to vesting was 0.6 years.
Promissory Note Shares
In March 2018, the Company issued a promissory note totaling $0.2 million in exchange for 340,923 shares of Common Stock. The note accrued interest at the rate of 2.57% per annum and was fully

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
collateralized by the assets of the holder. The Company has accounted for the note as recourse note and has recorded it as a deduction from stockholders’ equity. The note plus immaterial interest was settled with the Company through the repurchase of 76,461 shares of Common Stock by the Company, at the then current fair value in March 2019.
Common Stock Warrants
In May 2017, the Company entered into a strategic collaboration agreement with an investor allowing the investor’s resellers to sell and distribute the Company’s products. In consideration for this agreement, the Company agreed to issue warrants to purchase up to 2,442,440 shares of Common Stock. The investor was eligible to receive a warrant to purchase one share of Common Stock for every $35.00 in revenue generated by the Company from the investor’s resellers. Each warrant was issued at an exercise price equal to $3.34 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization) and was set to expire on December 31, 2027. The Company issued 122,073 warrants in 2020 and 611,969 warrants in 2019. The Company recorded $0.2 million related to the fair value of the warrants in 2020 and $1.0 million in 2019, calculated using the Black-Scholes warrant-pricing model with the following assumptions:
	Years Ended December 31,
	2020	2019
Risk-free interest rate	2.0%	2.0%
Expected volatility	52.5%	52.5%
Expected life (in years)	8.0	8.0 – 8.8
Expected dividend yield	—	—
Fair value of Common Stock	$3.34	$3.34
756,498 warrants were converted to 447,938 shares of Common Stock through a cashless exercise in connection with the Business Combination.
In August 2020, the Company issued a warrant to purchase up to 366,366 shares of common stock, par value $0.0001, in exchange for technical research and development advisor services. Each warrant was issued at an exercise price of $3.34 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization) and was set to expire on August 22, 2027. The Company recorded $1.7 million related to the fair value of the warrants in 2020, calculated using the Black-Scholes warrant-pricing model with the following assumptions:
Year Ended December 31, 2020
Risk-free interest rate	0.5%
Expected volatility	52.5%
Expected life (in years)	0.3
Expected dividend yield	—
Fair value of Common Stock	$7.98
366,366 warrants vested upon a change in control and were converted to 244,428 shares of Common Stock through a cashless exercise in connection with the Business Combination.
Trine Warrants
In Trine’s initial public offering, it sold units at a price of $10.00 per unit, which consisted of one share of Common Stock, $0.0001 par value, and one-half of a redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
per share and became exercisable as of 30 days from the date of the Business Combination. Unless earlier redeemed, the Public Warrants will expire five years from the completion of the Business Combination. The Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Common Stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. If the Company redeems the Public Warrants as described above, it will have the option to require all Public Warrant holders that wish to exercise to do so on a “cashless basis”. As of December 31, 2020, 20 trading days had not yet passed since the date of the Business Combination, and the Company did not yet have the right to redeem the outstanding Public Warrants. As of December 31, 2020, there were 15,007,494 million outstanding Public Warrants.
The Warrant Agreement, dated as of March 14, 2019, by and between the Company and Continental Stock Transfer & Trust Company also obligated the Company to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, and to cause the same to become effective and remain effective while the Public Warrants remain outstanding. On February 4, 2021, the Company’s registration statement covering such shares became effective.
Simultaneously with the consummation of Trine’s initial public offering, Trine Sponsor IH, LLC purchased an aggregate of 8,503,000 warrants to purchase one share of Common Stock at an exercise price of $11.50 at a price of $1.00 per warrant ($8,503,000) in the aggregate in a private placement.
The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants are not redeemable by Desktop Metal, and may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees. Additionally, pursuant to the terms of the amended and restated registration rights agreement entered in connection with the Business Combination, the Sponsor had the right to have the resale of the shares of Common Stock acquired upon exercise of the Private Placement Warrants registered under the Securities Act. On February 4, 2021, the Company’s registration statement covering such shares became effective.
On February 24, 2020, Trine issued an unsecured promissory note (the “2020 Note”) to the Sponsor. The 2020 Note bore no interest and was repayable in full upon consummation of the Business Combination. The Sponsor had the option to convert any unpaid balance of the 2020 Note into warrants equal to the principal amount of the 2020 Note so converted divided by $1.00. Upon closing of the Business Combination, the 2020 Note was converted into additional Private Placement Warrants for 1,500,000 shares of Common Stock, with an exercise price of $11.50. The terms of these warrants are identical to the terms of the Private Placement Warrants. Pursuant to the terms of the amended and restated registration rights agreement entered in connection with the Business Combination, the Sponsor had the right to have the resale of the shares of Common Stock acquired upon exercise of such warrant registered under the Securities Act. On February 4, 2021, the Company’s registration statement covering such shares became effective.
The Company has classified the Private Placement Warrants as liabilities, and will subsequently measure them at fair value through earnings. The Company recorded a $56.4 million gain related to the change in the fair value of the warrants in 2020, calculated using the Black-Scholes warrant-pricing model with the following assumptions:
	As of December 31, 2020	As of December 9, 2020
Risk-free interest rate	0.4%	0.4%
Expected volatility	50.0%	40.0%
Expected life (in years)	4.9	5
Expected dividend yield	—	—
Fair value of Common Stock	$17.20	$24.77

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Legacy Desktop Metal Convertible Preferred Stock
In connection with the Business Combination, Legacy Desktop Metal’s Convertible Preferred Stock (“Legacy Convertible Preferred Stock”) previously classified as mezzanine was retroactively adjusted, converted into Common Stock, and reclassified to permanent equity as a result of the reverse recapitalization. As of December 31, 2020, there is no Legacy Convertible Preferred Stock authorized, issued or outstanding. The following table summarizes details of Legacy Convertible Preferred Stock authorized, issued and outstanding immediately prior to the Business Combination ($ in thousands):
	Prior to Business Combination
Legacy Convertible Preferred Stock Classes	Shares Authorized, Issued and Outstanding	Preferred Stock
Series A Legacy Convertible Preferred Stock, $0.0001 par value	26,189,545	$13,878
Series B Legacy Convertible Preferred Stock, $0.0001 par value	23,675,035	37,806
Series C Legacy Convertible Preferred Stock, $0.0001 par value	13,152,896	44,852
Series D Legacy Convertible Preferred Stock, $0.0001 par value	21,075,193	180,353
Series E Legacy Convertible Preferred Stock, $0.0001 par value	13,450,703	134,667
Series E-1 Legacy Convertible Preferred Stock, $0.0001 par value	2,494,737	24,977
Total	100,038,109	$436,533
The following describes the rights and preferences of the Company’s Legacy Convertible Preferred Stock prior to conversion to common stock in the Business Combination:
Voting — The holders of Legacy Convertible Preferred Stock voted together with all other classes and series of stock as a single class on an as-converted basis. Each share of Legacy Convertible Preferred Stock entitled the holder to such number of votes per share as equaled the whole number of shares of Legacy Desktop Metal common stock into which such share of Legacy Convertible Preferred Stock was convertible. The holders of the Series A Legacy Convertible Preferred Stock were entitled to elect one director to the Company’s board of directors, the holders of the Series B Legacy Convertible Preferred Stock were entitled to elect two directors to the Company’s board of directors, the holders of the Series C Legacy Convertible Preferred Stock were entitled to elect one director to the Company’s board of directors, and the holders of the Series E Legacy Convertible Preferred Stock were entitled to elect one director to the Company’s board of directors. The holders of Legacy Convertible Preferred Stock retained rights to vote on certain specified matters as set forth in the Company’s certificate of incorporation. The holders of Series E-1 Legacy Convertible Preferred Stock were not entitled to vote in elections of directors.
Dividends — The holders of Legacy Convertible Preferred Stock were entitled to receive dividends at the rate of 8% of the original issue price for each series of Legacy Convertible Preferred Stock payable only when, as and if, declared by the Company’s board of directors. Through the date of the Business Combination, no dividends had been declared.
Liquidation — Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Legacy Convertible Preferred Stock were entitled to first be paid out of assets available for distribution, on a pari passu basis, prior and in preference to any distribution to the holders of Legacy Desktop Metal common stock, the greater of (a) an amount equal to $0.53372 per share for the Series A Legacy Convertible Preferred Stock, $1.6013 per share for Series B Legacy Convertible Preferred Stock, $3.4213 per share for the Series C Legacy Convertible Preferred Stock, $8.5656 per share for the Series D Legacy Convertible Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Legacy Convertible Preferred Stock, plus declared but unpaid dividends and (b) an amount per share that would have been payable had all shares of the applicable series of Legacy Convertible Preferred Stock been converted to shares of Legacy Desktop Metal common stock immediately prior to any liquidation, dissolution, or winding-up of the Company. After payment of all preferential amounts required to be paid

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
to the holders of Legacy Convertible Preferred Stock, the remaining assets of the Company available for distribution to the stockholders were to be distributed among the holders of shares of Legacy Desktop Metal common stock pro rata based on the number of shares held by each such holder.
Conversion — Each holder of Legacy Convertible Preferred Stock had the right, at their option at any time, to convert any such shares of Legacy Convertible Preferred Stock into fully paid and nonassessable shares of Legacy Desktop Metal common stock. The conversion ratio was determined by dividing the original issue price of such share of Legacy Convertible Preferred Stock by the conversion price then in effect, which was equal to $0.53372 per share for the Series A Legacy Convertible Preferred Stock, $1.6013 per share for Series B Legacy Convertible Preferred Stock, $3.4213 per share for the Series C Legacy Convertible Preferred Stock, $8.5656 per share for the Series D Legacy Convertible Preferred Stock, and $10.0211 per share for the Series E and Series E-1 Legacy Convertible Preferred Stock. The conversion price was subject to adjustment if certain dilutive events occurred. Conversion was mandatory in the event of a firm-commitment underwritten initial public offering of the Company’s Legacy Desktop Metal common stock with a value of at least $5.13 per common share and $50 million in proceeds to the Company or upon the election of a majority of the holders of Legacy Convertible Preferred Stock, voting as a single class on an as-converted basis.
Redemption — The Legacy Convertible Preferred Stock was not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.
18. STOCK BASED COMPENSATION
Stock Incentive Plan — In 2015, the Board of Directors approved the adoption of the 2015 stock incentive plan (the “2015 Plan”). The 2015 Plan allowed for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. Awards could be made under the 2015 Plan for up to 26,283,789 shares of Common Stock. Option awards expire 10 years from the grant date and generally vest over four years; however, vesting conditions can vary at the discretion of our Board of Directors.
As part of the acquisition of Make in 2019, the Company assumed the 2018 equity incentive plan of Make Composites, Inc. (the “Make Plan”). The Make Plan allows for the award of incentive and nonqualified stock options and warrants for those employees and contractors that were hired as part of the acquisition. The Make Plan allowed for 232,304 options and warrants to be issued, which were issued in 2019, with no additional options to be issued in the future. Option awards expire 10 years from the grant date and generally vest over four years; however, vesting conditions can vary at the discretion of our Board of Directors.
In December 2020, the Board of Directors and stockholders of the Company approved the adoption of the 2020 Incentive Award Plan (the “2020 Plan” and together with the 2015 Plan and the Make Plan, the “Plans”), which became effective on the date of the Business Combination. Upon effectiveness of the 2020 Plan, the company ceased granting new awards under the 2015 Plan.
The 2020 Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. The number of shares of common stock initially available for issuance under the 2020 Plan was 12,400,813 shares of common stock plus the number of shares subject to awards outstanding under the 2015 Plan that expire, lapse, terminate, or are exchanged for cash, surrendered, repurchased, or canceled without having been fully exercised or forfeited. In addition, the number of shares of common stock available for issuance under the 2020 Plan is subject to an annual increase on the first day of each calendar year beginning on January 1, 2021 and ending on and including January 1, 2030 equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. The fair value of Common Stock has been determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s consolidated financial position and historical financial performance, the status of technological development within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the Company’s competition, the current climate in the marketplace, the illiquid nature of the Common Stock, arm’s-length sales of the Company’s capital stock, and the prospects of a liquidity event, among others.
In July 2020 in order to incentivize and retain personnel, the Company repriced certain employee unvested stock options held by employees to have an exercise price equal to the most recent 409A private stock valuation. Vested awards were not eligible for repricing. Employees were allowed to opt out of the repricing of unvested stock option grants by providing notice to the Company within a month following the repricing. If an employee did not opt out of the repricing, all unvested options held by such employee were repriced and subject to a new vesting schedule. Repriced options vest over a period of four years from the date of the repricing, with one-year cliff vesting and monthly vesting thereafter. The repricing affected 116 employees, at an incremental compensation cost of $3.6 million to the Company, which will be recognized over the vesting period.
During years ended December 31, 2020 and 2019, the Company granted options to purchase 8,450,799 shares and 5,730,586 shares of Common Stock to employees with a fair value of $29.8 million and $10.1 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:
	Years Ended December 31,
	2020	2019
Risk-free interest rate	0.3% – 1.7%%	1.7% – 2.6%
Expected volatility	52.7% – 54.2%	52.7% – 53.6%
Expected life (in years)	5.9 – 6.3	5.6 – 6.1
Expected dividend yield	—	—
Fair value of Common Stock	$1.40 – 7.98	$3.34
During the years ended December 31, 2020, and 2019, the Company granted options to purchase 12,212 shares and 119,581 shares of Common Stock to consultants with a fair value of $0.1 million and $0.6 million, respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:
	Years Ended December 31,
	2020	2019
Risk-free interest rate	0.6% – 0.8%	1.4% – 3.1%
Expected volatility	54.3% – 54.8%	52.4% – 61.5%
Expected life (in years)	9.4 – 10.0	6.2 – 10.0
Expected dividend yield	—	—
Fair value of Common Stock	$1.40 – 7.98	$3.34
The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. The Company has not paid a dividend and is not expected to pay a dividend in the

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
foreseeable future. Expected volatility for the Common Stock was determined based on an average of the historical volatility of a peer group of similar public companies.
At December 31, 2020 and 2019, the total unrecognized stock-based compensation expense related to unvested stock options aggregated $13.7 million and $13.0 million, respectively. The costs are expected to be recognized over a weighted-average period of 2.8 years.
Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the consolidated statements of operations as follows (in thousands):
	Years Ended December 31,
	2020	2019
Research and development	$3,276	$2,713
General and administrative expense	3,464	941
Sales and marketing expense	894	1,373
Cost of sales	372	188
Total stock-based compensation expenses	$8,006	$5,215
There were 14,379,052 shares available for award under the 2020 Plan at December 31, 2020. The option activity of the 2015 Plan and Make Plan for the year ended December 31, 2020, is as follows (shares in thousands):
	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2020	18,072	$2.01	7.84	$24,045
Granted	8,463	$1.51
Exercised	(522)	$0.62
Forfeited/expired	(6,460)	$2.92
Outstanding at December 31, 2020	19,553	$1.53	7.75	$306,408
Options vested at December 31, 2020	10,905	$1.53	6.52	$170,868
Options vested or expected to vest at December 31, 2020	18,818	$1.53	7.69	$294,824
The weighted-average grant-date fair value for options granted during 2020 and 2019 was approximately $3.52 and $1.78, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2020 and 2019, was $1.8 million and $3.4 million, respectively.
On September 28, 2020 the Company modified the vesting conditions for certain awards granted to one of our officers such that in the event of a change in control, half of the outstanding unvested options would vest. Upon the Business Combination, the total incremental compensation expense resulting from the modification was approximately $1.8 million.
Restricted Stock Units — RSUs awarded to employees and non-employees generally vest over four years from the anniversary date of the grant, with 1-year cliff vesting and monthly vesting thereafter, provided service with the Company is not terminated. The fair value of RSUs is equal to the estimated fair market value of the Company’s Common Stock on the date of grant. Total unrecognized compensation costs related to unvested RSUs at December 31, 2020 was approximately $4.8 million and is expected to be recognized over a period of 3.3 years. The total expense recognized during the year ended December 31, 2020 was $0.6 million.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RSU activity under the 2020 Plan for the year ended December 31, 2020 is as follows (shares in thousands):
	Shares subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested shares as of January 1, 2020	—	—
Granted	683	$8.02
Vested	—	—
Balance of unvested shares as of December 31, 2020	683	$8.02
19. SEGMENT INFORMATION
In its operation of the business, management, including the Company’s chief operating decision maker, who is also Chief Executive Officer, reviews the business as one segment. The Company currently ships its product to markets in the Americas, Europe Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”). Disaggregated revenue data for those markets is as follows (in thousands):
Revenue during the year ended December 31, 2020
	Americas	EMEA	APAC	Total
Product	$5,250	$6,629	$1,839	$13,718
Services	1,415	1,159	178	2,752
Total	$6,665	$7,788	$2,017	$16,470
Revenue during the year ended December 31, 2019
	Americas	EMEA	APAC	Total
Product	$12,746	$8,430	$1,582	$22,758
Services	3,055	563	63	3,681
Total	$15,801	$8,993	$1,645	$26,439
During the years ended December 31, 2020 and 2019, the Company recognized the following revenue from service contracts and cloud-based software licenses over time, and hardware and consumable product shipments and subscription software at a point in time (in thousands):
	Years Ended December 31,
	2020	2019
Revenue recognized at a point in time	$13,718	$22,758
Revenue recognized over time	2,752	3,681
Total	$16,470	$26,439
The Company’s long-lived assets are substantially all located in the United States where the Company’s primary operations are located.
20. NET LOSS PER SHARE
The Company computes basic loss per share using net loss attributable to Common Stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	Years Ended December 31,
(in thousands, except per share amounts)	2020 (as restated)	2019
Numerator for basic and diluted net loss per share:
Net loss attributable to Common Stockholders	$(34,015)	$(103,596)
Denominator for basic and diluted net loss per share:
Weighted average shares	157,906	150,002
Net loss per share – Basic and Diluted	$(0.22)	$(0.69)
The Company’s potential dilutive securities, which include outstanding Common Stock options, unvested restricted stock units, unvested restricted stock awards, outstanding Common Stock warrants, and Trine Founder Shares held in escrow, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding as of December 31, 2020 and 2019, from the computation of diluted net loss per share attributable to common stockholders because including them would have an anti-dilutive effect (in thousands):
	Years Ended December 31,
	2020	2019
Common Stock options outstanding	19,553	18,072
Unvested restricted stock units outstanding	683	—
Unvested restricted stock awards outstanding	279	5,587
Common Stock warrants outstanding	25,010	634
Unvested Trine Founder Shares, held in escrow	1,851	—
Total shares	47,376	24,293
21. SUBSEQUENT EVENTS
On February 16, 2021, the Company acquired EnvisionTEC US, LLC and certain of its affiliates (“EnvisionTEC”) pursuant to a Purchase Agreement and Plan of Merger dated as of January 15, 2021. The Company expects this acquisition to create a comprehensive portfolio across metals, polymers and composites and grow distribution channels both in quantity and through the addition of a vertically-focused channel. The Company paid consideration of $143.8 million in cash and issued 5,036,142 shares of the Company’s Common Stock with a fair value of $159.8 million as of the close of business on the transaction date. In connection with the transaction, the Company also agreed to grant restricted stock units totaling 475,848 shares of the Company’s Common Stock to key EnvisionTEC employees. The acquisition will be accounted for as a business combination using the acquisition method of accounting. The Company is currently finalizing the allocation of the purchase price and expects the purchase price to be allocated primarily to goodwill and intangible assets.
On February 26, 2021, the Company delivered a notice to redeem all of its outstanding Public Warrants that remain unexercised at 5:00 p.m. New York City time on March 29, 2021. From January 1, 2021 through March 10, 2021, Public Warrants for 11,898,122 shares of Common Stock were exercised for cash, resulting in the Company receiving net proceeds of $136.8 million. An aggregate of 11,898,122 shares of the Company’s Common Stock were issued in connection with these exercises.
From January 1, 2021 through March 10, 2021, 10,003,000 Private Placement Warrants were exercised on a cashless basis. An aggregate of 5,850,346 shares of the Company’s Common Stock were issued in connection with these exercises.

DESKTOP METAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 2021, there were no Public or Private Placement Warrants outstanding.
Management has evaluated subsequent events occurring through March 15, 2021, the date that these consolidated financial statements were issued and determined that no additional subsequent events occurred that would require recognition or disclosure in these consolidated financial statements other than those in this note.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)
	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$416,379	$483,525
Short-term investments	155,847	111,867
Restricted cash	1,021	—
Accounts receivable	9,234	6,516
Inventory	20,837	9,708
Prepaid expenses and other current assets	18,657	976
Total current assets	621,975	612,592
Restricted cash	776	612
Property and equipment, net	12,331	12,160
Capitalized software, net	268	312
Goodwill	201,308	2,252
Intangible assets, net	144,103	9,102
Other noncurrent assets	6,826	4,879
Total Assets	$987,587	$641,909
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,227	$7,591
Customer deposits	2,792	1,480
Current portion of lease liability	1,639	868
Accrued expenses and other current liabilities	15,324	7,565
Deferred revenue	3,405	3,004
Current portion of long-term debt, net of deferred financing costs	11,019	9,991
Total current liabilities	39,406	30,499
Warrant liability	—	93,328
Long-term debt, net of deferred financing costs	163	—
Lease liability, net of current portion	3,248	2,157
Deferred tax liability	5,206	—
Total liabilities	48,023	125,984
Commitments and Contingences (Note 15)
Stockholders’ Equity
Preferred Stock, $0.0001 par value – authorized, 50,000,000 shares; no shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Common Stock, $0.0001 par value – 500,000,000 shares authorized; 252,660,102 and 226,756,733 shares issued at March 31, 2021 and December 31, 2020, respectively, 252,436,919 and 224,626,597 shares outstanding at March 31, 2021 and December 31, 2020, respectively	25	23
Additional paid-in capital	1,326,945	844,188
Accumulated deficit	(387,385)	(328,277)
Accumulated other comprehensive income (loss)	(21)	(9)
Total Stockholders’ Equity	939,564	515,925
Total Liabilities and Stockholders’ Equity	$987,587	$641,909
See notes to condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)
	Three Months Ended March 31,
	2021	2020
Revenues
Products	$10,311	$2,694
Services	1,002	691
Total revenues	11,313	3,385
Cost of sales
Products	10,487	5,041
Services	1,413	1,163
Total cost of sales	11,900	6,204
Gross margin	(587)	(2,819)
Operating expenses
Research and development	10,858	12,340
Sales and marketing	5,449	4,494
General and administrative	13,846	2,625
Total operating expenses	30,153	19,459
Loss from operations	(30,740)	(22,278)
Change in fair value of warrant liability	(56,576)	—
Interest expense	(73)	(104)
Interest and other income, net	361	578
Loss before income taxes	(87,028)	(21,804)
Income tax benefit	27,920	—
Net loss	$(59,108)	$(21,804)
Net loss per share – basic and diluted	$(0.25)	$(0.14)
See notes to condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands)
	Three Months Ended March 31,
	2021	2020
Net loss	$(59,108)	$(21,804)
Other comprehensive (loss) income, net of taxes:
Unrealized gain (loss) on available-for-sale marketable securities, net	1	(159)
Foreign currency translation adjustment	(13)	—
Total comprehensive loss, net of taxes of $0	$(59,120)	$(21,963)
See notes to condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)
(in thousands, except share amounts)
	Common Stock Voting		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount
BALANCE – January 1, 2021	224,626,597	$23	$844,188	$(328,277)	$(9)	$515,925
Exercise of Common Stock options	163,228	—	180	—	—	180
Vesting of restricted Common Stock	56,015	—	—	—	—	—
Vesting of restricted stock units	15,265	—	—	—	—	—
Repurchase of shares for employee tax withholdings	(2,241)	—	(54)	—	—	(54)
Issuance of Common Stock for acquisitions	5,036,142	—	159,847	—	—	159,847
Stock-based compensation expense	—	—	2,217	—	—	2,217
Vesting of Trine Founder shares	1,850,938	—	—	—	—	—
Exercise of warrants	20,690,975	2	320,567	—	—	320,569
Net loss	—	—	—	(59,108)	—	(59,108)
Other comprehensive income (loss)	—	—	—	—	(12)	(12)
BALANCE – March 31, 2021	252,436,919	$25	$1,326,945	$(387,385)	$(21)	$939,564
	Legacy Convertible Preferred Stock		Common Stock Voting		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE – January 1, 2020	100,038,109	$436,533	26,813,113	$3	$16,722	$(294,262)	$75	$(277,462)
Retroactive application of recapitalization (Note 1)	(100,038,109)	(436,533)	128,100,821	13	436,520	—	—	436,533
Adjusted balance, beginning of period	—	—	154,913,934	16	453,242	(294,262)	75	159,071
Exercise of Common Stock options	—	—	286,636	—	132	—	—	132
Vesting of restricted Common Stock	—	—	1,750,555	—	2	—	—	2
Stock-based compensation expense	—	—	—	—	1,259	—	—	1,259
Common Stock warrants issued	—	—	—	—	124	—	—	124
Net loss	—	—	—	—	—	(21,804)	—	(21,804)
Other comprehensive income (loss)	—	—	—	—	—	—	(159)	(159)
BALANCE – March 31, 2020	—	$—	156,951,125	$16	$454,759	$(316,066)	$(84)	$138,625
See notes to condensed consolidated financial statements.

DESKTOP METAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(59,108)	$(21,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,892	2,321
Stock-based compensation	2,217	1,259
Change in fair value of warrant liability	56,576	—
Expense related to Common Stock warrants issued	—	124
Amortization (accretion) of discount on investments	406	(22)
Amortization of debt financing cost	4	4
Provision for bad debt	72	—
Net increase in accrued interest related to marketable securities	(240)	(124)
Net unrealized (gain) loss on marketable securities	(25)	—
Deferred tax benefit	(27,921)	—
Changes in operating assets and liabilities:
Accounts receivable	(61)	752
Inventory	(2,381)	(3,238)
Prepaid expenses and other current assets	(4,276)	393
Other assets	(30)	—
Accounts payable	(3,856)	(989)
Accrued expenses and other current liabilities	(5,247)	(976)
Customer deposits	(1,234)	285
Deferred revenue	105	(339)
Change in right of use assets and lease liabilities, net	(22)	(80)
Net cash used in operating activities	(41,129)	(22,434)
Cash flows from investing activities:
Purchases of property and equipment	(262)	(1,004)
Purchase of marketable securities	(92,386)	(17,616)
Proceeds from sales and maturities of marketable securities	48,241	49,300
Cash paid for acquisition, net of cash acquired	(137,646)	—
Net cash (used in) provided by investing activities	(182,053)	30,680
Cash flows from financing activities:
Payment of issuance costs related to reverse recapitalization	(1,239)	—
Proceeds from the exercise of stock warrants	158,308	—
Payment of taxes related to net share settlement of upon vesting of restricted stock units	(54)	—
Proceeds from exercise of stock options	180	132
Net cash provided by financing activities	157,195	132
Net (decrease) increase in cash, cash equivalents, and restricted cash	(65,987)	8,378
Effect of exchange rate changes	26	—
Cash and cash equivalents at beginning of period	483,525	66,161
Restricted cash	612	612
Cash, cash equivalents, and restricted cash at end of period	$418,176	$75,151
Supplemental cash flow information:
Interest paid	$73	$107
Non-cash investing and financing activities:
Net unrealized (gain) loss on investments	$(1)	$159
Exercise of private placement warrants	$149,904	$—
Common Stock issued for acquisitions	$159,847	$—
Additions to right of use assets and lease liabilities	$364	$—
Purchase of property and equipment included in accounts payable	$50	$—
Receivable for warrants exercised	$12,357	$—
See notes to condensed consolidated financial statements.

1. ORGANIZATION, NATURE OF BUSINESS, AND RISK AND UNCERTAINTIES
Organization and Nature of Business
Desktop Metal, Inc. is a Delaware corporation headquartered in Burlington, Massachusetts. The company was founded in 2015 with the mission of accelerating the transformation of manufacturing with an expansive portfolio of 3D printing solutions focused on the production of end-use parts. The Company designs, produces and distributes additive manufacturing solutions comprising hardware, software, materials, and services to businesses across a variety of end markets.
On December 9, 2020 (the “Closing Date”), Trine Acquisition Corp. (“Trine”) consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated August 26, 2020, by and among Trine, Desktop Metal, Inc. and Sparrow Merger Sub, Inc., pursuant to which Sparrow Merger Sub, Inc. merged with and into Desktop Metal, Inc., with Desktop Metal, Inc. becoming our wholly owned subsidiary (the “Business Combination”). Upon the closing of the Business Combination, Trine changed its name to Desktop Metal, Inc. and Desktop Metal, Inc. changed its name to Desktop Metal Operating, Inc.
Unless otherwise indicated or the context otherwise requires, references in this Quarterly Report on Form 10-Q to the “Company” and “Desktop Metal” refer to the consolidated operations of Desktop Metal, Inc. and its subsidiaries. References to “Trine” refer to the company prior to the consummation of the Business Combination and references to “Legacy Desktop Metal” refer to Desktop Metal Operating, Inc. prior to the consummation of the Business Combination.
Legacy Desktop Metal was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Legacy Desktop Metal’s stockholders prior to the Business Combination having a majority of the voting power in the combined company, Legacy Desktop Metal having the ability to appoint a majority of the Board of Directors of the combined company, Legacy Desktop Metal’s existing management comprising the senior management of the combined company, Legacy Desktop Metal comprising the ongoing operations of the combined company, Legacy Desktop Metal being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Desktop Metal’s name. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.
While Trine was the legal acquirer in the Business Combination, because Legacy Desktop Metal was deemed the accounting acquirer, the historical financial statements of Legacy Desktop Metal became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Desktop Metal prior to the Business Combination; (ii) the combined results of Trine and Legacy Desktop Metal following the close of the Business Combination; (iii) the assets and liabilities of Legacy Desktop Metal at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Desktop Metal’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Desktop Metal convertible preferred stock and Legacy Desktop Metal common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of 1.22122 established in the Business Combination. Legacy Desktop Metal’s convertible preferred stock previously classified as mezzanine was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations to date primarily with proceeds from the sale of preferred stock and the Business Combination. The Company’s long-term success is dependent upon its ability to successfully market its products and services; generate revenue; maintain or reduce its operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations. Management believes that existing cash and investments as of March 31, 2021 will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the regulations of the U.S Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC. The condensed consolidated financial statements include the Company’s accounts and those of its subsidiaries. In the opinion of the Company’s management, the financial information for the interim periods presented reflects all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows. The results reported in these condensed consolidated financial statements are not necessarily indicative of results that may be expected for the entire year.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of a disease caused by a novel strain of the coronavirus (“COVID-19”) to be a pandemic. As of March 31, 2021, the impact of the COVID-19 pandemic continues to unfold and there has been uncertainty and disruption in the global economy and financial markets. The Company has considered the COVID-19 pandemic related impacts on its estimates, as appropriate, within its consolidated financial statements and there may be changes to those estimates in future periods.
The COVID-19 pandemic, as well as the response to mitigate the spread and effects of COVID-19, may impact the Company and its customers, as well as the demand for its products and services. The impact of COVID-19 on the Company’s operational results in subsequent periods will largely depend on future developments, and cannot be accurately predicted. These developments may include, but are not limited to, new information concerning the severity of COVID-19, the degree of success of actions taken to contain or treat COVID-19 and the reactions by consumers, companies, governmental entities, and capital markets to such actions.
Significant Accounting Policies
The Company’s significant accounting policies are described in Note 2 to the financial statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020. See the discussion of changes to certain of the Company’s accounting policies due to the acquisition of EnvisionTEC below. There have been no other changes to the Company’s significant accounting policies during the first three months of fiscal year 2021.

Foreign Currency Translation
The Company translates assets and liabilities of its foreign subsidiaries from their respective functional currencies to U.S. Dollars at the appropriate spot rates as of the balance sheet date. The functional currency of all wholly owned subsidiaries is U.S. Dollars, except for EnvisionTEC GmbH, for which it is Euros. The functional currency of the Company’s operations outside the United States is generally the local currency of the country where the operations are located or U.S. Dollars. The results of operations are translated into U.S. Dollars at a monthly average rate, calculated using daily exchange rates.
Differences arising from the translation of opening balance sheets of these entities to the rate at the end of the fiscal period are recognized in Accumulated other comprehensive (loss) income. The differences arising from the translation of foreign results at the average rate are also recognized in Accumulated other comprehensive (loss) income. Such translation differences are recognized as income or expense in the period in which the Company disposes of the operations.
Transactions in foreign currencies are recorded at the approximate rate of exchange at the transaction date. Assets and liabilities resulting from these transactions are translated at the rate of exchange in effect at the balance sheet date. All such differences are recorded in Interest and other income, net in the Consolidated Statements of Operations.
Product Revenue and Service Revenue
Product revenue include sales of the Company’s additive manufacturing systems as well as sale of related accessories and consumables. These consumables are primarily comprised of materials, which are used by the 3D printers during the printing process to produce parts, as well as replacement parts for items consumed during system operations. Certain on-device software is embedded with the hardware and sold with the product bundle and is included within product revenue. Revenue from products is recognized upon transfer of control, which is generally at the point of shipment.
Services revenue consists of installation, training, and post-installation hardware and software support, as well as various software solutions the Company offers to facilitate the operation of the Company’s products. The Company offers multiple software products, which are licensed through either a cloud-based solution and/or an on-device software subscription, depending on the product. For the cloud-based solution, the Company typically provides an annual subscription that the customer does not have the right to take possession of and is renewable at expiration. The revenue from the cloud-based solution is recognized ratably over the annual term as the Company considers the services provided under the cloud-based solution to be a series of distinct performance obligations, as the Company provides continuous daily access to the cloud solution. For on-device software subscriptions, the Company typically recognizes revenue once the customer has been given access to the software. When the Company enters into development contracts, control of the development service is transferred over time, and the related revenue is recognized as services are performed.
For certain products, the Company offers customers an optional extended warranty beyond the initial warranty period. The optional extended warranty is accounted for as a service-type warranty. Extended warranty revenue is deferred and recognized on a straight-line basis over the service-type warranty period of the contract and the associated costs are recognized as incurred.
Revenue Recognition
Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of consideration is typically a fixed price at the contract inception. Consideration from shipping and handling is recorded on a gross basis within product revenue.
The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Nature of Products and Services
The Company sells its products primarily through authorized resellers, independent sales agents, and its own sales force. Revenue from hardware and consumables is recognized upon transfer of control, which is generally at the point of shipment.
The Company’s post-installation support is primarily sold through one-year annual contracts and such revenue is recognized ratably over the term of the agreement. Service revenue from installation and training is recognized as performed.
The Company’s terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. To reduce credit risk in connection with certain sales, the Company may, depending upon the circumstances, require significant deposits or payment in full prior to shipment.
Due to the short-term nature of the Company’s contracts, substantially all of the outstanding performance obligations are recognized within one year.
Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of revenue at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.
Significant Judgements
The Company enters into contracts with customers that can include various combinations of hardware products, software licenses, and services, which are distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products, software, or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
Judgement is required to determine the standalone selling price (“SSP”). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on historical transaction data of the observable prices of hardware products sold separately in comparable circumstances to similar customers, observable renewal rates for software and post-installation support, and the Company’s best estimate of the selling price at which the Company would have sold the product regularly on a stand-alone basis for training and installation. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.
Warranty Reserve
Substantially all of the Company’s hardware and software products are covered by a standard assurance warranty of one year within the United States and 13 months internationally, and estimated warranty obligations are recorded as an expense at the time or revenue recognition. In the event of a failure of hardware product or software covered by this warranty, the Company will repair or replace the software or hardware product. For certain products, the Company offers customers an optional extended warranty after the initial warranty period. The optional extended warranty is accounted for as a service-type warranty; therefore, costs are recognized as incurred and revenue is recognized over the service-type warranty period.
The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues in its installed base for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve is not indicative of future requirements, additional or reduced warranty reserves may be required.
Property and Equipment
Property and equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is included in the determination of net income or loss.
Depreciation is expensed using the straight-line method over the estimated useful lives of the assets as follows:
Asset Classification	Useful Life
Equipment	2 – 12 years
Furniture and fixtures	3 – 5 years
Computer equipment	3 years
Tooling	3 years
Software	2 – 3 years
Leasehold improvements	Shorter of asset’s useful life or remaining life of the lease
Intangible Assets
Intangible assets consist of identifiable intangible assets, including developed technology, trade names, and customer relationships, resulting from the Company’s acquisitions. The Company evaluates definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If indicators of impairment are present, the Company then compares the estimated undiscounted cash flows that the specific asset is expected to generate to its carrying value. If such assets are impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. To date, there have been no impairments of intangible assets. Intangible assets are amortized over their useful life.
Recently Issued Accounting Standards
Recently Adopted Accounting Guidance
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in Accounting Standards Codification 740, Income Taxes. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year public business entities in 2021 and interim periods within that year, and early adoption is permitted. The Company adopted the ASU as of January 1, 2021, which did not have a material effect on the Company’s condensed consolidated financial statements.
Recent Accounting Guidance Not Yet Adopted
In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which eliminates the performance of Step 2 from the goodwill impairment test. In performing its annual or interim impairment testing, an entity will instead compare the fair value of the reporting unit with its carrying amount and recognize any impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the

Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on the condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. As a smaller reporting company pursuant to Rule 12b-2 of the Securities Exchange Act of 1934, as amended, these changes become effective for the Company on January 1, 2023. The Company is currently evaluating the potential impact of these changes on the condensed consolidated financial statements.
3. ACQUISITIONS
Acquisition of EnvisionTEC
On February 16, 2021, the Company acquired EnvisionTEC US, LLC and its subsidiaries (“EnvisionTEC”) pursuant to a Purchase Agreement and Plan of Merger dated January 15, 2021. The Company expects this acquisition to create a comprehensive portfolio in additive manufacturing across metals, polymers and composites and grow distribution channels both in quantity and through the addition of a vertically-focused channel. The Company paid consideration of $143.8 million in cash and issued 5,036,142 shares of the Company’s Common Stock with a fair value of $159.8 million as of the close of business on the transaction date.
The total purchase price was allocated to the identifiable assets acquired and liabilities assumed based on the Company’s preliminary estimates of their fair values on the acquisition date. The fair values assigned to EnvisionTEC’s tangible and intangible assets and liabilities assumed, and the related deferred tax assets and liabilities, are considered preliminary and are based on the information available at the date of the acquisition. The Company is in the process of finalizing its purchase price allocation, and the tax basis of the assets and liabilities acquired. This may result in potential adjustments to the carrying value of the respective recorded assets and liabilities, establishment of certain intangible assets, revisions of useful lives of intangible assets, establishment of potential acquisition contingencies, and the determination of any residual amount that will be allocated to goodwill. Adjustments that impact the deferred tax liability recorded in the business combination, could result in an increase or decrease in the Company’s recorded valuation allowance, that will be recognized in the accompanying statement of operations.
The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed (in thousands):

At February 16, 2021
Assets acquired:
Cash and cash equivalents	$859
Restricted cash	5,004
Accounts receivable	2,740
Inventory	8,852
Prepaid expenses and other current assets	1,081
Restricted cash – noncurrent	285
Property and equipment	1,440
Intangible assets	137,300
Other noncurrent assets	1,801
Total assets acquired	$159,362
Liabilities assumed:
Accounts payable	$1,443
Customer deposits	2,590
Current portion of lease liability	600
Accrued expenses and other current liabilities	13,645
Liability for income taxes	480
Deferred revenue	300
Current portion of long-term debt	898
Long-term debt	285
Deferred tax liability	33,348
Lease liability, net of current portion	1,189
Total liabilities assumed	$54,778
Net assets acquired	$104,584
Goodwill	$199,056
The estimated useful lives of the identifiable intangible assets acquired is as follows:
	Gross Value	Estimated Life
Acquired technology	$77,800	7 – 12 years
Trade name	8,600	13 years
Customer relationships	50,900	10 years
Total intangible assets	$137,300
The Company believes the amount of goodwill resulting from the purchase price allocation is attributable to the workforce of the acquired business (which is not eligible for separate recognition as an identifiable intangible asset) and the expected synergistic benefits of expanding the combined companies’ target markets both geographically and across industries. $36.6 million of the goodwill recognized is deductible for income tax purposes. The Company incurred $3.9 million of transaction costs related to this acquisition, which are included in general and administrative expenses on the unaudited condensed consolidated statements of operations.
EnvisionTEC’s results are included in the Company’s consolidated results for the period from February 16, 2021 to March 31, 2021. For this period, EnvisionTEC’s net revenues were approximately $5.4 million and net loss was approximately $1.8 million.
The following pro forma financial information is based on the historical financial statements of the Company and presents the Company’s results as if the acquisition had occurred on January 1, 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Net revenues	$14,825	$10,697
Net income	$(28,676)	$(30,943)
The pro forma financial information was computed by combining the historical financial information of the Company and EnvisionTEC along with the effects of the acquisition method of accounting for business combinations as though the companies were combined on January 1, 2020. The pro forma information does not reflect the potential benefits of cost and funding synergies, opportunities to earn additional revenues, or other factors, and therefore does not represent what the actual net revenues and net income (loss) would have been had the companies been combined as of this date.
Business Combination
On December 9, 2020, the Company and Trine consummated the Business Combination, with Legacy Desktop Metal surviving the merger as a wholly-owned subsidiary of Trine. Upon the consummation of the Business Combination, each share of Legacy Desktop Metal capital stock issued and outstanding was converted into the right to receive 1.22122 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).
Upon the closing of the Business Combination, Trine’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 550,000,000 shares, of which 500,000,000 shares were designated common stock; $0.0001 par value per share, and of which 50,000,000 shares were designated preferred stock, $0.0001 par value per share.
In connection with the execution of the definitive agreement for the Business Combination, Trine entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each, a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and Trine agreed to sell to the Subscribers, an aggregate of 27,497,500 shares of the Company’s Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $275 million, in a private placement pursuant to the subscription agreements (the “PIPE financing”). The PIPE financing closed simultaneously with the consummation of the Business Combination.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Trine was treated as the “acquired” company for financial reporting purposes. See Note 1 “Organization and Nature of Business” for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Desktop Metal issuing stock for the net assets of Trine, accompanied by a recapitalization. The net assets of Trine are stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to the Business Combination, Legacy Desktop Metal and Trine filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse recapitalization for tax purposes, Desktop Metal, Inc. (f/k/a Trine Acquisition Corp.), became the parent of the consolidated filing group, with Desktop Metal Operating, Inc. (f/k/a Desktop Metal, Inc.) as a subsidiary.
The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the year ended December 31, 2020:
Recapitalization
Cash – Trine’s trust and cash (net of redemptions)	$305,084,695
Cash – PIPE financing	274,975,000
Less: transaction costs and advisory fees paid	(45,463,074)
Net proceeds from reverse recapitalization	534,596,621
Plus: non-cash net liabilities assumed(1)	(152,394,714)
Less: accrued transaction costs and advisory fees	(1,900,793)
Net contributions from reverse recapitalization	$380,301,114

(1)
Includes $149.7 million of non-cash warrant liability assumed.

The number of shares of common stock issued immediately following the consummation of the Business Combination:
Number of Shares
Common stock, outstanding prior to Business Combination	30,015,000
Less: redemption of Trine shares	(26,049)
Common stock of Trine	29,988,951
Trine Founder Shares	5,552,812
Trine Director Shares	100,000
Shares issued in PIPE financing	27,497,500
Business Combination and PIPE financing shares	63,139,263
Legacy Desktop Metal shares(1)	161,487,334
Total shares of common stock immediately after Business Combination	224,626,597

(1)
The number of Legacy Desktop Metal shares was determined from the shares of Legacy Desktop Metal shares outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 1.22122. All fractional shares were rounded down.

In connection with the Business Combination, 7,403,750 Trine Founder Shares were issued. Pursuant to the Business Combination agreement, 75% of the Founder shares, or 5,552,812 shares, vested at the close of the Business Combination, with the remaining 25%, or 1,850,938 shares, vesting if the Company trades at $12.50 per share or higher for any 20 trading days within a 30-day window by the fifth anniversary of the Business Combination. The vesting criteria was met on January 8, 2021.
4. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
The Company’s cash equivalents and short-term investments are invested in the following (in thousands):
March 31, 2021	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Money market funds	$413,089	$—	$—	$413,089
Total cash equivalents	413,089	—	—	413,089
U.S Treasury securities	5,000	—	—	5,000
Commercial paper	89,835	—	—	89,835
Corporate bonds	61,020	13	(21)	61,012
Total short-term investments	155,855	13	(21)	155,847
Total cash equivalents and short-term investments	$568,944	$13	$(21)	$568,936
December 31, 2020	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Commercial paper	$75,374	$—	$—	$75,374
Money market funds	407,512	—	—	407,512
Total cash equivalents	482,886	—	—	482,886
U.S. Treasury securities	19,995	2	—	19,997
Commercial paper	43,911	—	—	43,911
Corporate bonds	47,970	—	(11)	47,959
Total short-term investments	111,876	2	(11)	111,867
Total cash equivalents and short-term investments	$594,762	$2	$(11)	$594,753

5. FAIR VALUE MEASUREMENTS
The Company uses the following three-tier fair value hierarchy, which prioritizes the inputs used in measuring the fair values for certain of its assets and liabilities:
Level 1 is based on observable inputs, such as quoted prices in active markets;
Level 2 is based on inputs other than the quoted prices in active markets that are observable either directly or indirectly; and
Level 3 is based on unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Items measured at fair value on a recurring basis include money market funds.
The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value (in thousands):
	March 31, 2021
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$413,089	$—	$—	$413,089
Commercial paper	—	89,835	—	89,835
Corporate bonds	—	61,012	—	61,012
U.S. Treasury securities	5,000	—	—	5,000
Other investments	—	—	3,025	3,025
Total assets	$418,089	$150,847	$3,025	$571,961
	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Money market funds	$407,512	$—	$—	$407,512
Commercial paper	—	119,285	—	119,285
Corporate bonds	—	47,959	—	47,959
U.S. Treasury securities	19,997	—	—	19,997
Other investments	—	—	3,000	3,000
Total assets	$427,509	$167,244	$3,000	$597,753
Liabilities:
Private placement warrants	$—	$—	$93,328	$93,328
Total liabilities	$—	$—	$93,328	$93,328
The Company has determined that the estimated fair value of its corporate bonds and commercial paper are reported as Level 2 financial assets as they are based on model-driven valuations in which all significant inputs are observable, or can be derived from or corroborated by observable market data for substantially the full term of the asset.

The other investment is reported as a Level 3 financial asset because the methodology used to develop the estimated fair value includes significant unobservable inputs reflecting management’s own assumptions, including the rights and obligations of the securities the Company holds as well as the probability of a qualified financing event, acquisition, or change in control.
The fair value of the Private Placement Warrants is estimated using the Black-Scholes option pricing model and is classified as a Level 3 financial instrument. The significant assumptions used in the model were the Company’s stock price, exercise price, expected term, volatility, interest rate, and dividend yield.
There were no transfers between fair value measure levels during the three months ended March 31, 2021 and 2020. The following table presents information about the Company’s movement in Level 3 assets measured at fair value (in thousands):
	Three Months Ended March 31,
	2021	2020
Balance at beginning of period	$3,000	$—
Changes in fair value	25	—
Balance at end of period	$3,025	$—
The following table presents information about the Company’s movement in Level 3 liabilities measured at fair value (in thousands):
	Three Months Ended March 31,
	2021	2020
Balance at beginning of period	$93,328	$—
Changes in fair value	56,576	—
Exercise of private placement warrants	(149,904)	—
Balance at end of period	$—	$—
6. ACCOUNTS RECEIVABLE
The components of accounts receivable are as follows (in thousands):
	March 31, 2021	December 31, 2020
Trade receivables	$9,598	$7,016
Allowance for doubtful accounts	(364)	(500)
Total accounts receivable	$9,234	$6,516
The following table summarizes activity in the allowance for doubtful accounts (in thousands):
	March 31, 2021	December 31, 2020
Balance at beginning of period	$500	$199
Provision for uncollectible accounts	72	377
Uncollectible accounts written off	(208)	(76)
Balance at end of period	$364	$500

7. INVENTORY
Inventory consists of the following (in thousands):
	March 31, 2021	December 31, 2020
Raw materials	$4,927	$—
Finished goods	12,854	6,812
Work in process	3,056	2,896
Total inventory	$20,837	$9,708
8. PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consists of the following (in thousands):
	March 31, 2021	December 31, 2020
Receivable for warrants exercised	$12,357	$—
Prepaid insurance	2,948	121
Prepaid operating expenses	1,015	68
Prepaid dues and subscriptions	883	189
Prepaid taxes	474	—
Vendor prepayments	473	—
Prepaid rent	155	118
Deferred cost of goods sold	—	454
Other	352	26
Total prepaid expenses and other current assets	$18,657	$976
The Company received the outstanding proceeds from warrants exercised in April 2021.
9. PROPERTY AND EQUIPMENT
Property and equipment, net consists of the following (in thousands):
	March 31, 2021	December 31, 2020
Equipment	$14,532	$13,708
Furniture and fixtures	924	895
Computer equipment	1,124	1,089
Tooling	1,805	1,805
Software	1,340	1,249
Leasehold improvements	14,274	13,870
Construction in process	1,063	879
Property and equipment, gross	35,062	33,495
Less: accumulated depreciation	(22,731)	(21,335)
Total property and equipment, net	$12,331	$12,160
Depreciation and amortization expense was $1.5 million and $2.1 million for the three months ended March 31, 2021 and 2020, respectively.

10. GOODWILL & INTANGIBLE ASSETS
The carrying amount of goodwill at March 31, 2021 and 2020 was $201.3 million and $2.3 million, respectively, and has been recorded in connection with the Company’s acquisitions. The goodwill activity is as follows:
(in thousands)
Balance at December 31, 2019	$2,252
Balance at December 31, 2020	$2,252
Acquisition of EnvisionTEC	199,056
Balance at March 31, 2021	$201,308
The Company has no accumulated impairment losses on goodwill.
Intangible assets consisted of the following (in thousands):
	Gross Value	Estimated Life	Accumulated Amortization	Balance March 31, 2021
Acquired technology	$87,993	5 – 12 years	$2,688	$85,305
Trade name	8,600	13 years	81	8,519
Customer relationships	50,900	10 years	621	50,279
Total intangible assets	$147,493		$3,390	$144,103
The Company recognized $2.3 million and $0.2 million of amortization expense during the three months ended March 31, 2021 and 2020, respectively. The Company expects to recognize $12.5 million of amortization expense for the remainder of 2021, and $16.7 million, $16.7 million, $16.5 million, and $16.0 million of amortization expense annually in the years ended December 31, 2022 through 2025. The weighted-average remaining amortization period is 9.3 years.
11. OTHER NONCURRENT ASSETS
The following table summarizes the Company’s components of other noncurrent assets (in thousands):
	March 31, 2021	December 31, 2020
Other investments	$3,025	$3,000
Right of use asset	3,702	1,810
Long-term deposits	99	69
Total other noncurrent assets	$6,826	$4,879
During the year ended December 31, 2020, the Company made an investment in a privately held company in the form of convertible debt for $3.0 million. Under the terms of this agreement, the debt will be converted to common stock of the investee upon the closing of a qualified financing, acquisition or change in control. The full principal balance plus 3% annual interest is due in two years and does not allow voluntary prepayment.
12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
The following table summarizes the Company’s components of accrued expenses and other current liabilities (in thousands):
	March 31, 2021	December 31, 2020
Professional services	$3,519	$2,508
Compensation and benefits related	3,516	2,068

	March 31, 2021	December 31, 2020
Warranty reserve	1,813	1,553
Inventory purchases	1,716	86
Income tax payable	1,405	—
Customer payable	605	—
Sales and use and franchise taxes	506	586
Franchise and royalty fees	188	159
Other	2,056	605
Total accrued expenses and other current liabilities	$15,324	$7,565

As of March 31, 2021, and December 31, 2020, the Company has recorded $1.8 million and $1.6 million, respectively, of warranty reserve within accrued expenses and other current liabilities on the condensed consolidated balance sheets. Warranty reserve consisted of the following (in thousands):
	2021	2020
Warranty reserve, at the beginning of the period	$1,553	$1,491
Warranty reserve assumed in acquisition	326	—
Additions to warranty reserve	86	346
Claims fulfilled	(152)	(284)
Warranty reserve, at the end of the period	$1,813	$1,553
13. DEBT
Term Loan — In June 2018, the Company entered into a $20 million term loan for 36 months. The loan provided $10 million immediately funded with the additional $10 million available to be drawn in up to three draws of not less than $2 million for 12 months from close of the facility. The loan is interest-only for the full 36 months with the principal due at maturity in June 2021. Interest is calculated using the Wall Street Journal Prime rate (3.25% at March 31, 2021 and 3.25% at December 31, 2020) minus 0.5%, for a rate of 2.75% at March 31, 2021 and 2.75% at December 31, 2020, payable monthly in arrears. The loan contains a cash trigger. If the Company’s cash and investments fall below $30 million, cash equal to the total amount of the outstanding debt is required to be placed in a restricted money market account. The loan also contains reporting requirements and gives the lender first priority lien on all assets.
The outstanding amount as of March 31, 2021 and December 31, 2020 was $10.0 million in both periods. The $10.0 million is due in June 2021.
PPP Loan — In connection with the acquisition of EnvisionTEC, the Company acquired $1.2 million in Paycheck Protection Program (the “PPP”) loans. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, provides for loans to qualifying businesses. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense. The PPP loan has a maturity date of April 3, 2022 and an interest rate of 1%. Principal and interest are payable monthly commencing on a date determined by the lender following the determination of the amount of the PPP loan to be forgiven or potentially earlier, as determined under applicable Small Business Administration rules. The outstanding borrowings may be prepaid by the Company at any time prior to maturity with no prepayment penalties. As of March 31, 2021, the short-term loan balance is $1.0 million, and the long-term balance is $0.2 million. Subsequent to March 31, 2021, the entire loan balance has been communicated as forgiven.
Deferred Financing Costs — In connection with the term loan borrowing, the Company incurred $0.1 million of expenses, which have been recorded as deferred financing costs. The Company amortizes these costs over the life of the borrowing. During the three months ended March 31, 2021 and 2020, the

Company recorded immaterial interest expense related to the amortization of the financing costs. As of March 31, 2021, and December 31, 2020, the remaining unamortized balance of deferred financing costs is immaterial, and is included as a component of current portion of long-term debt, net of deferred financing costs in the condensed consolidated balance sheets.
14. LEASES
At March 31, 2021, the Company recorded $3.7 million as a right of use asset and $4.9 million as an operating lease liability. At December 31, 2020, the Company recorded $1.8 million as a right of use asset and $3.0 million as an operating lease liability. The Company assesses its right of use asset and other lease-related assets for impairment. There were no impairments recorded related to these assets during the three months ended March 31, 2021 and the year ended December 31, 2020.
As a result of the acquisition of EnvisionTEC, the Company acquired operating, short-term, and finance leases for corporate offices, manufacturing and warehouse facilities, and machineries, increasing the Company’s right of use asset by $1.8 million. The operating leases consist of five real estate leases and six equipment leases with current terms extending from 2021 to 2024. The Company’s finance leases are immaterial as of March 31, 2021.
The Company reviews all supplier, vendor, and service provider contracts to determine whether any service arrangements contain a lease component. The Company identified two service agreements that contained an embedded lease. The agreements do not contain fixed or minimum payments, and the Company has concluded that the variable lease expense was immaterial during the three months ended March 31, 2021 and 2020, respectively.
Information about other lease-related balances is as follows (in thousands):
	March 31,
	2021	2020
Lease cost
Operating lease cost	$323	$188
Short-term lease cost	22	—
Variable lease cost	39	10
Total lease cost	$384	$198
Other Information
Operating cash flows used in operating leases	$244	$268
Weighted-average remaining lease term – operating leases (years)	2.9	4.0
Weighted-average discount rate – operating leases	5.5%	7.6%
The rate implicit in the lease is not readily determinable in most of the Company’s leases, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.
Future minimum lease payments under noncancelable operating leases, including immaterial future minimum lease payments under finance leases, at March 31, 2021, are as follows (in thousands):

Operating Leases
2021 (remaining 9 months)	$1,399
2022	1,862
2023	1,671
2024	370
2025	—
Total lease payments	5,302
Less amount representing interest	(415)
Total lease liability	4,887
Less current portion of lease liability	(1,639)
Lease liability, net of current portion	$3,248
As of March 31, 2021, the Company does not have material operating or finance leases that have not commenced.
15. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings. While the outcome of these claims cannot be predicted with certainty, management does not believe the outcome of any current legal proceedings will have a material adverse impact on the Company’s condensed consolidated financial statements.
Commitments
The Company has entered into legally binding agreements with certain suppliers to purchase materials used in the manufacturing of the Company’s products. As of March 31, 2021, the Company had outstanding purchase orders with contract manufacturers in the amount of $14.2 million.
The Company has also entered into licensing and royalty agreements with certain manufacturing and software companies related to the use of patented technology. Under the terms of each agreement, the Company made initial, one-time payments of up to $0.3 million and is obligated to pay a set percentage, ranging from 2.75% – 13%, of all consideration received by the Company for sales of related products and services, until the agreements are terminated. The Company’s minimum annual commitment under this contract is $0.5 million.
16. INCOME TAXES
The Company’s provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items arising in that quarter. The Company’s effective tax rate differs from the U.S. statutory tax rate primarily due to valuation allowances on its deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized as well as the partial release of the valuation allowance as part of the EnvisionTEC acquisition. During the three months ended March 31, 2021, the company recorded an income tax benefit was $27.9 million. There was no income tax benefit for the three months ended March 31, 2020.
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards, using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company has provided a full valuation allowance against the net deferred tax assets as the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets.
As a result of the recent acquisition of EnvisionTEC, the Company recorded a U.S. deferred tax liability related to non-tax-deductible intangible assets recognized in the financial statements. The acquired deferred tax liability is a source of income to support recognition of the Company’s existing deferred tax assets. Accordingly, the Company recorded a $28.1 million income tax benefit for the release in the valuation allowance related to the acquired intangibles.
The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount associated with uncertain tax positions are recorded as a component of income tax expense. As of March 31, 2021, the Company has accrued uncertain tax positions of approximately $1.2 million related to the EnvisionTEC acquisition. The amounts relate to U.S. state and foreign tax positions. Included in the balance of unrecognized tax benefits as of March 31, 2021 are amounts that, if recognized, would impact the effective tax rate. As of December 31, 2020, the Company has not identified any uncertain tax positions for which reserves would be required.
17. STOCKHOLDERS’ EQUITY
As of March 31, 2021, the Company’s authorized shares consisted of 500,000,000 shares of Class A Common Stock, $0.0001 par value (the “Common Stock”) and 50,000,000 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).
Common Stock
Restricted Stock Agreements — During 2015, the Company issued 34,010,977 shares of Common Stock to the initial founders and certain employees of the Company at a purchase price of $0.0001 per share. These shares are fully vested.
In connection with acquisitions, the Company has issued shares of restricted stock that are considered post-combination expense and accounted for as stock-based compensation as the shares vest.
The activity for stock subject to vesting as of March 31, 2021 is as follows (shares in thousands):
	Shares Subject to Vesting	Weighted-Average Purchase Price
Balance of unvested shares as of January 1, 2021	280	$0.0001
Issuance of additional shares	—	—
Vested	(56)	$0.0001
Balance of unvested shares as of March 31, 2021	224	$0.0001
At March 31, 2021, the remaining weighted-average vesting period for the stock subject to vesting was 1.0 year.
Common Stock Warrants
In May 2017, the Company entered into a strategic collaboration agreement with an investor allowing the investor’s resellers to sell and distribute the Company’s products. In consideration for this agreement, the Company agreed to issue warrants to purchase up to 2,442,440 shares of Common Stock. The investor was eligible to receive a warrant to purchase one share of Common Stock for every $35.00 in revenue generated by the Company from the investor’s resellers. Each warrant was issued at an exercise price equal to $3.34 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization) and was set to expire on December 31, 2027. The Company issued no warrants during the three months ended March 31, 2021. During the three months ended March 31, 2020, the

Company issued 58,761 warrants and recorded $0.1 million related to the fair value of the warrants, calculated using the Black-Scholes warrant-pricing model with the following assumptions:
Three Months Ended March 31, 2020
Risk-free interest rate	2%
Expected volatility	52.5%
Expected life (in years)	7.8
Expected dividend yield	—
Fair value of Common Stock	$3.34
756,498 warrants were converted to 447,938 shares of Common Stock through a cashless exercise in connection with the Business Combination.
Trine Warrants
In Trine’s initial public offering, it sold units at a price of $10.00 per unit, which consisted of one share of Common Stock, $0.0001 par value, and one-half of a redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share and became exercisable as of 30 days from the date of the Business Combination. Unless earlier redeemed, the Public Warrants will expire five years from the completion of the Business Combination. The Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Common Stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given. If the Company redeems the Public Warrants as described above, it will have the option to require all Public Warrant holders that wish to exercise to do so on a “cashless basis”. On February 26, 2021, the Company delivered a notice to redeem all of its outstanding Public Warrants that remain unexercised at 5:00 p.m. New York City time on March 29, 2021. During the three months ended March 31, 2021, Public Warrants for 14,840,589 shares of the Company’s Common Stock were exercised for cash, resulting in the Company receiving net proceeds of $170.7 million. On March 29, 2021, the 166,905 outstanding Public Warrants were redeemed by the Company for $0.01 per Public Warrant. As of March 31, 2021, none of the Public Warrants remain outstanding.
The Warrant Agreement, dated as of March 14, 2019, by and between the Company and Continental Stock Transfer & Trust Company also obligated the Company to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants, and to cause the same to become effective and remain effective while the Public Warrants remain outstanding. On February 4, 2021, the Company’s registration statement covering such shares became effective.
Simultaneously with the consummation of Trine’s initial public offering, Trine Sponsor IH, LLC (the “Sponsor”) purchased an aggregate of 8,503,000 warrants to purchase one share of Common Stock at an exercise price of $11.50 (the “Private Placement Warrants”) at a price of $1.00 per warrant ($8,503,000) in the aggregate in a private placement.
The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants are not redeemable by Desktop Metal, and may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees. Additionally, pursuant to the terms of the amended and restated registration rights agreement entered in connection with the Business Combination, the Sponsor had the right to have the resale of the shares of Common Stock acquired upon exercise of the Private Placement Warrants registered under the Securities Act. On February 4, 2021, the Company’s registration statement covering such shares became effective.
On February 24, 2020, Trine issued an unsecured promissory note (the “2020 Note”) to the Sponsor. The 2020 Note bore no interest and was repayable in full upon consummation of the Business Combination. The Sponsor had the option to convert any unpaid balance of the 2020 Note into warrants equal to the principal amount of the 2020 Note so converted divided by $1.00. Upon closing of the Business Combination, the 2020 Note was converted into a Private Placement Warrant for 1,500,000 shares of Common Stock, with an exercise price of $11.50. The terms of these warrants are identical to the terms of the Private Placement Warrants. Pursuant to the terms of the amended and restated registration rights agreement entered in connection with the Business Combination, the Sponsor had the right to have the resale of the shares of Common Stock acquired upon exercise of such warrant registered under the Securities Act. On February 4, 2021, the Company’s registration statement covering such shares became effective.
The Company’s Private Placement Warrants are classified as liabilities, and are measured at fair value through earnings. During the three months ended March 31, 2021, the Company recorded a $56.6 million loss related to the change in fair value of the Private Placement Warrants, which were remeasured through the date of each exercise, calculated using the Black-Scholes warrant pricing model with the following assumptions:
Three Months Ended March 31, 2021
Risk-free interest rate	0.4% – 0.6%
Expected volatility	55.0%
Expected life (in years)	4.8
Expected dividend yield	—
Fair value of Common Stock	$19.82 – 30.49
Exercise price	$11.50
During the three months ended March 31, 2021, all of the Private Placement Warrants were exercised on a cashless basis, and an aggregate of 5,850,346 shares of the Company’s Common Stock were issued in connection with these exercises. As of March 31, 2021, none of the Private Placement Warrants remain outstanding.
18. STOCK BASED COMPENSATION
Stock Incentive Plan — In 2015, the Board of Directors approved the adoption of the 2015 stock incentive plan (the “2015 Plan”). The 2015 Plan allowed for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. Awards could be made under the 2015 Plan for up to 26,283,789 shares of Common Stock. Option awards expire 10 years from the grant date and generally vest over four years; however, vesting conditions can vary at the discretion of our Board of Directors.
As part of the acquisition of Make Composites, Inc. (“Make”) in 2019, the Company assumed the 2018 equity incentive plan of Make (the “Make Plan”). The Make Plan allows for the award of incentive and nonqualified stock options and warrants for those employees and contractors that were hired as part of the acquisition. The Make Plan allowed for 232,304 options and warrants to be issued, which were issued in 2019, with no additional options to be issued in the future. Option awards expire 10 years from the grant date and generally vest over four years; however, vesting conditions can vary at the discretion of our Board of Directors.
In December 2020, the Board of Directors and stockholders of the Company approved the adoption of the 2020 Incentive Award Plan (the “2020 Plan” and together with the 2015 Plan and the Make Plan, the “Plans”), which became effective on the date of the Business Combination. Upon effectiveness of the 2020 Plan, the Company ceased granting new awards under the 2015 Plan.
The 2020 Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisers of the Company. The number of shares of common stock initially available for issuance under the 2020 Plan was 12,400,813 shares of common stock plus the number of shares subject to awards outstanding under the 2015 Plan that expire, lapse, terminate, or are exchanged for cash, surrendered, repurchased, or canceled without having been fully exercised or forfeited. In addition, the number of shares of common stock available for issuance under the 2020 Plan is subject to an annual increase on the first day of each calendar year beginning on

January 1, 2021 and ending on and including January 1, 2030 equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board.
The Company grants stock options at exercise prices deemed by the Board of Directors to be equal to the fair value of the Common Stock at the time of grant. The fair value of Common Stock has been determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors, including the results obtained from independent third-party appraisals, the Company’s consolidated financial position and historical financial performance, the status of technological development within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the Company’s competition, the current climate in the marketplace, the illiquid nature of the Common Stock, arm’s-length sales of the Company’s capital stock, and the prospects of a liquidity event, among others.
During the three months ended March 31, 2021, the Company did not grant any options to purchase shares of Common Stock to employees. During the three months ended March 31, 2020, the Company granted options to purchase 473,624 shares of Common Stock to employees with a fair value of $0.8 million, calculated using the Black-Scholes option-pricing model with the following assumptions:
Three Months Ended March 31, 2020
Risk-free interest rate	0.7% – 0.9%
Expected volatility	52.7% – 52.9%
Expected life (in years)	5.9 – 6.1
Expected dividend yield	—
Fair value of Common Stock	$3.34
During the three months ended March 31, 2021, the Company did not grant any options to purchase shares of Common Stock to non-employees. During the three months ended March 31, 2020, the Company granted options to purchase 12,212 shares of Common Stock to consultants with a fair value of $0.1 million, calculated using the Black-Scholes option-pricing model with the following assumptions:
Three Months Ended March 31, 2020
Risk-free interest rate	0.8%
Expected volatility	54.3%
Expected life (in years)	10.0
Expected dividend yield	—
Fair value of Common Stock	$3.34
The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. The Company has not paid a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Common Stock was determined based on an average of the historical volatility of a peer group of similar public companies.
At March 31, 2021, the total unrecognized stock-based compensation expense related to unvested stock options aggregated $12.5 million. The costs are expected to be recognized over a weighted-average period of 3.1 years.

Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the condensed consolidated statements of operations as follows (in thousands):
	Three Months Ended March 31,
	2021	2020
Research and development	$916	$713
General and administrative expense	839	237
Sales and marketing expense	345	209
Cost of sales	117	100
Total stock-based compensation expenses	$2,217	$1,259
There were 14,140,956 shares available for award under the 2020 Plan at March 31, 2021. The option activity of the Plans for the three months ended March 31, 2021, is as follows (shares in thousands):
	Number of Shares	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2021	19,553	$1.53	7.75	$306,408
Granted	—	$—
Exercised	(163)	$1.10
Forfeited/expired	(12)	$1.40
Outstanding at March 31, 2021	19,378	$1.53	7.51	$259,023
Options vested at March 31, 2021	11,044	$1.55	6.29	$147,481
Options vested or expected to vest at March 31, 2021	18,673	$1.54	7.45	$249,529
The weighted-average grant-date fair value for options granted during the three months ended March 31, 2020 was approximately $1.65. The aggregate intrinsic value of options exercised during the three months ended March 31, 2021 and 2020, was $0.1 million and $0.3 million, respectively.
Restricted Stock Units — RSUs awarded to employees and non-employees generally vest over four years from the anniversary date of the grant, with 1-year cliff vesting and monthly vesting thereafter, provided service with the Company is not terminated. The fair value of RSUs is equal to the estimated fair market value of the Company’s Common Stock on the date of grant. Total unrecognized compensation costs related to unvested RSUs at March 31, 2021 was approximately $11.6 million and is expected to be recognized over a period of 3.6 years. The total expense recognized during the three months ended March 31, 2021 was $0.8 million.
RSU activity under the 2020 Plan for the three months ended March 31, 2021 is as follows (shares in thousands):
	Shares Subject to Vesting	Weighted-Average Grant Date Fair Value
Balance of unvested shares as of January 1, 2021	683	$8.02
Granted	250	$30.49
Vested	(15)	$8.19
Balance of unvested shares as of March 31, 2021	918	$14.14
19. RELATED PARTY TRANSACTIONS
As a result of the acquisition of EnvisionTEC, the Company entered into certain agreements with entities affiliated with Mr. El Siblani, a director and executive officer of the Company.

The Company is the lessee in a lease agreement with ATMRE, LLC, a leasing company, in which Mr. El Siblani is the sole member, for the Dearborn, Michigan facility utilized by EnvisionTEC. This lease extends through December 31, 2023. As of March 31, 2021, the Company recorded $0.5 million of right of use asset and lease liability. During the three months ended March 31, 2021, the Company paid immaterial lease expense to AMTRE, LLC. The Company’s annual commitment to AMTRE, LLC is $0.2 million.
The Company is the lessee in a lease agreement JES Besitzgesellschaft GmbH, a leasing company that is controlled by members of the immediate family of Mr. El Siblani, for facilities located in Gladbeck, Germany utilized by EnvisionTEC. As of March 31, 2021, the Company recorded $0.2 million of right of use asset and lease liability. During the three months ended March 31, 2021, the Company paid immaterial lease expense to JES Besitzgesellschaft GmbH. The Company’s annual commitment to JES Besitzgesellschaft GmbH is $0.1 million.
The Company is the lessee in a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El Siblani, for an additional facility located in Gladbeck, Germany utilized by EnvisionTEC. As of March 31, 2021, the Company recorded $0.2 million of right of use asset and lease liability. During the three months ended March 31, 2021, the Company paid immaterial lease expense to Sitraco (UK) Limited. The Company’s annual commitment to Sitraco (UK) Limited is $0.1 million.
The Company has a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. The Company did not have any sales to Sibco Europe Ltd. for the period ended March 31, 2021. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. At March 31, 2021, the Company did not have accounts receivable or accounts payable due to or from Sibco Europe Ltd.
The Company also has an agreement with E3D Technology, a wholly-owned subsidiary of Sibco Europe Ltd., for services including research and development, maintenance, and marketing services. As part of the agreement, the Company also pays a fee for overhead at the facilities where these contracted services are being performed. During the three months ended March 31, 2021, the Company paid immaterial service expense to E3D Technology.
20. SEGMENT INFORMATION
In its operation of the business, management, including the Company’s chief operating decision maker, who is also Chief Executive Officer, reviews the business as one segment. The Company currently ships its product to markets in the Americas, Europe Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”). Disaggregated revenue data for those markets is as follows (in thousands):
Revenue during the three months ended March 31, 2021
	Americas	EMEA	APAC	Total
Products	$5,854	$2,526	$1,931	$10,311
Services	705	215	82	1,002
Total	$6,559	$2,741	$2,013	$11,313
Revenue during the three months ended March 31, 2020
	Americas	EMEA	APAC	Total
Products	$902	$1,528	$264	$2,694
Services	327	323	41	691
Total	$1,229	$1,851	$305	$3,385

During the three months ended March 31, 2021 and 2020, the Company recognized the following revenue from service contracts and cloud-based software licenses over time, and hardware and consumable product shipments and subscription software at a point in time (in thousands):
	Three Months Ended March 31,
	2021	2020
Revenue recognized at a point in time	$10,311	$2,694
Revenue recognized over time	1,002	691
Total	$11,313	$3,385
The Company’s long-lived assets are substantially all located in the United States where the Company’s primary operations are located.
21. NET LOSS PER SHARE
The Company computes basic loss per share using net loss attributable to Common Stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.
	Three Months Ended March 31,
(in thousands, except per share amounts)	2021	2020
Numerator for basic and diluted net loss per share:
Net loss attributable to Common Stockholders	$(59,108)	$(21,804)
Denominator for basic and diluted net loss per share:
Weighted-average shares	238,244	156,250
Net loss per share – Basic and Diluted	$(0.25)	$(0.14)
The Company’s potential dilutive securities, which include outstanding Common Stock options, unvested restricted stock units, unvested restricted stock awards and outstanding Common Stock warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding as of March 31, 2021 and 2020, from the computation of diluted net loss per share attributable to common stockholders because including them would have an anti-dilutive effect (in thousands):
	Three Months Ended March 31,
	2021	2020
Common Stock options outstanding	19,378	12,964
Unvested restricted stock units outstanding	918	—
Unvested restricted stock awards outstanding	224	3,142
Common Stock warrants outstanding	—	578
Total shares	20,520	16,684
22. SUBSEQUENT EVENTS
Subsequent to March 31, 2021, the Company entered into financing arrangements with three companies in the additive manufacturing industry. In two of the transactions, the Company received a convertible promissory note. In the other transaction, the Company received a simple agreement for future equity. The aggregate amount invested by the Company was $4.6 million.
On April 28, 2021 the Company entered into a stock subscription agreement with Galileo Acquisition Corp. (“Galileo”). Pursuant to the agreement, the Company will purchase $20.0 million of Galileo common stock upon the closing of Galileo’s announced merger transaction. The Company expects this investment to facilitate the development of a strategic partnership with Galileo’s merger target, Shapeways, Inc., to accelerate access to, and adoption of, its additive manufacturing solutions by businesses across a range of applications.
On May 7, 2021, the Company acquired Adaptive 3D Technologies, LLC and its affiliates (“Adaptive”) pursuant to a Purchase Agreement and Plan of Merger dated as of May 7, 2021. The Company paid consideration of $24.1 million in cash and issued 3,076,838 shares of the Company’s Common Stock with a fair value of $37.0 million as of the close of business on the transaction date. The acquisition will be accounted for as a business combination using the acquisition method of accounting. The Company is currently finalizing the allocation of the purchase price and expects the purchase price to be allocated primarily to goodwill and intangible assets.

Independent Auditor’s Report
To the Board of Directors
EnvisionTec, Inc.
Dearborn, Michigan
Opinion
We have audited the combined financial statements of EnvisionTec, Inc and its subsidiaries (the “Company”), which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.
In our opinion, the accompanying combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of a Matter
As discussed in Note 2 to the combined financial statements, the Company has changed its method of accounting for revenue from contracts with customers in fiscal year 2020 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the combined financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined financial statements.

In performing an audit in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.
/s/ BDO USA, LLP
Troy, Michigan
March 31, 2021

EnvisionTEC Group
Combined Balance Sheets
(in thousands)
December 31,	2020	2019
Assets
Current Assets
Cash and cash equivalents	$20,772	$14,865
Trade accounts receivable, less allowance for doubtful accounts of $1,284 and $755 in 2020 and 2019	4,994	3,310
Inventories	9,479	8,885
Prepaid expenses and other current assets	1,267	3,660
Total Current Assets	36,512	30,720
Related Party Loan Receivable	7,880	—
Property and Equipment, Net	1,539	1,719
Intangible Asset, Net	545	594
Total Assets	$46,476	$33,033
Liabilities and Equity
Current Liabilities
Trade accounts payable	$2,100	$2,461
Deferred revenue and customer deposits	2,327	2,175
Income taxes payable	464	427
Related party loan payable	207	600
Accrued expenses and other current liabilities	1,457	1,993
Current portion of long-term debt	726	—
Total Current Liabilities	7,281	7,656
Long-term debt	458	—
Total Liabilities	7,739	7,656
Stockholders’ Equity
Contributed capital	443	443
Retained earnings	39,383	28,517
Accumulated other comprehensive loss	(1,089)	(3,583)
Total Stockholders’ Equity	38,737	25,377
Total Liabilities and Stockholders’ Equity	$46,476	$33,033
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Operations and Comprehensive Income
(in thousands)
Year ended December 31,	2020	2019
Net Revenue	42,132	$34,582
Cost of Goods Sold	18,529	20,874
Gross Profit	23,603	13,708
Operating Expenses
Selling, general and administrative	8,842	9,839
Research and development	4,270	4,706
Total Operating Expenses	13,112	14,545
Operating Profit (Loss)	10,491	(837)
Other Income	755	302
Income (Loss) Before Taxes	11,246	(535)
Income Taxes	(380)	(22)
Net Income (Loss)	10,866	(557)
Other Comprehensive Gain (Loss)
Foreign currency translation	2,494	(879)
Comprehensive Income (Loss)	$13,360	$(1,436)
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Changes in Stockholders’ Equity
(in thousands)
	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance, January 1, 2019	$443	$29,074	$(2,704)$	26,813
Net loss	—	(557)	—	(557)
Other comprehensive loss	—	—	(879)	(879)
Balance, December 31, 2019	443	28,517	(3,583)	25,377
Net income	—	10,866	—	10,866
Other comprehensive gain	—	—	2,494	2,494
Balance, December 31, 2020	$443	$39,383	$(1,089)	$38,737
See accompanying notes to combined financial statements.

EnvisionTEC Group
Combined Statements of Cash Flows
(in thousands)
Year ended December 31,	2020	2019
Operating Activities
Net income (loss)	$10,866	$(557)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	447	719
Amortization	49	49
Provision for bad debt	578	(308)
Loss on disposal of property and equipment	6	205
Changes in operating assets and liabilities:
Trade accounts receivable	(2,262)	8
Inventories	(594)	144
Prepaid expenses and other current assets	2,394	(170)
Trade accounts payable	(361)	726
Deferred revenue and customer deposits	152	(880)
Income taxes payable	37	40
Accrued expenses and other current liabilities	(536)	(982)
Net cash provided by (used in) operating activities	10,776	(1,006)
Investing Activities
Property and equipment purchases	(259)	(777)
Advance to related party	(7,880)	—
Net cash used in investing activities	(8,139)	(777)
Financing Activities
Proceeds from long-term borrowings	1,176	—
Proceeds from related party loans	—	600
Payment of related party loans	(400)	—
Net cash provided by financing activities	776	600
Effect of Currency Translation on Cash and Cash Equivalents	2,494	(879)
Net Increase (Decrease) in Cash and Cash Equivalents	5,907	(2,062)
Cash and Cash Equivalents, beginning of year	14,865	16,927
Cash and Cash Equivalents, end of year	$20,772	$14,865
Supplemental Cash Flow Information:
Cash (received)/paid for income taxes, net of payments or refunds	$(2,623)	$149
Non-cash items
Interest accrued on borrowings and loans	15	—
See accompanying notes to combined financial statements.

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
The combined financial statements include the accounts of EnvisionTEC, Inc., a Michigan corporation, which operates the business in North America; EnvisionTEC GmbH, a German company with limited liability, which operates the business in Germany; 3dBotics, Inc, d.b.a. Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. Collectively, the combined group is referred to as “the Company” or “EnvisionTEC Group.” The combined financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
The Company is a leading global provider of professional 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The Company’s 3D printing solutions include four main proprietary print technologies and a wide range of print materials. The Company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.
All amounts presented in the accompanying footnotes are presented in thousands, unless otherwise stated.
COVID-19 Pandemic and CARES Act
In March 2020, the World Health Organization declared the novel strain of Coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The full impact of the COVID-19 outbreak continues to evolve. As such, it is not possible to accurately predict the full impact of the COVID-19 pandemic on our future business, financial condition, and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, the Company faces uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of the Company, its customers, its suppliers, its manufacturers, and other business partners to conduct business. The Company continues to monitor operations and government recommendations and have made modifications to normal operations because of COVID-19, including operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.
The COVID-19 pandemic has caused the Company to experience adverse impacts, including extended sales cycles to close new orders for our products, delays in shipping and installing orders due to closed facilities and travel limitations, lost business from customers who experienced financial hardship, and delays in collecting accounts receivable. The rapid development and uncertainty of the impacts of COVID-19 precludes any prediction as to the ultimate impacts to our business, including material adverse impact on our financial position, operating results and cash flows. The Company has taken, and will continue to take, actions to mitigate the impact of COVID-19 and are managing the variable portion of our cost structure to better align with revenue, including external marketing spend, reduced discretionary research and development spending, and plan to continue to closely manage additional spending. A prolonged outbreak could, among other things, strain the Company’s business continuity plans, create delays in our growth and strategic initiatives, reduce sales and marketing activities, limit our access to financing on favorable terms, increase exposure to potential impairment charges related to long-lived and intangible assets, hinder the Company’s ability to support its customers and operate our business effectively, heighten the risk of disruption to our information and reporting systems and internal controls, including those over financial reporting and other risk management systems, or require the Company to incur substantial costs. As the conditions surrounding COVID-19 continue to evolve rapidly, the Company will continue to actively manage its response in collaboration with customers, government officials and stakeholders, and assess any potential impacts to financial position and operating results, as well as adverse developments in business.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is aimed at providing emergency assistance and health care for individuals,

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
families, and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. The CARES Act, among other things, includes provisions related to refundable payroll tax credits, deferment of the employer portion of social security payments, net operating loss carryback periods, modifications to the net interest deduction limitations, and technical corrections to tax depreciation methods for qualified improvement property.
As more fully described in Note 8, on April 3, 2020 under the CARES Act the Company applied for and obtained loans under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176. The loan has a maturity date of April 3, 2022 and an interest rate of 1%. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs, certain rents, utilities, and mortgage interest expense.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of these combined financial statements requires the Company to make certain judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Areas that require significant judgments, estimates and assumptions include, the allowance for doubtful accounts; inventories (including slow moving and obsolete inventory valuation adjustments); product warranty reserves; income taxes; contingencies; and future cash flow estimates associated with long-lived assets for purposes of impairment testing. The Company bases its estimates on historical experience, market comparables and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, on January 1, 2020, using the cumulative-effect transition method as applied to contracts that were not complete at the date of initial application. Revenue is measured as the amount of consideration expected to be received in exchange for transferring goods or providing services. The amount of consideration is typically a fixed price at the contract inception. The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Based on the Company’s assessment of the new guidance, including evaluation of the five-step approach outlined above and within the guidance, the Company concluded that the adoption of ASC 606 did not have a significant impact to our core revenue generating activities.
Nature of Products and Services
The Company enters into sales arrangements that may provide for multiple deliverables to a customer. Sales may include a combination of 3D printers, resins and other consumables, software embedded with the printer, a standard warranty, extended warranties, and professional services such as training and

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
installation. The consumables are primarily comprised of materials used by the printers during the printing process to produce parts and other wear items or components in the products that must be replaced after certain amounts of use.
Revenue from printers, consumables and resin is recognized upon transfer of control, which is generally at the point of shipment. The Company’s 3D printers include embedded software which is not optional to the customer and is not a significant focus of its marketing efforts. The Company’s 3D printers and embedded software are sold as a combined offering. The Company does not provide significant post-contract customer support specific to the software or incur significant costs to maintain the software. The revenue associated with the embedded software is recognized at the same time as the related 3D printer.
The Company provides customers with a standard warranty on the sale of its 3D printers, generally covering the one-year period from the sale of the printer The standard warranty is an assurance-type warranty and accounted for under ASC 460 — Guarantees as the warranty does not offer a service in addition to an assurance that equipment will perform in accordance with specification and be free from material defects. After the initial term, the customer may purchase an extended warranty to maintain and repair the equipment for an extended period. The extended warranties are classified as service-type warranties under ASC 606 as they are sold separately and provide services which are incremental to the assurance that the equipment will perform to the agreed upon standards. The extended warranties are accounted for as a separate performance obligation. Revenue from extended warranties is recognized ratably over the contract period as the service is provided.
Revenue from arrangements to provide professional services to customers such as installation and training are distinct from the other promises in the contract(s). Our professional service contracts are billed on a time and materials basis and revenue is recognized over time as the services are performed.
The Company sells its products and services through authorized distributors and resellers, and direct to customers through internal sales agents. Revenue from the printer and consumables is recognized upon transfer of control, which is generally at the point of shipment.
The Company’s terms of sale generally provide payment terms that are customary in the countries where the Company transacts business. In many cases, the Company requires significant deposits or payment in full prior to shipment, with any remaining balance generally to be paid 30 to 60 days after shipment or installation. Customers have a 30-day right of return that is infrequently exercised and is generally subject to a restocking fee. Due to the short-term nature of the Company’s contracts substantially all of the outstanding performance obligations are recognized within one year.
Shipping and handling activities that occur after control over a product has transferred to a customer are accounted for as fulfillment activities rather than performance obligations, as allowed under a practical expedient provided by ASC 606. The shipping and handling fees charged to customers are recognized as revenue and the related costs are included in cost of sales at the point in time when ownership of the product is transferred to the customer. Sales taxes and value added taxes collected concurrently with revenue generating activities are excluded from revenue.
Significant Judgements
The Company enters into contracts with customers that can include printers, resin and other consumables, extended warranties, and other professional services, which are each determined to be distinct and accounted for as separate performance obligations. Products or services that are promised to a customer can be considered distinct if both of the following criteria are met: (i) the customer can benefit from the products or services either on its own or together with other readily available resources and (ii) the Company’s promise to transfer the products or services to the customer is separately identifiable from other promises in the contract. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
Judgement is required to determine the standalone selling price (SSP). The transaction price is allocated to each distinct performance obligation on a relative standalone selling price basis and revenue is recognized for each performance obligation when control has passed. The Company is generally able to establish SSP based on historical transaction data of the observable prices. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.
The following table presents disaggregated revenue for the year ended December 31, 2020 (in thousands):
December 31, 2020 (in thousands)	United States	Germany	Total
Revenue recognized at a point in time	$25,756	$15,118	$40,874
Revenue recognized over time	1,083	175	1,258
Total Revenue	$26,839	$15,293	$42,132
Contract Balances
The timing of revenue recognition, billings and cash collections results in billed accounts receivable and deferred revenues (contract liabilities) on the combined balance sheets. Timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable at the time of invoicing. For most of the Company’s contracts, customers are invoiced when products are shipped or when services are performed. The Company generally bills in advance for all printers and other sales, resulting in deferred revenue.
The Company’s deferred revenue balance was $2,327 and $2,175 as of December 31, 2020 and December 31, 2019, respectively. The deferred revenue consists primarily of customer deposits on products with outstanding performance obligations and extended warranties that are recognized ratably over the term of the agreement.
As the Company’s contracts are primarily one year or less, revenue recognized during the year ended December 31, 2020 included the full amount of deferred revenue outstanding at December 31, 2019.
The Company pays commissions to its internal sales agents and external partners in North America (i.e. distributors and resellers). In these arrangements, the Company utilizes its internal sales team and external partners to sell direct to the end user. The Company acts as a principal in the contracts with the end users because the Company controls the product, establishes the price, and bears the risk of nonperformance, until it is transferred to the end user. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value because of the short maturity of the instruments. Cash balances are maintained with financial institutions located in the United States, Germany and Lebanon. The Company believes its risk of loss is limited; however, at times, account balances may exceed international and federally insured limits. The Company has no history of losses associated with these cash and cash equivalent balances.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are reported at their net realizable value. The estimate of the allowance for doubtful accounts related to trade receivables is based on evaluation of customer accounts with past-due balances or specific accounts for which there is information that the customer may be unable to meet its financial obligations. Based upon review of these accounts, and management’s analysis and judgment, the

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
Company records a specific allowance for that customer’s accounts receivable balance to reduce the outstanding receivable balance to the amount expected to be collected. The allowance is re-evaluated and adjusted periodically as additional information is received that impacts the allowance amount reserved. The allowance for doubtful accounts at December 31, 2020 and 2019 was $1,284 and $755, respectively.
Inventories
All inventories are valued at the lower of cost or market, as determined using the first-in, first-out (“FIFO”) method. Overhead is allocated to work in progress and finished goods based on normal capacity of the Company’s production facilities. Fixed overhead associated with production facilities that are being operated below normal capacity are recognized as a period expense rather than being capitalized as a product cost. Currently, there are no facilities being operated below normal capacity. Adjustments for slow-moving and obsolete inventories are provided based on historical experience and current product demand. These adjustments reduce the cost basis of the respective inventory and are recorded as a charge to cost of sales in the combined statements of operations and comprehensive income. The adjustments for slow-moving and obsolete inventories December 31, 2020 and 2019 were $1,302 and $594, respectively.
Property and Equipment, Net
Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to seven years. Leasehold improvements are depreciated on a straight-line basis over the shorter of their estimated useful lives or the contractual lives of the related leases. Repairs and maintenance are charged to expense as incurred.
The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2020 and 2019.
Intangible Assets, Net
Intangible assets represent acquired intangibles purchased through acquisitions. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful life, which is determined by identifying the period over which most of the cash flows are expected to be generated.
Amortization of acquired intangible is included in cost of sales, research and development expenses and selling, general and administrative expenses in the combined statements of operations and comprehensive income. For intangibles with finite lives, the Company reviews the carrying amounts for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is calculated as the excess of carrying value of assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow model. The determination of what constitutes an asset group, the associated undiscounted net cash flows, and the estimated useful lives of assets require significant judgments and estimates by management. The Company recorded no impairment losses during the years ended December 31, 2020 and 2019.

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
Warranty Reserve
Substantially all of the Company’s printers and other products are covered by a standard assurance warranty of one year, and estimated warranty obligations are recorded as an expense. In the event of a failure of product covered by this warranty, the Company will repair or replace the product. The Company’s warranty reserve reflects estimated material and labor costs for potential or actual product issues for which the Company expects to incur an obligation. The Company periodically assesses the adequacy of the warranty reserve and adjusts the amount as necessary. If the data used to calculate the adequacy of the warranty reserve are not indicative of future requirements, additional or reduced warranty reserves may be required.
December 31, (in thousands)	2020	2019
Warranty reserve, at the beginning of the year	$482	$467
Additions to warranty reserve	97	525
Claims fulfilled	(251)	(510)
Warranty reserve, at the end of the year	$328	$482
Warranty reserve is recorded through cost of sales in the combined statements of operations and comprehensive income
Advertising
Advertising costs are expensed as incurred and were approximately $217 and $186 for the years ended December 31, 2020 and 2019, respectively.
Shipping and Handling Costs
Shipping and handling costs are classified as cost of goods sold in the combined statements of operations and comprehensive income.
Research and Development Costs
Research and development costs consist primarily of employee compensation expenses, materials, laboratory supplies, costs for related software, and costs for facilities and equipment. Expenditures for research and development are expensed as incurred.
Income Taxes
The Company’s U.S. operating entity, EnvisionTEC, Inc., and its U.S. IP holding company, Gulf Filtration Systems Inc., as well as Viridis3D are organized as Michigan corporations that are treated as S corporations for U.S. federal income tax purposes. Under the provisions of the Internal Revenue Code and similar state provisions, each entity is taxed as a flow-through entity and is not liable for income taxes. Its earnings and losses are included in the individual tax return of its sole shareholder. Therefore, the combined financial statements do not reflect a provision for U.S. federal or state income taxes relating to these entities.
The German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the applicable tax regulations of Germany. As a result, the accompanying combined statements of operations and comprehensive income include tax expense related to Germany.
The Company recognizes deferred tax assets and liabilities for the differences between the financial statement carrying amounts and the tax basis of assets and liabilities of EnvisionTEC GmbH using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in the level and composition of earnings, tax laws or the deferred tax valuation allowance, as well as the results of tax audits, may materially impact the effective tax rate.

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
The Company estimates liabilities related to uncertain tax positions. As of December 31, 2020, and 2019, the Company had a liability of $464 and $427, respectively, related to uncertain tax positions in certain states and foreign jurisdictions. The calculation of the liability for uncertain tax positions requires management to make estimates and assumptions. Actual results may have a material positive or negative impact on the balances of current or deferred tax assets and liabilities and net income.
Variable Interest Entities
A variable interest entity (“VIE”) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. Implicit variable interests may result in the absorption or receipt of variability in a legal entity. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. An entity has the power to direct the activities of another entity when its management has the ability to make key operating decisions, such as decisions regarding capital or product investment or manufacturing production schedules. The Company has evaluated certain entities, including certain related parties and entities under common control, and concluded that the Company has no VIEs subject to consolidation.
Stockholders’ Equity
The EnvisionTEC Group is presented in combined form based on the existence of common control for all periods presented. The shares issued and outstanding for each of the individual predecessor entities included in the combined financial statements as of December 31, 2020 and 2019, respectively, were as follows:
Common Stock Issued and Outstanding
EnvisionTEC, Inc.	10
EnvisionTEC GmbH	22
Viridis3D	60
Gulf Filtration Systems, Inc.	1
Foreign Currency
The local currency is the functional currency for significant operations outside of the United States. The determination of the functional currency of an operation is made based upon the appropriate economic and management indicators.
Foreign currency assets and liabilities are translated into their U.S. dollar equivalents based upon year-end exchange rates and are included in stockholders’ equity as a component of comprehensive loss. Revenue and expenses are translated at average exchange rates. Transaction gains and losses that arise from exchange rate fluctuations are charged to operations as incurred, except for gains and losses associated with intercompany receivables and payables for which settlement is not planned or anticipated in the foreseeable future, which are included in other comprehensive income in the combined statement of operations and comprehensive income.
New Accounting Standards or Updates Recently Adopted
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), amending how entities will measure credit losses for most financial assets and certain other instruments that

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
are not measured at fair value through net income. The guidance requires the application of a current expected credit loss (“CECL”) model which is a new impairment model based on expected losses. Under this model, an entity recognizes an allowance for expected credit losses based on historical experience, current conditions and forecasted information rather than the current methodology of delaying recognition of credit losses until it is probable a loss has been incurred. This ASU is effective for interim and annual reporting periods beginning after December 15, 2022. The CECL model applies to trade accounts receivables. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. The Company is currently evaluating the potential impact of these changes on the combined financial statements and related disclosures. This ASU applies to trade accounts receivable.
The FASB issued ASU No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. As a private Company, the new lease guidance will be effective for the Company’s year ending December 31, 2021 unless the Company elects to use the limited one year deferral of the effective date provided by Accounting Standards Update 2020-05. The Company is currently evaluating the potential impact of this standard on the combined financial statements and related disclosures.
While the Company is continuing to assess all potential impacts of the standard, the effects on the results of operations are not expected to be material. The new right-of-use assets and lease liabilities being added to the balance sheets is expected to be the most material impact to the financial statements.
3. Inventories
Inventories consist of the following:
December 31, (in thousands)	2020	2019
Raw materials and components	$6,152	$6,737
Work in progress	72	71
Finished goods	3,255	2,077
Total	$9,479	$8,885
4. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:
December 31, (in thousands)	2020	2019
Prepaid import taxes	$—	$2,942
Other	1,267	718
Total	$1,267	$3,660

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
5. Property and Equipment, Net
Property and equipment, net, consist of the following:
December 31 (in thousands)	2020	2019	Useful Life (in years)
Machinery and equipment	$3,665	$3,333	3 – 7
Computer equipment and software	1,074	1,022	3
Leasehold improvements	673	695	1
Other	312	271	1 – 25
Property and Equipment	5,724	5,321
Less: accumulated depreciation	(4,185)	(3,602)
Property and Equipment, Net	$1,539	$1,719
Depreciation expense was $447 and $719 in 2020 and 2019, respectively.
6. Intangible Assets, Net
Intangible Assets, net, consist of the following:
December 31 (in thousands)	2020	2019	Weighted Average Useful Life (in years)
Acquired Technology	$781	$781	12
Less: accumulated amortization	(236)	(187)
Intangible Assets, Net	$545	$594
Amortization expense was $49 and $49 in 2020 and 2019, respectively.
Estimated future amortization expense is $49 annually for each of the next four years and $349 in the years thereafter.
7. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
December 31, (in thousands)	2020	2019
Other tax withholdings	$637	$37
Warranty	328	482
Payroll related liabilities	394	528
Customer deposits and other	98	946
Total	$1,457	$1,993
8. Debt
Under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), the Company applied for and obtained loans under the Paycheck Protection Program (“PPP”) in the amount of approximately $1,176 on April 3, 2020. Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of the loan which is dependent upon the Company having initially qualified for the loan. Furthermore, the loan is subject to forgiveness to the extent loan proceeds are used for payroll costs,

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
certain rents, utilities, and mortgage interest expense. The PPP loan has a maturity date of April 3, 2022 and an interest rate of 1%. Principal and interest are payable monthly commencing on a date determined by the lender following the determination of the amount of the PPP loan to be forgiven or potentially earlier, as determined under applicable Small Business Administration rules. The outstanding borrowings may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Company cannot be certain as to the amount of the PPP loan that will be forgiven, if any, and any portion of the PPP loan that is not forgiven is expected to be repaid on the terms set forth above. As of December 31, 2020, the short-term and long-term balances of the PPP loan are $726 and $458 respectively, calculated based on loan payments commencing on May 1, 2021.
9. Income Taxes
For the years ended December 31, 2020 and 2019, EnvisionTEC, Inc., the Company’s U.S. operating entity, and Gulf Filtration Systems Inc., the Company’s U.S. intellectual property holding company were S corporations for U.S. federal and state income tax purposes. As S corporations, the taxable income or loss of these entities was passed through to and included in the individual tax returns of each corporation’s stockholder. Therefore, no provision has been recorded for U.S. federal tax and most state jurisdictions. The Company’s German operating entity, EnvisionTEC GmbH, is taxed as a corporation under the taxing regulations of Germany. The Company reported pre-tax book income (loss) from Germany of approximately $397 and ($1,449) in 2020 and 2019, respectively. The Company’s U.S. entities reported pre-tax book income of approximately $10,849 and $914 in 2020 and 2019, respectively.
The components of income taxes for the years ended December 31, 2020 and 2019 are as follows:
December 31, (in thousands)	2020	2019
U.S. federal	$—	$—
State and local	405	22
Foreign	(25)	—
Total Income Taxes	$380	$22
The Company has a liability for uncertain tax positions of approximately $464 and $427 at December 31, 2020 and 2019, respectively, which is recorded in income tax payable on the combined balance sheet.
10. Related Party Transactions
The Company has a lease arrangement with ATMRE LLC, a leasing company in which Mr. El Siblani is the sole member, for its headquarters located in Dearborn, Michigan. On December 15, 2020, the Company signed a lease extension through December 2023. Pursuant to the lease extension, the Company pays a base rent of $15 a month and includes an option to renew the lease for an additional term of up to five years. For the years ended December 31, 2020 and 2019, the Company paid $144 and $144 to ATMRE, LLC, respectively.
In March 2005, the Company entered into a lease agreement with JES Besitzgesellschaft mbH, a leasing company that is controlled by members of the immediate family of Mr. El Siblani, for its facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €7 per month. For the years ended December 31, 2020 and 2019 the Company paid JES Besitzgesellschaft GmbH $104 and $113, respectively.
In June 2015, the Company entered into a lease agreement with Sitraco (UK) Limited, a leasing company that is controlled by Mr. El Siblani, for its facilities located in Gladbeck, Germany. Pursuant to the lease agreement, the Company pays a base rent of €8 per month. For the years ended December 31, 2020 and 2019 the Company paid Sitraco (UK) Limited $118 and $128, respectively.

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
In June 2008, the Company entered into a distribution agreement with Sibco Europe Ltd., a distributor based out of the United Kingdom. Mr. El Siblani is Managing Director of and sole shareholder of Sibco Europe Ltd. Pursuant to the distribution agreement with Sibco Europe Ltd., the Company did not have any sales to Sibco Europe Ltd. for the years ended December 31, 2020 and 2019. Accounts receivable due from Sibco Europe Ltd. at December 31, 2020 and 2019 was $0 and $3, respectively, and is included in trade accounts receivable on the Company’s combined balance sheets. In addition, Sibco Europe Ltd. provides sales and marketing support for EnvisionTEC GmbH. For the years ended December 31, 2020 and 2019, Sibco Europe Ltd. billed the Company $2 and $0 respectively, for services. No accounts payable was due to Sibco Europe Ltd. at December 31, 2020 and 2019.
During 2019, Sibco Inc., a company based in Michigan owned by Mr. El-Siblani, loaned EnvisionTec Inc. $400 which was repaid in September 2020.
In September 2020, EnvisionTEC Inc. entered into a loan agreement to loan $1,980 to Sibco Inc. The balance is outstanding as of December 31, 2020. Any remaining unpaid amounts are due in full on September 23, 2023. Interest of 2% is due annually on December 31.
In October 2020, EnvisionTEC Inc. entered into a second loan agreement with Sibco Inc. to loan the entity $4,700. The balance is outstanding as of December 31, 2020. Any remaining unpaid amounts are due in full on October 5, 2023. Interest of 2% is due December 30, 2020 and quarterly thereafter.
In November 2020, EnvisionTEC Inc. entered into a third loan agreement with Sibco Inc. to loan the entity $1,200. The balance is outstanding as of December 31, 2020. Any remaining unpaid amounts are due in full on November 18, 2023. Interest of 2% is due December 30, 2020 and quarterly thereafter.
Additionally, ATMRE, LLC loaned EnvisionTec $200 during 2019. The balance is outstanding as of December 31, 2020.
11. Commitments and Contingencies
Operating Lease Commitments
The Company leases various manufacturing facilities, offices and warehouse spaces under operating lease arrangements expiring at various dates through 2024. Future minimum lease payments of operating lease arrangements at December 31, 2020 are approximately $842 in 2021, $699 in 2022, $456 in 2023, and $104 in 2024. Rent expense under operating lease arrangements was approximately $597 and $694 for the years ended December 31, 2020 and 2019, respectively.
Legal Matters
The Company records an estimated loss from a loss contingency when information available prior to issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and the amount of the loss or liability can be reasonably estimated. Accounting for contingencies, such as legal matters, requires the Company to use its judgment.
12. Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including March 31, 2021, which is the date the financial statements were issued.
Purchase Agreement and Plan of Merger
On January 15, 2021, the Company entered into a Purchase Agreement and Plan of Merger with Desktop Metal, Inc. (“Desktop Metal”), a Massachusetts-based company that offers a portfolio of

EnvisionTEC Group
NOTES TO COMBINED FINANCIAL STATEMENTS
integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services.
On February 16, 2021 (the “Closing Date”), the Merger between the Company and Desktop Metal was consummated. The Company and certain key employees received $150 million in cash, as adjusted for and including the amount of cash, debt, and working capital of the Company on the Closing Date. Desktop Metal also agreed to grant a total of 5,511,990 shares of Class A common stock of Desktop Metal and restricted stock units to the Company. Prior to the Closing Date, the Company received full payment of all amounts loaned to Sibco Inc.

Desktop Metal, Inc.
3,376,696 Shares of Class A Common Stock

PROSPECTUS

July 16, 2021